As filed with the Securities and Exchange Commission on April 19, 2006
Registration No. 333- 129354

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MISCOR GROUP, LTD.
(Exact name of Registrant as specified in its charter)

Indiana	7600	20-0995245
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1125 South Walnut Street
South Bend, Indiana 46619
(574) 234-8131
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

John A. Martell
President and Chief Executive Officer
MISCOR Group, Ltd.
1125 South Walnut Street
South Bend, Indiana 46619
(574) 234-8131
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard L. Mintz, Esq. Barnes & Thornburg LLP 100 North Michigan 600 1st Source Bank Center South Bend, Indiana 46601 (574) 233-1171	R. Paul Guerre, Esq. Barnes & Thornburg LLP 300 Ottawa Avenue, NW Suite 500 Grand Rapids, Michigan 49503 (616) 742-3933

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering (1)	Amount of Registration Fee (4)
Common Stock, no par value	105,204,796 shares	$0.25	$26,301,199	$2,814
Common Stock, no par value(3)	94,423,456 shares	$0.25	$23,605,864	$2,529

(1)
Pursuant to Rule 416, this registration statement also covers such indeterminate number of additional shares as may become issuable as a result of anti-dilution adjustments in accordance with the terms of the warrants and convertible debentures and notes issued to the selling security holders.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

(3)	Reflects shares of common stock issuable upon exercise or conversion, as applicable, of the following:

Warrants to purchase common stock at $0.0001 per share	4,500,000
Warrants to purchase common stock at $0.001 per share	8,727,392
Warrants to purchase common stock at $0.34 per share	7,852,941
Conversion of senior minimum borrowing note at $0.19 per share	18,421,053
Conversion of senior minimum borrowing note at $0.32 per share	1,562,500
Conversion of senior term note at $0.26 per share	11,538,462
Conversion of subordinated debentures at $0.3404926 per share	11,821,108
Conversion of subordinated note at $0.10 per share	30,000,000
Total	94,423,456

(4) Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated April 19, 2006

PROSPECTUS

MISCOR GROUP, LTD.

199,628,252 Shares of Common Stock

This prospectus relates to the resale by the selling shareholders of 199,628,252 shares of our common stock, including shares issuable upon exercise of warrants or conversion of debt securities described in this prospectus. The selling shareholders will sell the shares from time to time at a fixed price of $0.25 per share until the shares are quoted on the OTC Bulletin Board or another established trading market or exchange, and thereafter at prevailing market prices or privately negotiated prices. We will not receive any proceeds from any sales made by the selling shareholders but will pay the expenses of this offering. We will receive proceeds of up to $2,679,177 if all of the warrants are exercised. This is the initial registration of any of our shares.

No public market currently exists for our common stock. We have a non-binding arrangement with a market maker to seek quotation of our common stock on the OTC Bulletin Board after the date of this prospectus. We make no assurance, however, that our common stock will be quoted on the OTC Bulletin Board or quoted or listed on any other established trading market or exchange.

Investing in our common stock involves a high degree of risk. Please see “Risk Factors” beginning on page 6 of this prospectus before you make an investment in the securities.

	Per Share		Total

Price to Public	$0.25	(1)	$49,907,063
Underwriting Discounts/Commissions	$0.00	(2)	$0.00	(2)
Proceeds to Selling Shareholders (before expenses (3))	$0.25		$49,907,063

(1)
Shares will be offered at a fixed price of $0.25 until the shares are quoted on the OTC Bulletin Board or another established trading market or exchange, and thereafter at prevailing market prices or privately negotiated prices.

(2)	We have not engaged an underwriter or placement agent to assist with the distribution of the shares offered by this prospectus.
(3)
We have agreed to bear all expenses associated with registering these securities with the Securities and Exchange Commission, other than direct expenses incurred by the selling shareholders, such as selling commissions, brokerage fees and expenses and transfer taxes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The California Corporations Commissioner and the Kentucky Securities Commissioner have imposed certain investor suitability requirements with respect to offers and sales of these securities to residents of California and Kentucky. See “Plan of Distribution” on page 69 of this prospectus for a more detailed description of these requirements.

The date of this prospectus is ______________, 2006.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information, including our consolidated financial statements and the related note thereto, included elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in the section entitled “Risk Factors” beginning on page 6 of this prospectus. Except where the context requires otherwise, the terms “us,” “we,” “our” and the “company” refer to MISCOR Group, Ltd., an Indiana corporation and, where appropriate, its subsidiaries.

MISCOR Group, Ltd.

Our Business

We operate in three business segments: industrial services; electrical contracting services; and diesel engine components. We provide industrial services through our subsidiary Magnetech Industrial Services, Inc., and electrical services through our subsidiary Martell Electric, LLC. In March 2005, we acquired certain diesel engine operations of Hatch & Kirk, Inc. located in Hagerstown, Maryland and Weston, West Virginia. This created our third business segment, which we operate through our subsidiary HK Engine Components, LLC.

The industrial services segment is primarily engaged in providing maintenance and repair services to industry, including repairing and manufacturing industrial electric motors and lifting magnets, and providing engineering and repair services for electrical power distribution systems within industrial plants and commercial facilities. The electrical contracting segment provides a wide range of electrical contracting services, mainly to industrial, commercial and institutional customers. The diesel engine components segment manufactures, remanufactures, repairs and engineers power assemblies, engine parts and other components related to large diesel engines for the rail, utilities, maritime and offshore drilling industries.

We began operations in July 2000 in South Bend, Indiana. We now have additional locations in Indiana and locations in Alabama, Maryland, Ohio, Washington and West Virginia.

Our objective is to be a leading provider of integrated mechanical and electrical products and services to industry. To achieve that, we intend to grow our existing business segments and add complimentary businesses, both through acquisitions and internal sales growth.

Market for our Stock

No public market currently exists for our common stock. We expect our stock to be quoted on the OTC Bulletin Board after the date of this prospectus. We make no assurance, however, that our common stock will be quoted on the OTC Bulletin Board or quoted or listed on any other established trading market or exchange. If an active market for our common stock does not develop, persons who purchase shares in this offering may not be able to sell their shares promptly or perhaps at all, or sell their shares at a price equal to or above the price they paid for them.

If our common stock is not quoted or listed on the OTC Bulletin Board, Nasdaq or a national exchange on or before July 15, 2006, we will be in default under our senior credit facility. In addition, if our common stock is not traded on the OTC Bulletin Board, Nasdaq or a national exchange for three consecutive trading days and trading does not resume within 30 days, then, subject to certain exceptions, for each day that any of those events is occurring, we are required to pay our senior lender an amount in cash equal to 1/30th of the product of the outstanding principal amount owed to our senior lender, multiplied by 0.01. See “Prior Financing Transactions” in this prospectus.

The selling shareholders in this offering include, among others, all of our directors and officers who own common stock. They have included in this prospectus for resale substantially all of their shares. See “Principal and Selling Shareholders” in this prospectus.

Financial Results

Since our inception we have not been profitable and have lost money on both a cash and non-cash basis. At December 31, 2005, we had a consolidated accumulated deficit of approximately $11,436,000. We expect our losses to continue for the foreseeable future. To become profitable, we must, among other things, increase our sales, although we provide no assurance that our operational systems can support such an increase.

We have financed our operations primarily through equity and convertible debt financings. See “Prior Financing Transactions” in this prospectus for a description of these financings. At December 31, 2005, we had total long-term debt of approximately $8,603,000.

Registration Rights

We granted registration rights to various investors in our prior financing transactions. The registration rights require us to register the common stock issued to the investors, as well as the common stock issuable upon conversion or exercise of certain convertible debt and warrants issued to the investors, with the Securities and Exchange Commission for resale under the Securities Act of 1933. To comply with this obligation, we filed the registration statement of which this prospectus is a part. We also agreed to include in the registration statement all shares of our common stock issued to John A. Martell, our Chairman, Chief Executive Officer and President, all shares issuable to Mr. Martell upon conversion of a promissory note held by him, all shares sold by Mr. Martell to certain unaffiliated persons, and all shares gifted by Mr. Martell to his children and to trusts of which his children are beneficiaries.

Corporate Information

Our executive offices are located at 1125 South Walnut Street, South Bend, Indiana 46619. Our telephone number is (574) 234-8131. We maintain a web site at the following Internet address: www.miscor.com. The information on our web site is not part of this prospectus.

About this Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The selling shareholders are offering to sell, and are seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is complete only as of the date on the front cover regardless of the time of delivery of this prospectus or of any shares.

The Offering

Common stock outstanding	105,204,796 (1)

Shares of common stock offered by the selling shareholders	199,628,252 (2)

Plan of Distribution
The selling shareholders will sell the shares at a fixed price of $0.25 per share until the shares are quoted on the OTC Bulletin Board or another established trading market or exchange, and thereafter at prevailing market prices or privately negotiated prices. No public market currently exists for our common stock.

Use of proceeds
The selling shareholders will receive the net proceeds from the sale of shares. We will receive none of the proceeds from the sale of shares offered by this prospectus but will pay the expenses of this offering. We will receive proceeds of up to $2,679,177 if all of the warrants are exercised.

Risk Factors	See section entitled “Risk Factors” and other information in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Dividend policy
We have never paid a dividend on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future. Our financing agreements also prohibit us from paying any dividends on our common stock.

_________________________

(1)
Includes all shares of our common stock outstanding as of February 28, 2006, other than 250,000 shares of restricted common stock issued to certain executive officers of the company pursuant to our 2005 Restricted Stock Purchase Plan. Excludes shares issuable upon exercise or conversion, as applicable, of the convertible debentures and notes referenced in (2) below, as well as 2,000,000 shares of our common stock reserved for issuance under our 2005 Stock Option Plan and 750,000 shares of our common stock reserved for issuance under our 2005 Restricted Stock Purchase Plan (after giving effect to the issuance of the 250,000 shares described above).

(2)
Includes 105,204,796 shares of common stock outstanding as of February 28, 2006, plus 94,423,456 shares of common stock issuable upon exercise or conversion, as applicable, of the following instruments outstanding as of February 28, 2006:

Warrants to purchase common stock at $0.0001 per share	4,500,000
Warrants to purchase common stock at $0.001 per share	8,727,392
Warrants to purchase common stock at $0.34 per share	7,852,941
Conversion of senior minimum borrowing note at $0.19 per share	18,421,053
Conversion of senior minimum borrowing note at $0.32 per share	1,562,500
Conversion of senior term note at $0.26 per share	11,538,462
Conversion of subordinated debentures at $0.3404926 per share	11,821,108
Conversion of subordinated note at $0.10 per share	30,000,000
Total	94,423,456

Summary Consolidated Financial Information

The following summary consolidated financial data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus (amounts presented in thousands, except per share amounts).

STATEMENT OF OPERATIONS DATA:
	Year Ended December 31,
	2005	2004	2003	2002	2001
					(unaudited)
Net sales	$46,296	$28,897	$15,495	$11,792	$3,271
Gross profit	$9,156	$6,197	$3,512	$1,833	$495
Net loss	$(7,196)	$(189)	$(1,137)	$(1,238)	$(1,193)
Net loss per share (1)	$(0.07)	$0.00	$(0.01)	$(0.02)	$(0.01)

BALANCE SHEET DATA:
As of December 31, 2005

Working capital	$6,053
Total Assets	$25,721
Long-term debt	$8,603
Accumulated deficit	$(11,436)
Total shareholders’ equity	$5,006

(1)	See note A of the notes to our consolidated financial statements included elsewhere in this prospectus for a description of the computation of the number of shares and net loss per share.

RISK FACTORS

Investing in our common stock involves a number of risks. You should carefully consider all of the information contained in this prospectus, including the risk factors set forth below, before investing in the common stock offered by this prospectus. We may encounter risks in addition to those described below, including risks and uncertainties not currently known to us or that we currently deem to be immaterial. The risks described below, as well as such additional risks and uncertainties, may impair or adversely affect our business, results of operations and financial condition. In such case, you may lose all or part of your original investment.

Risks Related to Our Business

We have a short operating history, which may make it difficult for investors to evaluate our business and our future prospects and will increase the risk of your investment.

We began operations in July 2000 with the purchase of the operating assets of an electric motor and magnet shop that launched our industrial services business. We expanded into electrical contracting in late 2002, and into diesel engine components in March 2005. Because of our limited operating history, we lack extended, historical financial and operational data, making it more difficult for an investor to evaluate our business, forecast our future revenues and other operating results, and assess the merits and risks of an investment in our common stock. This lack of information will increase the risk of your investment.

We have not yet attained profitable levels of revenues, and we may not be profitable in the future. If we do not become profitable, we may not be able to continue our operations, and you may lose your entire investment.

For the fiscal years ended December 31, 2005, 2004 and 2003, we incurred net losses of approximately $7.2 million, $189,000 and $1.1 million, respectively. We attribute these losses to investments we have made in the infrastructure of our business, which we expect will support a higher level of revenue than that being currently achieved. In addition, 2005 included a non-cash charge to interest expense related to the issuance of a conversion option in the amount of $4.5 million. We expect to continue to make substantial expenditures for sales, infrastructure and other purposes, which may be fixed in the short term. As a result, we can provide no assurance as to the level, if any, of profitability in 2006 and beyond. Our ability to increase revenue and achieve and maintain profitability in the future will depend primarily on our ability to complete strategic business acquisitions, increase sales of our existing products and services, maintain a reasonable cost structure and expand our geographical coverage. No assurance can be given that we will be able to increase our revenue at a rate that equals or exceeds expenditures.

Our ability to execute our business plan will be impaired if we do not retain key employees.

We are highly dependent on the efforts and abilities of John A. Martell, our Chairman, Chief Executive Officer and President, and other senior management and key staff performing technical development, operations, customer support and sales and marketing functions. These employees are not obligated to continue their employment with us and may leave us at any time. We are not aware that Mr. Martell or any other member of our senior management team has any plans to leave the company. We do not have “key person” life insurance policies for any of our officers or other employees, including Mr. Martell. The loss of the technical knowledge and management and industry expertise that would result in the event Mr. Martell or other members of our senior management team left our company could delay the execution of our business strategy and divert our management resources. Our business also could be adversely affected if any member of management or any other of our key employees were to join a competitor or otherwise compete with us.

If we are unable to hire additional qualified personnel, our ability to grow our business may be harmed.

We will need to hire additional qualified personnel with expertise in technical development, operations, customer support and sales and marketing. We compete for qualified individuals with numerous other industrial services companies. Competition for such individuals is intense, and we cannot be certain that our search for such personnel will be successful. Attracting and retaining qualified personnel will be critical to our success.

We face numerous competitors that have greater financial and other competitive resources than we have, which could hurt our ability to compete effectively.

The markets in which we do business are highly competitive. We do not expect the level of competition we face to be reduced in the future. An increase in competitive pressures in these markets or our failure to compete effectively may result in pricing reductions, reduced gross margins and loss of market share. Many of our competitors have longer operating histories, greater name recognition, more customers and significantly greater financial, marketing, technical and other competitive resources than we have. As a result, these companies may be able to adapt more quickly to new technologies and changes in customer needs, or to devote greater resources to the development, promotion and sale of their products and services. While we believe that our overall product and service offerings distinguish us from our competitors, these competitors could develop new products or services that could directly compete with our products and services.

We may have to reduce or cease operations if we are unable to obtain the funding necessary to meet our future capital requirements. Our ability to raise additional financing for our business is restricted by our current financing agreements. Moreover, if we raise capital by issuing additional equity, your percentage ownership of our common stock will be diluted.

We believe that our existing working capital, cash provided by operations and our existing senior credit facility, under which we had an additional $1.3 million available as of February 28, 2006, should be sufficient to fund our working capital needs, capital requirements and contractual obligations for at least the next 12 months. We will need, however, to raise additional debt or equity capital to fund any future business acquisitions. In addition, we do not anticipate being able to generate sufficient funds from operations to pay off our obligations under our senior credit facility on its maturity date, and we may not be able to generate sufficient funds to pay off our obligations under our subordinated convertible debentures on their maturity date. Consequently, absent exercise of the right of our senior creditor and the debenture holders to convert our indebtedness into shares of our common stock, we anticipate having to refinance the senior credit facility at maturity or otherwise raise additional capital through debt or equity financing to pay off the senior credit facility, and we may have to refinance or otherwise raise additional capital to pay off the subordinated convertible debentures.

Our future working capital needs and capital-expenditure requirements will depend on many factors, including our rate of revenue growth, the rate and size of future business acquisitions, the expansion of our marketing and sales activities, and the rate of development of new products and services. To the extent that funds from the sources described above are not sufficient to finance our future activities, we will need to improve future cash flows and/or raise additional capital through debt or equity financing or by entering into strategic relationships or making other arrangements. Any effort to improve cash flows, whether by increasing sales, reducing operating costs, collecting accounts receivable at a faster rate, reducing inventory and other means, may not be successful. Further, any additional capital we seek to raise might not be available on terms acceptable to us, or at all. In that event, we may be unable to take advantage of future opportunities or to respond to competitive pressures or unanticipated requirements, and we may default under our senior credit facility and our debentures. Any of these events may have, and with respect to a default under our indebtedness would have, a material adverse effect on our business, financial condition and operating results.

Our current financing agreements restrict our ability to incur new indebtedness (other than trade debt), whether secured or unsecured, to redeem our capital stock, to issue preferred stock, and to pay dividends on any of our capital stock. In addition, so long as the notes we issued to it are outstanding, our senior secured lender has a right of first refusal with respect to any future debt financing that is convertible into our capital stock. These restrictions and the right of first refusal will make it more difficult to obtain future financing for our business.

Further, if we raise additional capital through the issuance of equity securities, the percentage ownership of each shareholder in the company will, and each shareholder’s economic interest in the company may, be diluted. The degree of dilution, which may be substantial, will depend to a large extent on the market price of our common stock and general market conditions at the time we issue any such new equity.

Changes in operating factors that are beyond our control could hurt our operating results.

Our operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are beyond management's control. These factors include the costs of new technology, the relative speed and success with which we can acquire customers for our products and services, capital expenditures for equipment, sales and marketing and promotional activities and other costs, changes in our pricing policies, suppliers and competitors, changes in operating expenses, increased competition in our markets, and other general economic and seasonal factors. Adverse changes in one or more of these factors could hurt our operating results.

If we default on our obligations under our senior credit facility and subordinated secured convertible debentures, our assets may be subject to foreclosure, which would likely put us out of business.

We have entered into a $10,000,000 credit facility with our senior lender, Laurus Master Fund, Ltd. All of our assets are subject to a first lien in favor of Laurus as collateral for our obligations under this credit facility. In addition, our obligations under the subordinated secured convertible debentures issued to investors in our 2005 private offering are secured by a second lien on substantially all of our assets. As a result, if we default under the terms of the credit facility and/or the debentures, our lender and the holders of the debentures could foreclose their respective security interests and liquidate all of our assets. This would cause us to cease operations and likely result in the loss of your entire investment.

We may be required to conduct environmental remediation activities, which could be expensive and inhibit the growth of our business and our ability to become profitable.

We are subject to a number of environmental laws and regulations, including those concerning the handling, treatment, storage and disposal of hazardous materials. These environmental laws generally impose liability on present and former owners and operators, transporters and generators of hazardous materials for remediation of contaminated properties. We believe that our businesses are operating in compliance in all material respects with applicable environmental laws, many of which provide for substantial penalties for violations. We cannot assure you that future changes in such laws, interpretations of existing regulations or the discovery of currently unknown problems or conditions will not require substantial additional expenditures. In addition, if we do not comply with these laws and regulations, we could be subject to material administrative, civil or criminal penalties or other liabilities. We may also be required to incur substantial costs to comply with current or future environmental and safety laws and regulations. Any such additional expenditures or costs that we may incur would hurt our operating results.

If we are unable to identify and make appropriate acquisitions in the future, our growth could be restricted.

A significant component of our growth strategy has been and is expected to continue to be the acquisition of companies that we expect to expand our product and service offerings, our geographic presence and our customer base. Since our organization in 2000, we have completed six acquisitions, and we intend to continue making acquisitions in the future. It is possible, however, that we may not be able to identify or acquire additional companies on terms agreeable to us, if at all. If we fail to make such acquisitions on agreeable terms, our ability to increase our revenue and execute our growth strategy would be hurt.

Any acquisitions we make could be difficult to integrate with and harm our existing operations and result in dilution to our existing shareholders.

We expect to continue making strategic business acquisitions. Evaluating acquisition targets is difficult, and acquiring other businesses involves risks, including the following:

•	difficulty in integrating the acquired operations and retaining acquired personnel;

•	difficulty in retaining acquired sales and distribution channels and customers;

•	diversion of management's attention from and disruption of our ongoing business; and

•	difficulty in incorporating acquired technology and rights into our product and service offerings and maintaining uniform standards, controls, procedures and policies.

Furthermore, we may issue equity securities to pay in whole or in part for future acquisitions. If we issue equity securities, the percentage ownership of each shareholder in the company will, and each shareholder’s economic interest in the company may, be diluted. The degree of dilution will depend, to a large extent, on the market price of our common stock and general market conditions at the time new equity is sought, and such dilution may be substantial.

We may not successfully manage our growth, which could result in continued losses and the failure of our business.

Our success will depend to a large extent on our ability to expand our operations and manage our growth, which will place a significant strain on our management and on our administrative, operational and financial resources. To manage this growth, we must expand our facilities, augment our operational, financial and management systems and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business may suffer.

We may be unable to adequately expand our operational systems to accommodate growth, which could harm our ability to deliver our products and services.

Our operational systems have not been tested at the customer volumes that may be required for us to become profitable in the future. These systems may not be able to operate effectively if the number of our customers grows substantially. In implementing new systems, we may experience periodic interruptions affecting all or a portion of our systems. Such interruptions could harm our ability to deliver our products and services and could result in the loss of current and potential new customers.

Significant increases in health insurance costs are likely to continue, which could adversely impact our business and our operating results.

We have experienced significant annual increases in health care costs. We generally pass along a portion of these increases to our employees. We are unable to pass along these increases, however, to employees covered by a collective bargaining agreement unless we negotiate the increase as part of the renewal of such agreement. As of February 28, 2006, approximately 40% of our employees were covered by collective bargaining agreements. Further, other companies in the markets in which we compete may contribute a larger portion of the employees’ health care costs than we do. This adversely impacts our ability to attract and retain qualified employees, and may lead us to absorb more of our employees’ health care costs in an effort to remain competitive. Consequently, continued increases in health care costs could adversely affect our business and our operating results.

It may be difficult to obtain performance bonds at our subsidiary Martell Electric, LLC, which would adversely affect our ability to grow our electrical contracting business.

Certain large electrical contracts require that we post a performance bond when we submit our bid or quote. The insurance companies that issue performance bonds review our financial performance and condition and that of our subsidiary Martell Electric, LLC, through which we conduct the electrical contracting segment of our business. Due to our accumulated consolidated operating losses, we may not be able to obtain the performance bonds necessary to submits bids for future projects. This would adversely affect our ability to grow our electrical contracting business.

Insurance is expensive and it may be difficult for us to obtain appropriate coverage. If we suffer a significant loss for which we do not have adequate insurance coverage, our income will be reduced or our net loss will increase.

We have obtained insurance coverage for potential risks and liabilities that we deem necessary and which fall within our budget. Insurance companies are becoming more selective about the types of risks they will insure. It is possible that we may:

•	not be able to get sufficient insurance to meet our needs;

•	not be able to afford certain types or amounts of coverage;

•	have to pay insurance premiums at amounts significantly more than anticipated; or

•	not be able to acquire any insurance for certain types of business risks.

This could leave us exposed to potential claims or denial of coverage in certain situations. If we were found liable for a significant claim in the future, the resulting costs would cause our income to decrease or our net loss to increase.

Certain raw materials and other materials purchased for our operations have been and may continue to be subject to sudden and significant price increases that we may not able to pass along to our customers. This could have an adverse effect on our ability to become profitable.

We purchase a wide range of commodities and other materials such as copper, aluminum, steel and petroleum-based materials as raw materials and for consumption in our operations. Some of these materials have been and may continue to be subject to sudden and significant price increases. Depending on competitive pressures and customer resistance, we may not be able to pass on these cost increases to our customers. This would reduce our gross profit margins and make it more difficult for us to become profitable.

The increased costs we will incur as a result of being a public company will make it more difficult for us to become profitable.

As a public company, we will incur significant additional legal, accounting, insurance, compliance, reporting, record keeping and other expenses that we did not incur as a private company. We also anticipate that we will incur costs associated with recently adopted corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the SEC. We expect these rules and regulations to increase our general and administrative expenses and will make some activities more time-consuming and costly. The expense we incur in complying with these requirements will make it more difficult for us to become profitable.

The changing regulatory environment for public companies could make it more difficult for us to attract qualified directors.

We expect that the stricter regulatory environment following enactment of the Sarbanes-Oxley Act of 2002 may make it more difficult and more expensive for us to obtain director and officer liability insurance. We may also be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers.

We do not intend to pay dividends and you may not experience a return on investment without selling your securities.

We have never declared or paid, nor do we intend in the foreseeable future to declare or pay, any dividends on our common stock. Our financing agreements also prohibit us from paying any dividends on our common stock. Since we intend to retain all future earnings to finance the operation and growth of our business, you will likely need to sell your securities in order to realize a return on your investment, if any.

Our directors and executive officers have substantial control over matters requiring shareholder approval, and they may approve actions that are adverse to your interests or negatively impact the value of your investment.

As of February 28, 2006, our directors and executive officers beneficially owned or controlled approximately 65.3% of our outstanding common stock, or approximately 73% assuming conversion of outstanding warrants, convertible notes and convertible debentures. As a result, if such persons act together, they may have the ability to control most matters submitted to our shareholders for approval, including the election and removal of directors and the approval of any merger, consolidation or sale of all or substantially all of our assets. The interests of these shareholders in such matters may be different from your interests. Consequently, they may make decisions that are adverse to your interests. See “Principal and Selling Shareholders” in this prospectus for more information about ownership of our outstanding shares.

Our articles of incorporation limit the liability of our directors and officers and require us to indemnify them against certain liabilities, which could restrict your ability to obtain recourse against our directors and officers for their actions and reduce the value of your investment in our common stock.

Our articles of incorporation limit the liability of our directors and officers for any loss or damage caused by their actions or omissions if they acted in good faith, with the care an ordinarily prudent person in a like position would have exercised under similar circumstances, and in a manner they reasonably believed was in the best interests of our company. Even if they do not meet these standards, our directors and officers would not be liable for any loss or damage caused by their actions or omissions if their conduct does not constitute willful misconduct or recklessness. Our articles of incorporation also require us to indemnify our directors and officers under certain circumstances against liability incurred in connection with proceedings to which they are made parties by reason of their relationships to our company.

The limitation of liability and indemnification provisions in our articles of incorporation may discourage shareholders from bringing a lawsuit against our directors alleging a breach of their fiduciary duty. These limitations may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit our company and shareholders. Furthermore, our operating results and the value of your investment may decline to the extent that we pay any costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Our security holders could require us to rescind our prior sales of securities to them if a court determines that we did not comply with exemptions from securities registration requirements, which could adversely affect our operating results and working capital position.

To raise capital for our operations, we have issued our common stock, preferred stock and convertible debentures and notes in several private, non-registered transactions to individuals and entities we believe qualify as “accredited” investors as defined in Regulation D under the Securities Act of 1933. In each instance we took steps that we felt were adequate to ensure substantive compliance with certain exemptions from the registration requirements of federal and applicable state securities laws. No federal or state securities regulator confirmed that we did, in fact, qualify for such exemptions. If a holder of our securities were successful in claiming that the securities were issued to such holder without a valid exemption from registration, we believe that the remedy to such holder would be a rescission of the sale, pursuant to which the holder could be entitled to recover the amount paid for the security, plus interest (usually at a statutory rate of interest prescribed by state law). Other than the sales made to officers and directors, we have raised approximately $7.3 million in transactions we believe were exempt from the registration provisions of the securities laws, but it is possible that purchasers in such transactions could ask for rescission. Any payments we make to an investor who successfully makes a claim for rescission would adversely affect our operating results and working capital position.

Certain security holders could require us to issue additional shares of common stock to them if a court determined that we did not file with the Securities and Exchange Commission a registration statement covering the shares issued and issuable to them within the time periods required by registration rights agreements with these holders, which would dilute your percentage ownership of our common stock.

We issued our common stock, debentures convertible into common stock, and warrants exercisable for common stock to investors in certain private placement transactions. In registration rights agreements with these investors, we agreed to file with the Securities and Exchange Commission by specified dates one or more registration statements to register for resale the shares of our common stock issued and issuable to these investors. If we fail to do that, the registration rights agreements obligate us to pay to the investors liquidated damages in the amount of 1% of the total issued shares of our common stock for each 30-day period beyond the date required to file the applicable registration statement. We did not file the registration statements by the required dates.

The registration rights agreements with these investors also provide, however, that we are not required to pay these liquidated damages if we provide the investors with a certificate stating that, in the good faith judgment of our board of directors, it would be seriously detrimental to us and our shareholders to file a registration statement covering their shares owing to a material pending transaction or other issue. In September 2004 and September 2005, we provided these certificates to the investors and agreed to file the registration statement as soon as reasonably practicable. On October 31, 2005, we filed with the Securities and Exchange Commission a registration statement, of which this prospectus is a part, which includes the shares issued and issuable to these investors. Consequently, we believe that we are not liable to the investors for such liquidated damages. If any of the investors successfully asserted a claim for such liquidated damages and we were required to issue additional shares of our common stock to them, the percentage ownership of each shareholder in the company would be diluted, and the degree of dilution could be significant. See “Prior Financing Transactions — Registration Rights” in this prospectus.

Risks Related to this Offering

Our stock may not be quoted on the OTC Bulletin Board or any other established market, which would adversely affect the development of an active trading market for our stock and your ability to liquidate your investment.

We have a non-binding arrangement with a market maker to seek quotation of our common stock on the OTC Bulletin Board after the date of this prospectus. We make no assurance, however, that our common stock will be quoted on the OTC Bulletin Board or quoted or listed on any other established trading market or exchange.

To be eligible for quotation on the OTC Bulletin Board, securities must not be listed on Nasdaq or a registered national securities exchange in the United States, the issuer of the securities must be required to file periodic reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, and the company must be current in those reporting obligations. To quote our stock on the OTC Bulletin Board, a market maker must file a Form 211 with the National Association of Securities Dealers, which must approve the Form. For more information on the OTC Bulletin Board, see its website at www.otcbb.com. Our common stock should be eligible for quotation on the OTC Bulleting Board after the date of this prospectus.

If our stock is not quoted on the OTC Bulletin Board or any other established trading market or exchange, any trading in our common stock likely would be reported in the over-the-counter market commonly referred to as the “pink sheets.” As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of our common stock.

We cannot predict when or whether shares of our common stock may be quoted or listed for trading on the OTC Bulletin Board or any other established trading market or exchange. Regardless of whether our shares are quoted on the OTC Bulletin Board, another established trading market or exchange or in the pink sheets, if an active market does not develop, you may not be able to sell your shares promptly or perhaps at all, or sell your shares at a price equal to or above the price you paid for them.

If we fail to secure the quotation or listing of our common stock on the OTC Bulleting Board or another established trading market or exchange, we would be in default under our senior credit facility, which may subject our assets to foreclosure and put us out of business, and we may face penalty charges under our senior credit facility.

Under our senior credit facility with Laurus Master Fund, Ltd., we must secure the quotation or listing of our common stock on the OTC Bulletin Board, Nasdaq or a national exchange on or before July 15, 2006. Our failure to satisfy this obligation would cause us to be in default under our senior credit facility with Laurus. We have a non-binding arrangement with a market maker to seek quotation of our common stock on the OTC Bulletin Board after the date of this prospectus. Consequently, we believe that we will satisfy the obligation under our senior credit facility to cause our stock to be listed or quoted on or before the required date.

Under our registration rights agreement with Laurus, if our common stock is not traded on the OTC Bulletin Board, Nasdaq or a national exchange for three consecutive trading days and trading does not resume within 30 days, then, subject to certain exceptions, for each day that any of those events is occurring, we are required to pay Laurus an amount in cash equal to 1/30th of the product of the outstanding principal amount owed to Laurus, multiplied by 0.01. See “Prior Financing Transactions” in this prospectus.

Sales of shares of our common stock eligible for future sale could depress the market for our common stock and the value of the shares you own.

As of February 28, 2006, we had issued and outstanding 105,454,796 shares of our common stock, warrants to purchase 21,080,333 shares of our common stock, senior notes convertible into 31,522,015 shares (and up to an additional 9,375,000 shares if we borrow the maximum principal amount under our senior credit facility) of our common stock, subordinated debentures convertible into 11,821,108 shares of our common stock, and a subordinated note convertible into 30,000,000 shares of our common stock. As of that date we also had issued and outstanding unvested options granted to certain executive officers to acquire 500,000 shares of common stock. Public marketplace sales of large amounts of our common stock, or the potential for those sales even if they do not actually occur, may have the effect of depressing the market price of our common stock. In addition, if our future financing needs require us to issue additional shares of common stock or securities convertible into common stock, the supply of common stock available for resale could be increased, which could cause the market price of our common stock to drop even if our business is doing well.

As a shareholder you will experience significant dilution as a result of the conversion of notes and debentures and the exercise of warrants and options that we have previously issued.

As described above, as of February 28, 2006, we had issued and outstanding 105,454,796 shares of our common stock, and securities convertible into or exercisable for an additional 94,423,456 shares of our common stock. This number excludes 500,000 shares issuable upon exercise of unvested options granted to certain executive officers, as well 9,375,000 shares issuable upon conversion of senior notes if we borrow the maximum principal amount under our senior credit facility. If these securities are converted into or exercised for shares of common stock, your percentage ownership in the company, and your economic interest in the company, will be diluted. The degree of dilution, which may be significant, will depend on the number of shares that are issued upon conversion or exercise. If these securities are converted into or exercised for the maximum number of shares of common stock, your percentage ownership in the company will be diluted approximately 47.2 percent.

Market transactions in our common stock are subject to the penny stock rules of the Securities and Exchange Commission, which may adversely affect the development of a market for our common stock.

Securities and Exchange Commission rules impose special disclosure and other requirements on broker-dealers with respect to trades in any stock defined as a “penny stock.” The term “penny stock” generally refers to low-priced (below $5), speculative securities of very small companies. We expect our common stock to be subject to these rules.

Before a broker-dealer may sell a penny stock, the firm must first approve the customer for the transaction and receive from the customer a written agreement to the transaction. The firm must furnish the customer a document describing the risks of investing in penny stocks. The firm must tell the customer the current market quotation, if any, for the penny stock and the compensation the firm and its broker will receive for the trade. Finally, the firm must send monthly account statements showing the market value of each penny stock held in the customer’s account. These rules may slow the development of an active trading market for our common stock, which could make it more difficult for you to sell your shares, if you are able to sell them at all.

Any market that develops for our common stock could be highly volatile, which may limit your ability to sell your shares when desired or at a price above your purchase price.

The price at which our common stock may trade in any market that may develop after the date of this prospectus is likely to be highly volatile and may fluctuate substantially due to several factors, including the following:

•	volatility in stock market prices and volumes that is particularly common among micro cap/small cap companies such as us;

•	loss of a market maker that is willing to make a market in our stock on the OTC Bulletin Board;

•	efforts by any shareholder to sell or purchase significant amounts of shares relative to the size of the trading market;

•	lack of research coverage for companies with small public floats such as us;

•	potential lack of market acceptance of our products and services;

•	actual or anticipated fluctuations in our operating results;

•	entry of new or more powerful competitors into our markets;

•	introduction of new products and services by us or our competitors;

•	commencement of, or our involvement in, any significant litigation;

•	additions or departures of key personnel;

•	terrorist attacks either in the United States or abroad;

•	general stock market conditions; and

•	general state of the United States and world economies.

This volatility may slow the development of an active trading market for our common stock, which could make it more difficult for you to sell your shares, if you are able to sell them at all, at a price above your purchase price.

This offering does not comply with some or all of the merit regulations of the California Department of Corporations and certain exemptions for secondary trading in California will not be available.

This offering was approved in California on the basis of a limited offering qualification where we can only make offers and sales to proposed investors based on their meeting certain suitability standards described in this prospectus. As a result, we did not have to demonstrate compliance with, and our offering does not comply with, some or all of the merit regulations of the California Department of Corporations as found in Title 10, California Code of Regulations, Rule 260.140 et seq. Further, because the offering was approved in California on the basis of a limited offering qualification, certain exemptions for secondary trading available under California Corporations Code §25104(h) will be withheld. However, there may be other exemptions available to cover private sales by a bona fide owner for his or her own account without advertising and without being effected by or through a broker dealer in a public offering. See “Plan of Distribution” in this prospectus.

We could issue “blank check” preferred stock without shareholder approval with the effect of diluting then current shareholder interests.

Our articles of incorporation authorizes the issuance of up to 20,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without shareholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common shareholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. Although we do not presently intend to issue any shares of preferred stock, we may do so in the future. Our financing agreements, however, prohibit us from issuing any preferred stock. See “Description of Securities — Preferred Stock” and “Prior Financing Transactions” in this prospectus.

Anti-takeover provisions in our articles of incorporation and by-laws and in Indiana law could delay or prevent a takeover or other change in control of our company, which could cause the market price of our common stock to suffer.

Provisions in our articles of incorporation and by-laws and certain provisions of Indiana law may discourage, prevent or delay a person from acquiring or seeking to acquire a substantial interest in, or control of, our company. Such provisions in our articles of incorporation and by-laws include the following:

•	our directors can decide to classify the board so that not all members of our board would be elected at the same time, making it more difficult to gain control of our board;

•	our board of directors may not remove a director without cause, also making it more difficult to gain control of our board;

•	only our board of directors, and not our shareholders, may elect directors to fill vacancies in the board, including vacancies created by expansion of the board;

•	only our board of directors or chairman of the board, and not our shareholders, may call a special meeting of our board;

•	only the board of directors, and not our shareholders, may make, amend or repeal our by-laws;

•	a super-majority (80%) vote of our shareholders is required to amend certain anti-takeover provisions in our articles of incorporation;

•	our shareholders are not granted cumulative voting rights, which, if granted, would enhance the ability of minority shareholders to elect directors;

•
shareholders must follow certain advance notice and information requirements to nominate individuals for election to our board of directors or to propose matters that may be acted upon at a shareholders’ meeting, which may discourage a potential acquiror from conducting a proxy contest to elect directors or otherwise attempting to influence or gain control of our company;

•
our board of directors, without shareholder approval, may issue shares of undesignated, or “blank check,” preferred stock, which may have rights that adversely affect the rights of the holders of our common stock and impede or deter any efforts to acquire control of our company; and

•
our articles require special board approval, super-majority (80%) shareholder approval and/or satisfaction of certain price and procedural requirements for certain business combination transactions involving our company and certain shareholders who beneficially own more than 10% of the voting power of our outstanding capital stock, all of which make it more difficult for a person to acquire control of our company.

Our articles of incorporation impose approval and other requirements on certain business combination transactions between our company and any shareholder beneficially owning 10% or more of the voting power of our outstanding capital stock. Types of business combination transactions subject to these requirements include mergers, consolidations, certain sales, leases or other transfers of our assets, certain issuances of our voting securities, plans of dissolution or liquidation proposed by the interested shareholder, and certain other transactions. Our articles prohibit any such transaction within five years following the date on which the shareholder obtained 10% ownership unless the transaction meets the requirements of the Business Combinations Statute of the Indiana Business Corporation Law (if applicable), which is described below, and is approved by a majority of our directors who are not affiliated with the shareholder or by shareholders holding at least 80% of the voting power of our outstanding capital stock. After such five-year period, the transaction still must satisfy the requirements of the Business Combinations Statute (if applicable) as well as certain price and procedural requirements set forth in our articles.

As an Indiana corporation, we are subject to the Indiana Business Corporation Law. Chapter 42, the Control Share Acquisitions Chapter, and Chapter 43, the Business Combinations Chapter, of the Indiana Business Corporation Law may affect the acquisition of shares of our common stock or the acquisition of control of our company. Indiana companies may elect to opt out of the Control Share Acquisitions Chapter and the Business Combinations Chapter. Our articles of incorporation do not opt out of these statutes. Both statutes, however, apply only to certain corporations that have at least 100 shareholders. As of February 28, 2006, we had approximately 66 record shareholders. Consequently, as of February 28, 2006, neither statute applied to us, although they may apply to us in the future.

The Business Combinations Chapter prohibits certain business combinations, including mergers, sales of assets, recapitalizations and reverse stock splits, between certain corporations and any shareholder beneficially owning 10% or more of the voting power of the outstanding voting shares of that corporation for a period of five years following the date on which the shareholder obtained 10% beneficial voting ownership, unless the business combination was approved prior to that date by the board of directors. If prior approval is not obtained, several price and procedural requirements must be met before the business combination may be completed. The Business Combinations Statute does not apply to business combinations between a corporation and any shareholder who obtains 10% beneficial voting ownership before such corporation has a class of voting shares registered with the Securities and Exchange Commission under Section 12 of the Securities Exchange Act of 1934, unless the corporation has elected to be subject to the Business Combination Statute. As of the date of this prospectus, we have not made such as election.

The Control Share Acquisitions Chapter contains provisions designed to protect minority shareholders if a person makes a tender offer for or otherwise acquires shares giving the acquiror more than certain levels of ownership (20%, 33 ⅓% and 50%) of the outstanding voting securities of certain Indiana corporations. Under the Control Share Acquisitions Chapter, if an acquiror purchases such shares of a corporation that is subject to the Control Share Acquisitions Chapter, then the acquiror cannot vote such shares until each class or series of shares entitled to vote separately on the proposal approves the rights of the acquiror to vote the shares in excess of each level of ownership, by a majority of all votes entitled to be cast by that group (excluding shares held by our officers, by employees of the company who are directors of the company and by the acquiror).

These provisions of our articles of incorporation, by-laws and of the Indiana Business Corporation Law may make if difficult and expensive to pursue a tender offer, change in control or takeover attempt that our management opposes. Consequently, these provisions may reduce the trading price of our common stock. See “Description of Capital Stock — Anti-takeover Provisions” in this prospectus.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which include any statement that is not an historical fact, such as statements regarding our future operations, future financial position, and business strategy, plans and objectives. Without limiting the generality of the foregoing, words such as “may,” “intend,” “expect,” “believe,” “anticipate,” “could,” “estimate” or “plan” or the negative variations of those words or comparable terminology are intended to identify forward-looking statements. We have based the forward-looking statements largely on our current expectations and perspectives about future events and financial trends that we believe may affect our financial condition, results of operations, business strategies, short-term and long-term business objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors,” that may cause our actual results to differ materially from those anticipated or implied in the forward-looking statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling shareholders named in this prospectus. We will not receive any of the proceeds from the sale of the common stock, but we have agreed to bear all expenses (other than direct expenses incurred by the selling shareholders, such as selling commissions, brokerage fees and expenses and transfer taxes) associated with registering such shares under federal and state securities laws. We will receive the exercise price upon exercise of the warrants held by the selling shareholders. The aggregate exercise price of the warrants is $2,679,177. Further, to the extent that obligations under our convertible notes and debentures are converted into shares of our common stock, we will be relieved of payment obligations to the holders thereof to the extent of such conversion.

We used the net proceeds from the prior issuances of our common stock included in this prospectus, as well as from the prior issuances of notes, debentures and warrants convertible into or exercisable for common stock included in this prospectus, to fund acquisitions, to acquire capital equipment, to fund general and administrative costs and working capital, and to refinance indebtedness. We intend to use the net proceeds from the exercise of the warrants for the following purposes (but not in any particular order of priority or in any particular amounts), which may be subject to change: (i) to acquire capital equipment, (ii) to fund general and administrative costs, (iii) for working capital, and (iv) to fund acquisitions of other businesses. In addition, we may need to reallocate the proceeds received from the exercise of the warrants among the categories of uses set forth above if our cash or liquidity positions so dictate, or in the event on-going or anticipated capital expenditures require additional funding.

DETERMINATION OF OFFERING PRICE

As of the date of this prospectus, there is no established public trading market for the shares of common stock offered by the selling shareholders. The selling shareholders will sell the shares from time to time at a fixed price of $0.25 per share until the shares are quoted on the OTC Bulletin Board or are quoted or listed on another established trading market or exchange, and thereafter at prevailing market prices or privately negotiated prices. See “Plan of Distribution” in this prospectus. Among the factors we considered to determine the fixed offering price of $0.25 per share were prior private resales of our common stock, the conversion prices and exercise prices we negotiated for the convertible notes and warrants we issued to Laurus Master Fund, Ltd. in August 2005, our historical financial results and future prospects, and general market conditions. See “Prior Financing Transactions” in this prospectus.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of February 28, 2006, for:

•	each of our directors;

•	each of our executive officers;

•	all of our directors and executive officers as a group;

•	each holder of five percent or more of our common stock; and

•	each person and entity selling shares of our common stock in this offering.

The information below is based upon information provided to us by or on behalf of each beneficial owner. Unless otherwise indicated, we believe that each individual and entity named below has sole voting and investment power with respect to all shares of common stock that such individual or entity beneficially owns, subject to applicable community property laws. To our knowledge, no person or entity other than those identified below beneficially owns more than five percent of our common stock.

Applicable percentage ownership is based on 105,454,796 shares of our common stock outstanding as of February 28, 2006. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we included shares of common stock that such person has the right to acquire within 60 days of February 28, 2006 upon exercise or conversion, as applicable, of warrants or convertible notes or debentures held by that person.

We are registering, on a registration statement filed with the Securities and Exchange Commission of which this prospectus is part, all of the outstanding shares of our common stock except for 250,000 shares of restricted stock issued to certain executive officers under our 2005 Restricted Stock Purchase Plan. We also are registering 94,423,456 shares of common stock issuable upon exercise or conversion of outstanding warrants and convertible notes and debentures. We are not registering 500,000 shares of common stock issuable upon exercise of options granted to certain executive officers under our 2005 Stock Option Plan.

In connection with prior financing transactions, we entered into separate registration rights agreements with certain of the selling shareholders in this offering pursuant to which we agreed that we would register the common stock (and common stock received upon the conversion of debentures and certain notes and the exercise of warrants) owned by them. We also agreed to indemnify these selling shareholders against certain liabilities related to the registration and sale of the common stock, including liabilities arising under the Securities Act of 1933, and to pay the costs and fees of registering the shares of our common stock. The selling shareholders will pay any brokerage commissions, discounts or other expenses relating to sales of shares of common stock by them. See “Prior Financing Transactions — Registration Rights” in this prospectus

Unless otherwise indicated, none of the selling shareholders is currently an affiliate of ours nor has had a material relationship with us during the past three years, other than as a director, officer, holder of our securities and/or in connection with the negotiation of prior financing transactions. See “Prior Financing Transactions” in this prospectus.

Strasbourger Pearson Tulcin Wolff Inc. and Vertical Capital Partners, Inc. are registered broker-dealers that acted as placement agent and finder, respectively, with regard to certain prior financing transactions. See “Prior Financing Transactions” in this prospectus. We agreed to issue warrants to Strasbourger and Vertical Capital Partners as partial compensation for their services, and to include the common stock issuable upon exercise of the warrants in this prospectus for resale. Strasbourger and Vertical Capital Partners designated certain selling shareholders indicated below to receive the warrants. Based on information known to us, we believe that these selling shareholders are affiliated with Strasbourger or Vertical Capital Partners.

	Common Stock Beneficially Owned Before Offering			Common Stock Beneficially Owned After Offering
Name of Beneficial Owner	Shares owned	% owned[1]	Number of Shares Being Sold	Shares owned	% owned[1]
Directors and Executive Officers[2]
John A. Martell[3]	98,470,000[4]	72.7	98,470,000	0	0
Richard J. Mullin[5]	449,421[6]	*	399,421	50,000	*
James M. Lewis[7]	50,000[8]	*	0	50,000	*
William Wisniewski[9]	150,000[10]	*	100,000	50,000	*
B. Cullen Burdette[11]	50,000[12]	*	0	50,000	*
Anthony W. Nicholson[13]	50,000[14]	*	0	50,000	*
William J. Schmuhl, Jr.[15] .	0	0	0	0	0
Richard A. Tamborski[16]	0	0	0	0	0
All directors and executive officers as a group (8 persons)	99,219,421	73.0	98,969,421	250,000	*
Other Selling Shareholders:
William Sybesma	1,290,799[17]	1.3	1,290,799	0	0
Martina Jane Sybesma	549,566[18]	*	549,566	0	0
Dr. Domenic Strazzulla	891,378[19]	*	891,378	0	0
Jody Nelson	725,000	*	725,000	0	0
David L. Cohen	2,332,755[20]	2.2	2,332,755	0	0
Dr. Frank Lake, III	686,494[21]	*	686,494	0	0
Carole Shrager	1,216,667[22]	1.2	1,216,667	0	0
Jay Shrager	1,466,667[23]	1.4	1,466,667	0	0
Matthew A. Dancy	908,334	*	908,334	0	0
David Dercher	316,667	*	316,667	0	0
William Greenfield	208,334[24]	*	208,334	0	0
Jane Wisniewski	100,000[25]	*	100,000	0	0
Robert C. Ingram, III	516,378[26]	*	516,378	0	0

	Common Stock Beneficially Owned Before Offering			Common Stock Beneficially Owned After Offering
Name of Beneficial Owner	Shares owned	% owned[1]	Number of Shares Being Sold	Shares owned	% owned[1]
Roger Stacey	158,334	*	158,334	0	0
Michael Goldfarb	316,667	*	316,667	0	0
Gary M. Glasscock	684,190[27]	*	684,190	0	0
Robert H. Cole[28]	800,000	*	800,000	0	0
Donna D. Kress	1,650,000[29]	1.6	1,650,000	0	0
Gregg M. Gaylord and Linda S. Covillon[30]	599,711[31]	*	599,711	0	0
Dr. Leo Mazzocchi and Nancy T. Mazzocchi[30]	349,855[32]	*	349,855	0	0
Joseph Rienzi and Judith Rienzi[30]	250,000	*	250,000	0	0
Larry Rosenfield	125,000	*	125,000	0	0
Dr. Gilbert R. Schorlemmer	100,000	*	100,000	0	0
Mollie Ann Peters	154,884[33]	*	154,884	0	0
Richard Campanella and Janis Campanella[30]	50,000	*	50,000	0	0
Stanley Merves	250,000	*	250,000	0	0
Tom Wrenn	125,000	*	125,000	0	0
Lawrence E. Jaffe	125,000[34]	*	125,000	0	0
Michael Poujol and Angela Poujol[30]	998,553[35]	*	998,553	0	0
Thomas D’Avanzo	699,711[36]	*	699,711	0	0
Henry Fortier, III	224,855[37]	*	224,855	0	0
Garry J. Fadale	2,500,000	2.4	2,500,000	0	0
James Ladner	324,711[38]	*	324,711	0	0
Gregg Goebel and Marilyn Goebel[30]	50,000	*	50,000	0	0
Stephen T. Skoly, Jr.	274,711[39]	*	274,711	0	0
Thomas J. Keeney	349,855[40]	*	349,855	0	0
Joseph Quattrocchi	99,855[41]	*	199,710	0	0
Paul and Danielle Quattrocchi[30]	99,855[42]	*	99,855	0	0

	Common Stock Beneficially Owned Before Offering			Common Stock Beneficially Owned After Offering
Name of Beneficial Owner	Shares owned	% owned[1]	Number of Shares Being Sold	Shares owned	% owned[1]
Dr. Barry G. Landry	199,711[43]	*	199,711	0	0
Dr. Robert L. Thompson	99,855[44]	*	99,855	0	0
Dr Michael O. Bernstein	199,711[45]	*	199,711	0	0
Steven A. Lamb	199,711[46]	*	199,711	0	0
Norman Dudey	199,711[47]	*	199,711	0	0
Frank R. Cserpes, Jr. and Sharon M. Cserpes[48]	199,711[49]	*	199,711	0	0
Edward Lagomarsino	998,553[50]	*	998,553	0	0
Rodney Schorlemmer	1,182,900[51]	1.1	1,182,900	0	0
Paul V. Nugent, Jr. and Jeanne Mentus Nugent[30]	99,855[52]	*	99,855	0	0
Albert Jim Barboni	119,827[53]	*	119,827	0	0
StarInvest Group, Inc.[54]	3,195,371[55]	3.0	3,195,371	0	0
Marcel Riedel	2,758,784[56]	2.6	2,758,784	0	0
Alfred Schneider	2,758,784[57]	2.6	2,758,784	0	0
Andreus Riedel	100,000	*	100,000	0	0
Daniel Stahl	1,199,248[58]	1.1	1,199,248	0	0
Elizabeth Kuhn	199,711[59]	*	199,711	0	0
Paul Remensberger	799,769[60]	*	799,769	0	0
Heinz Wattenhofer	99,855[61]	*	99,855	0	0
Rolph R. Berg-Jaquet	39,942[62]	*	39,942	0	0
Marie Luise Fuchs	39,942[63]	*	39,942	0	0
Josephine Hausammann	39,942[64]	*	39,942	0	0
Hans Hausammann	219,797[65]	*	219,797	0	0
Roger Buerki	39,942[66]	*	39,942	0	0
Hans Nef-Maag	239,652[67]	*	239,652	0	0

	Common Stock Beneficially Owned Before Offering			Common Stock Beneficially Owned After Offering
Name of Beneficial Owner	Shares owned	% owned[1]	Number of Shares Being Sold	Shares owned	% owned[1]
Max Gertsch	139,913[68]	*	139,913	0	0
Roland Bertschy	19,971[69]	*	19,971	0	0
Christian Baumberger	39,942[70]	*	39,942	0	0
Fred Kin	79,884[71]	*	79,884	0	0
Maya Salzmann	199,711[72]	*	199,711	0	0
Bernhard Meier	2,099,855[73]	2.0	2,099,855	0	0
Andrew Gonchar	1,295,000[74]	1.2	1,295,000	0	0
Barry Clark	4,200,000[75]	3.8	4,200,000	0	0
Ronald Moschetta	1,295,000[76]	1.2	1,295,000	0	0
P. Tony Polyviou	1,295,000[77]	1.2	1,295,000	0	0
Adam Gottbetter	2,122,106[78]	2.0	2,122,106	0	0
Nasrollah Jahdi	249,855[79]	*	249,855	0	0
Hans-Peter Knecht	79,884[80]	*	79,884	0	0
Frederick B. Epstein	1,141,378[81]	1.1	1,141,378	0	0
Jennifer M. Martell[82]	3,500,000[83]	3.3	3,500,000	0	0
John L. Martell[84]	3,500,000[85]	3.3	3,500,000	0	0
Joseph Gazzola and Josephine Gazzola [30]	224,855[86]	*	224,855	0	0
Mark Angelo	257,624[87]	*	257,624	0	0
Patricia Minehardt[88]	30,000	*	30,000	0	0
Laurus Master Fund, Ltd[89]	10,842,222[90]	9.8	10,842,222	0	0
Weikei Lang	15,368[91]	*	15,368	0	0
Thea Hausammann	80,000	*	80,000	0	0
Robert DePalo	125,000[92]	*	125,000	0	0
Robert Fallah	125,000[93]	*	125,000	0	0
Myra Logan	125,000[94]	*	125,000	0	0

	Common Stock Beneficially Owned Before Offering			Common Stock Beneficially Owned After Offering
Name of Beneficial Owner	Shares owned	% owned[1]	Number of Shares Being Sold	Shares owned	% owned[1]
John Kidd	125,000[95]	*	125,000	0	0

* Less than one percent (1%).

1 Based on, for each shareholder, 105,204,796 shares of common stock outstanding as of February 28, 2006, plus securities beneficially owned by that shareholder that are exercisable for or convertible into common stock within 60 days of February 28, 2006.
2  The address of each director and executive officer identified in the table above is c/o MISCOR Group, Ltd., 1125 South Walnut Street, South Bend, Indiana 46619.

3 Mr. Martell is our Chairman, Chief Executive Officer and President.

4 Includes 30,000,000 shares that are issuable upon conversion of a promissory note payable to Mr. Martell at a conversion price of $0.10 per share.

5 Mr. Mullin is our Vice President, Treasurer and Chief Financial Officer.

6 Includes 293,692 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share, 105,729 shares of common stock issuable upon exercise of warrants at $0.001 per share, and 50,000 shares issued under our 2005 Restricted Stock Purchase Plan.

7 Mr. Lewis is our Vice President, Secretary and General Counsel.

8 These shares were issued under our 2005 Restricted Stock Plan.

9 Mr. Wisniewski is Vice President of our subsidiary Magnetech Industrial Services, Inc.

10 Includes 100,000 shares held jointly with his spouse, Jane Wisniewski, and 50,000 shares issued under our 2005 Restricted Stock Purchase Plan.

11 Mr. Burdette is Vice President of our subsidiary HK Engine Components, LLC.

12 These shares were issued under our 2005 Restricted Stock Plan.

13 Mr. Nicholson is Vice President of our subsidiary Martell Electric, LLC.

14 These shares were issued under our 2005 Restricted Stock Purchase Plan.

15 Mr. Schmuhl is a member of our board of directors.

16 Mr. Tamborski is a member of our board of directors.

17 Includes 440,538 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share (debentures convertible into 220,269 of such shares are held jointly with his spouse, Martina Jane Sybesma), and 158,594 shares of common stock issuable upon exercise of warrants at $0.001 per share (warrants to purchase 79,297 of such shares are held jointly with his spouse).

18 Includes 220,269 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 79,297 shares of common stock issuable upon exercise of warrants at $0.001 per share that are held jointly with her spouse, William Sybesma.

19 Includes 146,846 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 52,865 shares of common stock issuable upon exercise of warrants at $0.001 per share.

20 Includes 293,692 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 105,729 shares of common stock issuable upon exercise of warrants at $0.001 per share.

21 Includes 88,108 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 31,719 shares of common stock issuable upon exercise of warrants at $0.001 per share.

22 These shares are held jointly with her spouse, Jay Shrager.

23 Includes 1,216,667 shares held jointly with spouse, Carole Shrager, and 250,000 shares held in name of Somerset Farms PST, which is controlled by Mr. Shrager.

24 Includes 158,334 shares held in the name of Greenfield Plumbing and Heating, which is controlled by Mr. Greenfield.

25 These shares are held jointly with her spouse, William Wisniewski, who is Vice President of our subsidiary Magnetech Industrial Services, Inc.

26 Includes 146,846 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 52,865 shares of common stock issuable upon exercise of warrants at $0.001 per share.

27Includes 411,169 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 148,021 shares of common stock issuable upon exercise of warrants at $0.001 per share.

28 Includes 150,000 shares held by Mr. Cole as custodian for David R. Cole and 500,000 shares owned by Reese Cole Partnership Ltd., which is controlled by Mr. Cole.

29 Includes 750,000 shares of common stock issuable upon exercise of warrants at $0.0001 per share and 700,000 shares of common stock issuable upon exercise of warrants at $0.001 per share. The selling shareholder was issued these warrants as a designee of Strasbourger Pearson Tulcin Wolff Inc. in connection with certain financing transactions described below.

30 Shares are held by the named persons as joint tenants with rights of survivorship.

31 Includes 146,846 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 52,865 shares of common stock issuable upon exercise of warrants at $0.001 per share.

32 Includes 73,423 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 26,432 shares of common stock issuable upon exercise of warrants at $0.001 per share.

33 Includes 58,738 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 21,146 shares of common stock issuable upon exercise of warrants at $0.001 per share.

34 These shares are held in a pension plan for the benefit of Mr. Jaffe.

35 Includes 734,230 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 264,323 shares of common stock issuable upon exercise of warrants at $0.001 per share.

36 These shares are held in an individual retirement account for the benefit of Mr. D’Avanzo. Includes 146,846 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 52,865 shares of common stock issuable upon exercise of warrants at $0.001 per share.

37 Includes 6,500 shares that are held in an individual retirement account for the benefit of Mr. Fortier. Also includes 73,423 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 26,432 shares of common stock issuable upon exercise of warrants at $0.001 per share.

38 Includes 146,846 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 52,865 shares of common stock issuable upon exercise of warrants at $0.001 per share.

39 Includes 146,846 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 52,865 shares of common stock issuable upon exercise of warrants at $0.001 per share.

40 Includes 73,423 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 26,432 shares of common stock issuable upon exercise of warrants at $0.001 per share.

41 Includes 73,423 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 26,432 shares of common stock issuable upon exercise of warrants at $0.001 per share.

42 Includes 73,423 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 26,432 shares of common stock issuable upon exercise of warrants at $0.001 per share.

43 Includes 146,846 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 52,865 shares of common stock issuable upon exercise of warrants at $0.001 per share.

44 These shares are held in a profit sharing plan for the benefit of Dr. Thompson. Includes 73,423 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 26,432 shares of common stock issuable upon exercise of warrants at $0.001 per share.

45 Includes 146,846 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 52,865 shares of common stock issuable upon exercise of warrants at $0.001 per share.

46 Includes 146,846 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 52,865 shares of common stock issuable upon exercise of warrants at $0.001 per share.

47 These shares are held by Mr. Dudey as trustee for the benefit of Norman Dudey. Includes 146,846 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 52,865 shares of common stock issuable upon exercise of warrants at $0.001 per share.

48 These individuals hold the shares as co-trustees of the Frank R. Cserpes, Jr. Trust.

49 Includes 146,846 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 52,865 shares of common stock issuable upon exercise of warrants at $0.001 per share.

50 Includes 734,230 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 264,323 shares of common stock issuable upon exercise of warrants at $0.001 per share.

51 Includes the following: (i) 146,846 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share, and 52,865 shares of common stock issuable upon exercise of warrants at $0.001 per share, that are held in a pension plan for the benefit of Mr. Schorlemmer; (ii) 883,334 shares held in the name of RS & VS, Ltd.; and (iii) 73,423 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share, and 26,432 shares of common stock issuable upon exercise of warrants at $0.001 per share, that are held in the name of RS &VS, Ltd. Mr. Schorlemmer controls the general partner of RS &VS, Ltd.

52 Includes 73,423 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 26,432 shares of common stock issuable upon exercise of warrants at $0.001 per share.

53 Includes 88,108 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 31,719 shares of common stock issuable upon exercise of warrants at $0.001 per share.

54 StarInvest Group, Inc. is a publicly traded business development company.

55 Includes 2,349,537 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share.

56 Includes 616,753 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share (debentures convertible into 558,015 of such shares are held in the name of SwissFinanz Partner AG, of which Mr. Riedel shares control), 222,031 shares of common stock issuable upon exercise of warrants at $0.001 per share (warrants exercisable for 200,885 of such shares are held in the name of SwissFinanz Partner AG). Mr. Riedel has not indicated to us whether SwissFinanz Partner AG is a registered broker-dealer or an affiliate of a registered broker-dealer.

57 Includes 616,753 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share (debentures convertible into 558,015 of such shares are held in the name of SwissFinanz Partner AG, of which Mr. Schneider shares control), 222,031 shares of common stock issuable upon exercise of warrants at $0.001 per share (warrants exercisable for 200,885 of such shares are held in the name of SwissFinanz Partner AG). Mr. Schneider has not indicated to us whether SwissFinanz Partner AG is a registered broker-dealer or an affiliate of a registered broker-dealer.

58 Includes 381,800 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 137,448 shares of common stock issuable upon exercise of warrants at $0.001 per share.

59 Includes 146,846 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 52,865 shares of common stock issuable upon exercise of warrants at $0.001 per share.

60 Includes 117,476 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 42,292 shares of common stock issuable upon exercise of warrants at $0.001 per share.

61 Includes 73,423 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 26,432 shares of common stock issuable upon exercise of warrants at $0.001 per share.

62 Includes 29,369 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 10,573 shares of common stock issuable upon exercise of warrants at $0.001 per share.

63 Includes 29,369 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 10,573 shares of common stock issuable upon exercise of warrants at $0.001 per share.

64 Includes 29,369 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 10,573 shares of common stock issuable upon exercise of warrants at $0.001 per share.

65 Includes 102,792 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 37,005 shares of common stock issuable upon exercise of warrants at $0.001 per share.

66 Includes 29,369 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 10,573 shares of common stock issuable upon exercise of warrants at $0.001 per share.

67 Includes 176,215 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 63,437 shares of common stock issuable upon exercise of warrants at $0.001 per share.

68 Includes 44,054 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 15,859 shares of common stock issuable upon exercise of warrants at $0.001 per share.

69 Includes 14,685 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 5,286 shares of common stock issuable upon exercise of warrants at $0.001 per share.

70 Includes 29,369 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 10,573 shares of common stock issuable upon exercise of warrants at $0.001 per share.

71 Includes 58,738 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 21,146 shares of common stock issuable upon exercise of warrants at $0.001 per share.

72 Includes 146,846 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 52,865 shares of common stock issuable upon exercise of warrants at $0.001 per share.

73 Includes 73,423 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share, and 26,432 shares of common stock issuable upon exercise of common stock purchase warrants, that are held in the name of Kilmare Worldwide, Inc., which is controlled by Mr. Meier. Also includes 2,000,000 shares of common stock held in the name of Bevita Commercial Corp., which is controlled by Mr. Meier.

74 Includes 600,000 shares of common stock issuable upon exercise of warrants at $0.0001 per share, and 695,000 shares of common stock issuable upon exercise of warrants at $0.001 per share. The selling shareholder was issued these warrants as a designee of Strasbourger Pearson Tulcin Wolff Inc. in connection with certain financing transactions described below.

75 These shares are held in the name of Phoenix Holdings, Inc., which is controlled by Mr. Clark. Includes 1,950,000 shares of common stock issuable upon exercise of warrants at $0.0001 per share and 2,250,000 shares of common stock issuable upon exercise of warrants at $0.001 per share. Mr. Clark was issued these warrants as a designee of Strasbourger Pearson Tulcin Wolff Inc. in connection with certain financing transactions described below.

76 Includes 600,000 shares of common stock issuable upon exercise of warrants at $0.0001 per share, and 600,000 shares of common stock issuable upon exercise of warrants at $0.001 per share. Mr. Moschetta was issued these warrants as a designee of Strasbourger Pearson Tulcin Wolff Inc. in connection with certain financing transactions described below. Mr. Moschetta is employed by Strasbourger Pearson Tulcin Wolff Inc.

77 Includes 600,000 shares of common stock issuable upon exercise of warrants at $0.0001 per share, and 695,000 shares of common stock issuable upon exercise of warrants at $0.001 per share. The selling shareholder was issued these warrants as a designee of Strasbourger Pearson Tulcin Wolff Inc. in connection with certain financing transactions described below.

78 Includes the following: (i) 100,000 shares of common stock issued to Jackson Steinem, Inc.; (ii) 25,000 shares of common stock issuable upon exercise of warrants at $0.001 per share issued to Jackson Steinem, Inc. as a designee of Strasbourger Pearson Tulcin Wolff Inc. in connection with certain financing transactions described below; and (iii) 1,468,461 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share, and 528,645 shares of common stock issuable upon exercise of warrants at $0.001 per share, that are held in the name of Highgate House Funds, Ltd. We are advised that Jackson Steinem, Inc. is controlled by Mr. Gottbetter, a partner in the law firm that acted as our securities counsel with respect to certain financing transactions described below. We are also advised that Highgate House Funds, Ltd. is a private investment fund whose portfolio manager is Mr. Gottbetter.

79 Includes 73,423 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 26,432 shares of common stock issuable upon exercise of warrants at $0.001 per share.

80 Includes 58,738 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 21,146 shares of common stock issuable upon exercise of warrants at $0.001 per share.

81 Includes 146,846 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 52,865 shares of common stock issuable upon exercise of warrants at $0.001 per share.

82 Ms. Martell is the adult daughter of John A. Martell, our Chairman, Chief Executive Officer and President.

83 Includes 3,000,000 shares of common stock held in the Separate Trust for Jennifer Martell created under the John and Bonnie Martell 1997 Children's Trust for Jennifer and John.

84 Mr. Martell is the adult son of John A. Martell, our Chairman, Chief Executive Office and President.

85 Includes 3,000,000 shares of common stock held in the Separate Trust for John L. Martell created under the John and Bonnie Martell 1997 Children's Trust for Jennifer and John.

86 Includes 73,423 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 26,432 shares of common stock issuable upon exercise of warrants at $0.001 per share.

87 These shares are held in the name of Yorkville Advisors Management, LLC, an investment advisory firm controlled by Mr. Angelo. Mr. Angelo has not indicated to us whether Yorkville Advisors Management, LLC is a registered broker-dealer or an affiliate of a registered broker-dealer. Includes 257,624 shares of common stock issuable upon exercise of warrants at $0.001 per share. The selling shareholder was issued these warrants as a designee of Strasbourger Pearson Tulcin Wolff Inc. in connection with certain financing transactions described below.

88 Patricia Minehardt was a manager of our subsidiary HK Engine Components LLC and has passed away.

89 Laurus Master Fund, Ltd. is a financial institution that has agreed to lend us up to $10,000,000 under the senior secured credit facility described below. According to information provided by Laurus Master Fund, Ltd.: the address of Laurus Master Fund, Ltd. is c/o Laurus Capital Management, LLC, 825 Third Avenue, 14th Floor, New York, New York 10022; the entity that exercises voting and investment power on behalf of Laurus Master Fund, Ltd. is Laurus Capital Management, LLC; the natural persons who exercise voting and investment power over Laurus Capital Management, LLC are David Grin and Eugene Grin; and Laurus Master Fund, Ltd. is neither a registered broker-dealer nor an affiliate of a registered broker-dealer.

90 Includes 6,163,588 shares of outstanding common stock, and up to 4,678,634 of (i) 40,897,015 shares of common stock issuable upon conversion of a minimum borrowing note and term note at conversion prices ranging from $0.19 to $0.32 per share, plus (ii) 7,352,941 shares of common stock issuable upon exercise of warrants at $0.34 per share. The terms of the senior secured credit facility with Laurus Master Fund, Ltd. limit the number of shares of common stock issuable upon conversion or exercise of convertible notes and warrants issued to Laurus Master Fund, Ltd. to the amount by which 9.99% of our outstanding common stock exceeds the number of shares beneficially owned by Laurus Master Fund, Ltd., unless Laurus Master Fund, Ltd. gives us 75 days notice or we are in default under the senior secured credit facility. Excludes shares issuable upon conversion of the revolving note issued to Laurus Master Fund, Ltd. under the senior secured credit facility. We had borrowed $1.0 million under the revolving note as of February 28, 2006.

91 These shares were issued to the selling shareholder upon the shareholder’s exercise of warrants at $0.001 per share. The selling shareholder was issued these warrants as a designee of Strasbourger Pearson Tulcin Wolff Inc. in connection with certain financing transactions described below.

92 Includes 125,000 shares of common stock issuable upon exercise of warrants at $0.34 per share. The selling shareholder was issued these warrants as a designee of Vertical Capital Partners, Inc. in connection with certain financing transactions described below.

93 Includes 125,000 shares of common stock issuable upon exercise of warrants at $0.34 per share. The selling shareholder was issued these warrants as a designee of Vertical Capital Partners, Inc. in connection with certain financing transactions described below.

94 Includes 125,000 shares of common stock issuable upon exercise of warrants at $0.34 per share. The selling shareholder was issued these warrants as a designee of Vertical Capital Partners, Inc. in connection with certain financing transactions described below.

95 Includes 125,000 shares of common stock issuable upon exercise of warrants at $0.34 per share. The selling shareholder was issued these warrants as a designee of Vertical Capital Partners, Inc. in connection with certain financing transactions described below.

PRIOR FINANCING TRANSACTIONS

The following is a summary description of certain financing transactions we entered into since we began operations in 2000. These transactions involve some of the selling shareholders identified in this prospectus. This summary does not discuss all of the provisions of the agreements and other documents relating to the financing transactions that are filed as exhibits to our registration statement of which this prospectus is a part.

Financing by John A. Martell

From our organization through December 31, 2003, John A. Martell, who is our Chairman, Chief Executive Officer and President, made to us capital contributions of approximately $2.4 million and advances of approximately $4.8 million. We used these amounts to fund acquisitions and other capital requirements and for working capital. The advances were unsecured and were payable on demand with interest at 1% below the prime rate.

Effective December 31, 2003, $3.0 million of approximately $4.8 million of outstanding advances were rolled into a promissory note made by our subsidiary Magnetech Industrial Services, Inc. to Mr. Martell, and the balance (approximately $1.8 million) was treated as a contribution to capital. The loan evidenced by the promissory note bears interest at an annual rate of 1% below the prime rate as published by The Wall Street Journal, and is payable monthly. The loan matures on December 31, 2008, except that Magnetech Industrial Services, Inc. can extend the maturity for five years upon 60 days’ prior written notice at an annual rate of prime plus 1 percent. Our repayment obligations under the note are subordinated in priority and right of payment to our senior credit facility and subordinated convertible debentures, which are described in more detail below.

In September 2005, we granted Mr. Martell an option to convert at any time and from time to time all or any part of the obligations due under the note into shares of our common stock at a fixed conversion price of $0.10 per share. If the number of our outstanding shares of common stock is increased because of a stock split or stock dividend, the conversion price will be proportionately reduced, and if the number is decreased because of a stock combination, the conversion price will be proportionately increased. The aggregate amount of principal and accrued and unpaid interest due to Mr. Martell under the note at the time the option was issued to him in September and at February 28, 2006 was $3.0 million and $3.0 million, respectively. The shares issuable to Mr. Martell upon his exercise of this option are included in the shares being registered in the registration statement of which this prospectus is a part. The $0.10 per share conversion price for the note to Mr. Martell is lower than the conversion price of $0.3404926 per share for the convertible debentures we issued to third party investors in March 2005, lower than the conversion prices of $0.19, $0.26 and $0.32 per share for the convertible notes we issued in August 2005 to our senior lender related to our senior credit facility described below, and lower than the exercise price of $0.25 per share for the stock options issued to our executive officers (other than Mr. Martell) in September 2005 under our 2005 Stock Option Plan. See “Management - Equity Incentive Plans” in this prospectus. The option granted to Mr. Martell was not approved or ratified by our independent directors and its terms may not be representative of an arms’ length transaction.

Mr. Martell continues to make advances to us from time to time for working capital purposes. These advances are unsecured, are payable on demand and bear interest at the prime rate. There were no advances outstanding as of February 28, 2006.

Private Placements of Preferred and Common Stock

Pursuant to Convertible Redeemable Preferred Stock Purchase Agreements effective as of March 3, 2004, our subsidiary Magnetech Industrial Services, Inc. issued 750,000 shares of preferred stock at $1.00 per share to certain of the selling shareholders in this offering. The issuance was not registered under the Securities Act of 1933 in reliance on exemptions from the registration requirements of that Act. Magnetech Industrial Services, Inc. used the net proceeds of the private placement for working capital.

The terms of the offering contemplated our reorganization into a holding company structure by requiring the automatic conversion of the preferred stock issued by our subsidiary into 6.33333 shares of our common stock upon completion of a private offering of our common stock by March 2, 2005 with aggregate proceeds of not less that $3,000,000. If we could not meet this deadline, we would have been required to redeem all of the preferred stock at the stated value of $1.00 per share, plus interest at an annual rate of 5.375%, and issue 1.33333 shares of our common stock for each redeemed share of preferred stock. No dividends were payable on the preferred stock.

    In a series of closings in late 2004, we issued 12,750,000 shares of our common stock to certain of the selling shareholders in this offering for a purchase price of $0.20 per share, or an aggregate purchase price of $2,550,000. The issuance was not registered under the Securities Act of 1933 in reliance on exemptions from the registration requirements of that Act. We used the net proceeds of the private placement to fund marketing and promotion costs, to acquire plant and equipment, for general and administrative costs and for working capital. These shares are included in the registration statement of which this prospectus is a part.

The proceeds we received in connection with this offering of common stock, when combined with the proceeds from the preferred stock offering, exceeded the threshold described above for converting the outstanding shares of our subsidiary’s preferred stock into shares of our common stock. Consequently, all of the preferred stock issued by Magnetech Industrial Services, Inc. was converted into 4,750,006 shares of our common stock in December 2004. These shares are included in the registration statement of which this prospectus is a part.

We engaged Strasbourger Pearson Tulcin Wolff Inc. to act as our placement agent on a best efforts basis in the preferred stock and common stock offerings described above. As compensation for its services, we paid Strasbourger a cash fee of 10% of the amount raised in the offerings, or $330,000, and effective December 2004 we issued to Strasbourger’s designees warrants to purchase 4,500,000 shares of our common stock for a ten-year period at a fixed exercise price of $0.0001 per share, subject to certain anti-dilution adjustments described below. Strasbourger indicated that the persons it designated to receive the warrants, whom we believe to be employees of or otherwise affiliated with Strasbourger, were involved in its providing services as placement agent in the offerings. In addition, we issued 50,000 shares of our common stock to Jackson Steinem, Inc., which we are advised is beneficially owned by a partner in the law firm that acted as our securities counsel with respect to the private placements. The issuance of the warrants and the shares was not registered under the Securities Act of 1933 in reliance on exemptions from the registration requirements of that Act. The shares issuable upon exercise of the warrants, as well as the shares issued to Jackson Steinem, are included in the registration statement of which this prospectus is a part.

If the number of our outstanding shares of common stock is increased because of a stock split or stock dividend, the exercise price of the warrants will be proportionately reduced, and if the number is decreased because of a stock combination, the exercise price of the warrants will be proportionately increased. In addition, the exercise price will be reduced if, subject to certain exceptions, we issue common stock at a price less than the exercise price or securities convertible into common stock at a price less than the exercise price, or if we distribute any assets or evidence of indebtedness to holders of our common stock. An adjustment of less than $0.01 is not required to be made. If the exercise price of the warrants is adjusted, then the number of shares of common stock issuable upon exercise of the warrants will be simultaneously adjusted by multiplying the number of shares of common stock issuable upon exercise of the warrants by the exercise price in effect prior to the adjustment and dividing the product by the exercise price, as adjusted.

In connection with our retention of Strasbourger as the placement agent for these offerings, we granted Strasbourger the right to designate two nominees to our board of directors. As of the date of this prospectus, Strasbourger has not designated anyone to serve on our board. We also provided Strasbourger with the right to designate a nominee to the board of directors of Magnetech Industrial Services, Inc. Ronald Moschetta was appointed to that board pursuant to this right, which has expired. See “Management — Board Composition” in this prospectus. We also granted Strasbourger the right of first refusal to act as exclusive placement agent or financial advisor in connection with any private placement of debt or equity securities (other than any senior secured bank financing) by us or any of our subsidiaries. This right expired February 26, 2006.

Private Placement of Convertible Debentures and Warrants

In March 2005, we entered into Subordinated Convertible Debenture Purchase Agreements with several of the selling shareholders in this offering. Pursuant to those agreements, we issued $4,025,000 principal amount of convertible debentures at par. For no additional consideration, we issued to purchasers of debentures warrants to purchase an aggregate 4,255,601 shares of our common stock for a five year period at a fixed exercise price of $0.001 per share. If the number of our outstanding shares of common stock is increased because of a stock split, the exercise price will be proportionately reduced, and if the number is decreased because of a stock combination, the exercise price will be proportionately increased. We used the net proceeds of the private placement to acquire certain operating assets of Hatch & Kirk, Inc. and for working capital.

The issuance of the debentures and warrants was not registered under the Securities Act of 1933 in reliance on exemptions from the registration requirements of that Act. The shares of common stock issuable upon conversion or exercise of the convertible debentures and warrants are included in the registration statement of which this prospectus is a part.

The debentures originally were scheduled to mature on February 28, 2007; however, in April 2006, the debenture holders agreed to extend the maturity date to February 28, 2008. The debentures bear interest at a fixed annual rate of 6%, payable in cash upon redemption or at maturity if the holders do not elect to convert their debentures. Each holder has the option to convert principal and accrued interest under the debentures into shares of our common stock at a fixed conversion price of $0.3404926 per share. If the number of our outstanding shares of common stock is increased because of a stock split or stock dividend, the conversion price will be proportionately reduced, and if the number is decreased because of a stock combination, the conversion price will be proportionately increased, except that any adjustment to the conversion price of less than $0.0001 is not required to be made.

The debentures are secured by a lien in all our tangible personal property. This lien, as well as the repayment obligations under the debentures, is subordinate in priority and right of payment to our $10 million secured credit facility described below.

Upon written notice we can redeem any or all of the outstanding debentures prior to the maturity date at a redemption price, payable in cash, equal to 100% of the principal amount redeemed, plus accrued and unpaid interest through the redemption date. Any notice to redeem must be given to all holders no less than 30 days or more than 45 days prior to the date set forth for redemption. The holders may convert their debentures into common stock at any time prior to the redemption date. Our loan agreements with our senior secured lender restrict our ability to exercise this redemption right.

We also engaged Strasbourger to act as our placement agent in the debenture offering. As compensation for its services, we paid Strasbourger a cash fee of 10% of the amount raised in the offerings, or $402,500, and in May 2005 we issued to Strasbourger’s designees warrants to purchase 6,182,992 shares of our common stock for a 10-year period at a fixed exercise price of $0.001 per share. Strasbourger indicated that the persons it designated to receive the warrants, whom we believe to be employees of or otherwise affiliated with Strasbourger, were involved in its providing services as placement agent in the debenture offering. If the number of our outstanding shares of common stock is increased because of a stock split, the exercise price of the warrants will be proportionately reduced, and if the number is decreased because of a stock combination, the exercise price will be proportionately increased. In addition, we issued 50,000 shares of our common stock to Jackson Steinem, Inc. The issuance of the warrants and the shares was not registered under the Securities Act of 1933 in reliance on exemptions from the registration requirements of that Act. The shares issuable upon exercise of these warrants and the shares issued to Jackson Steinem are included in the registration statement of which this prospectus is a part.

Senior Secured Credit Facilities

St. Joseph Capital Bank. In December 2001, we entered into a secured credit facility with St. Joseph Capital Bank that included a revolving line of credit and a five-year term note. The line of credit provided for maximum borrowings of $1 million, and bore interest at 0.25% below the bank’s prime rate. The term note was in the original principal amount of $500,000 and was payable in monthly principal installments of $8,333 with interest at 0.25% below the bank’s prime rate. In November 2002, we obtained a second revolving line of credit that provided for maximum borrowings of $450,000, and bore interest at the bank’s prime rate. In November 2003, the interest rates on the $1.0 million and $450,000 lines of credit were increased to 0.5% and 0.25% above the bank’s prime rate, respectively. The lines of credit were due on demand. The lines of credit and the term note were secured by a security interest in substantially all of our assets, and were guaranteed by John A. Martell, our Chairman, Chief Executive Officer and President. The lines of credit were subject to a certain covenant requiring the maintenance of a minimum balance in Mr. Martell’s account maintained with the bank. At December 31, 2003, the aggregate outstanding balances under the revolving lines of credit and the term note were approximately $1.4 million and $300,000, respectively. We refinanced our indebtedness to St. Joseph Capital Bank with our credit facility with MFB Financial described below.

MFB Financial. In November 2004, we entered into a secured credit facility with MFB Financial and refinanced our indebtedness to St. Joseph Capital Bank. This credit facility included a line of credit that provided for maximum borrowings of $3.0 million and bore interest at 0.375% above the bank’s prime rate. The line of credit was due on demand, collateralized by a blanket security agreement covering substantially all of our assets, and was guaranteed by Mr. Martell. The line was subject to certain financial covenants pertaining to minimum net worth, senior debt to net worth, and debt service coverage. We were not in compliance with one of our financial covenants to MFB Financial at December 31, 2004; however, MFB Financial waived such noncompliance. At December 31, 2004, the outstanding balance on the line of credit was approximately $2.5 million.
In April 2005, we amended our credit facility with MFB Financial to increase the maximum borrowings under the line of credit to $5.5 million. All other terms remained the same. We refinanced our indebtedness to MFB Financial with our credit facility with Laurus Master Fund, Ltd. described below.

Laurus Master Fund, Ltd. In August 2005, we entered into a $10 million credit facility with Laurus Master Fund, Ltd. At December 31, 2005, we had borrowed $3.0 million under a term note and $4.0 million under a minimum borrowing note. The credit facility also includes a revolving note in the aggregate principal amount of $7.0 million less the outstanding principal balance of the minimum borrowing note. At February 28, 2006, we had borrowed $1.0 million under the revolving note. Obligations under the term note, minimum borrowing note and revolving note are convertible into shares of our common stock, as described below.

The notes mature on August 24, 2008, bear interest at an annual rate of 1% over the prime rate as published in The Wall Street Journal and are secured by a first priority lien in our assets and our pledge of the equity interests in our subsidiaries. The obligations to Laurus also are guaranteed by certain of our subsidiaries. Interest is payable monthly, in arrears, under each of the notes beginning on September 1, 2005. We used the net proceeds of the issuance to refinance our senior secured indebtedness with MFB Financial (approximately $5.52 million) and for working capital.

As part of the financing, we paid Laurus a cash fee of $360,000. In addition, for no additional consideration, we issued to Laurus 6,163,588 shares of our common stock and warrants to purchase 7,352,941 shares of our common stock. These warrants are exercisable for a seven-year period at a fixed exercise price of $0.34 per share, subject to certain anti-dilution adjustments described below. The issuance of the notes, warrants and common stock to Laurus was not registered under the Securities Act of 1933 in reliance on exemptions from the registration requirements of that Act.

If the number of our outstanding shares of common stock is increased or decreased because of a stock split, stock dividend or combination of shares, then the exercise price of the warrants will be adjusted by multiplying the exercise price by a fraction, the numerator of which is the number of shares outstanding before the event and the denominator of which is the number of shares outstanding after the event. If the exercise price of the warrants is adjusted, then the number of shares of common stock issuable upon exercise of the warrants will be simultaneously adjusted by multiplying the number of shares of common stock issuable upon exercise of the warrants by a fraction, the numerator of which is the exercise price in effect prior to the adjustment and the denominator of which is the exercise price in effect after the adjustment.

The shares of common stock issued to Laurus at the initial funding, and the shares issuable to Laurus upon exercise of the warrants and conversion of the minimum borrowing note and term note (including shares issuable upon conversion of principal and interest payments due under the term note), are included in the registration statement of which this prospectus is a part. Shares issuable upon conversion of the revolving note are not included in the registration statement.

The interest rate under the notes issued to Laurus may be reduced as follows: If (i) we register the common stock issued to Laurus as well as the common stock issuable upon conversion of the notes and exercise of the warrants on a registration statement declared effective by the Securities and Exchange Commission, and (ii) the average of the closing prices of our common stock on our principal trading market for the five trading days immediately preceding each month end exceeds the then applicable conversion price by at least 25%, then the interest rate for the succeeding calendar month will be reduced by 2.0% for each incremental 25% increase in the closing price average of the common stock above the then applicable conversion price.

If we default under our obligations to Laurus, then the interest on the outstanding principal balance of each note will increase at a rate of 1% per month until the default is cured or waived. In addition, Laurus can require a default payment equal to 112% of the outstanding principal, interest and fees due to Laurus. Other remedies available to Laurus upon an event of default include the right to accelerate the maturity of all obligations, the right to foreclose on our assets securing the obligations, all rights of a secured creditor under applicable law, and other rights set forth in the loan documents with Laurus.

The events of default under the notes include the following: we fail to pay amounts within five days after the applicable due date; we materially breach our loan agreement with Laurus and the breach continues unremedied for 30 days; we materially breach any other agreement with Laurus and the breach continues unremedied beyond any applicable grace period; we materially breach any representation, warranty or other statement made to Laurus in connection with the loans; an event of default occurs under any note or any other agreement with Laurus; we fail to pay any uncontested taxes when due; we default on indebtedness owed to others and the indebtedness is accelerated; any attachment, levy or judgment in excess of $200,000 is made against our assets and is not vacated, stayed or bonded within 30 days; any lien in our assets granted to Laurus ceases to be a valid, perfected first-priority lien; we challenge the validity or our liability under any agreement with Laurus; certain events relating to bankruptcy occur; we admit we are not able to pay our debts as they come; we cease operations; we transfer any assets in violation of our loan agreement with Laurus; we experience a change of control; any indictment or threatened indictment of us or any of our executive officers; commencement or threatened commencement of any proceeding against us involving forfeiture of any of our property; we fail to deliver common stock in accordance with our notes and loan agreement with Laurus; our common stock is not listed or quoted on an established trading market or exchange on or before July 15, 2006; and if our common stock is listed or quoted on an established trading market or exchange, such trading is suspended (other than a suspension of all trading on the market or exchange) for five consecutive days or five days within a 10-day period and trading does not resume on the same or different market within 60 days.

Under our registration rights agreement with Laurus, if we fail to file with the Securities and Exchange Commission any registration statement required under that agreement by a prescribed date, the registration statement is not declared effective by a prescribed date, certain events occur requiring Laurus to discontinue disposition of securities under the registration statement, or our common stock is not traded on the OTC Bulletin Board, Nasdaq or a national exchange for three consecutive trading days and trading does not resume within 30 days, then, subject to certain exceptions, for each day that any of those events is occurring, we are required to pay Laurus an amount in cash equal to 1/30th of the product of the outstanding principal amount of the term note and each minimum borrowing note, multiplied by 0.01.

The term note requires monthly principal payments of $100,000, together with all accrued and unpaid interest, beginning on March 1, 2006. Subject to the conversion limitations noted below, monthly payments of principal and interest must be made in shares of our common stock if (i) the average of the closing prices of our common stock as reported on our principal trading market for the five trading days immediately preceding the payment due date is greater than or equal to 110% of the then-applicable conversion price, and (ii) the amount of such conversion does not exceed 28% of the aggregate dollar trading volume of our common stock for the period of 22 trading days immediately preceding such date. Otherwise, we must pay Laurus an amount in cash equal to 101% of the principal and interest due.

With respect to the revolving note, we may borrow, pay down and re-borrow under the note until the maturity date. The maximum aggregate principal amount that may be borrowed under the revolving note and minimum borrowing note is the lesser of:

•	90% of our eligible trade accounts receivable less any reserves established by Laurus from time to time; and

•	$7,000,000 less any reserves established by Laurus.

We may prepay the term note and minimum borrowing note at any time at an amount equal to 115% of the outstanding principal amount of the applicable note together with all accrued but unpaid interest and any other sums due Laurus.

Laurus has the option to convert all or any portion of the outstanding principal amount and/or accrued interest and fees under each note into shares of our common stock. With respect to the first $3,500,000 aggregate principal amount converted under the revolving note and minimum borrowing note, the conversion price is fixed at $0.19 per share. With respect to the remaining principal amount, the conversion price is fixed at $0.32 per share. The conversion price under the term note is fixed at $0.26 per share.

If the number of our outstanding shares of common stock is increased or decreased because of a stock split, stock dividend or combination of shares, then the fixed conversion price of each note will be adjusted by multiplying the conversion price by a fraction, the numerator of which is the number of shares outstanding before the event and the denominator of which is the number of shares outstanding after the event. In addition, subject to certain exceptions, if we issue to a person other than Laurus any shares of common stock at a price less than the conversion price of a note, or securities convertible into common stock at a price less than the conversion price, then the conversion price of that note will be adjusted by a formula intended to protect the holder of the note against the dilutive effect of such issuance.
None of the obligations under the notes may be converted into our common stock to the extent that conversion would result in Laurus having beneficial ownership in excess of 9.99% of our issued and outstanding common stock. This conversion limitation becomes null and void if we are in default under our obligations to Laurus or on 75 days’ prior notice by Laurus. Further, the obligations are not convertible into our common stock unless:

•
either (i) an effective current registration statement covering the shares of common stock exists or (ii) an exemption from registration for resale of all of the common stock is available pursuant to Rule 144 of the Securities Act of 1933; and

•	no event of default exists and is continuing.

In connection with the Laurus financing, we paid Vertical Capital Partners, Inc. a finder’s fee for its role in introducing us to Laurus Master Fund, Ltd. as a financing source. The finder’s fee consisted of a cash payment of $200,000 and the September 2005 issuance to persons designated by Vertical Capital Partners of warrants to acquire up to 500,000 shares of our common stock for three years at a fixed exercise price of $0.34 per share. Vertical Capital Partners indicated that the persons it designated to receive the warrants, whom we believe to be employees of or otherwise affiliated with Vertical Capital Partners, were involved in its providing services as a finder in the financing transaction. If the number of our outstanding shares of common stock is increased because of a stock split, the exercise price of the warrants will be proportionately reduced, and if the number is decreased because of a stock combination, the exercise price will be proportionately increased. The issuance of the warrants was not registered under the Securities Act of 1933 in reliance on exemptions from the registration requirements of that Act. The shares of common stock issuable upon conversion of these warrants are included in the registration statement of which this prospectus is a part.

Registration Rights

We have agreed to register with the Securities and Exchange Commission the resale of the common stock issued to the investors in each of the financing transactions described above. We also have agreed to register with the Securities and Exchange the resale of shares of common stock issuable upon conversion of the convertible debentures and notes and upon exercise of the warrants described above, except for shares issuable upon conversion of the revolving note issued to Laurus. To comply with these registration obligations, we filed the registration statement of which this prospectus is a part.

Our registration rights agreements with the investors in the private placement of preferred stock by our subsidiary Magnetech Industrial Services, Inc., and in our private placement of common stock, described above, required us to file a registration statement by September 2004 covering the shares of common stock issued to the investors in those transactions and issuable upon exercise of the warrants issued to the investors. Our registration rights agreements with the investors in the private placement of our convertible debentures and warrants described above required us to file a registration statement by April 30, 2005 covering the shares of our common stock issuable upon conversion of the debentures and exercise of the warrants issued to the investors in that transaction. If we failed to file the registration statements by these deadlines, the respective registration rights agreements obligate us to pay the applicable investors liquidated damages in the amount of 1% of the total issued shares of our common stock for each 30-day period that the applicable registration statement has not been filed. These agreements further provide, however, that we will not be required to pay these liquidated damages if we provide the investors with a certificate stating that, in the good faith judgment of our board of directors, it would be seriously detrimental to us and our shareholders for such registration statements to be filed owing to a material pending transaction or other issue. In September 2004 and September 2005, we provided such certificates to the applicable investors and agreed to file the registration statement as soon as reasonably practicable. On October 31, 2005, we filed with the Securities and Exchange Commission a registration statement, of which this prospectus is a part, which includes the shares issued and issuable to these investors. Consequently, we believe that we are not liable for any liquidated damages under the applicable provisions of the registration rights agreements entered into with the investors in the respective offerings, and we received confirmation to that effect on behalf of investors in our private placement of convertible debentures and warrants. If any of the investors successfully asserted a claim for such liquidated damages and we were required to issue additional shares of our common stock to them, the percentage ownership of each shareholder in the company would be diluted, and the degree of dilution could be significant.

Under our senior credit facility with Laurus Master Fund, Ltd., we must secure the quotation or listing of our common stock on the OTC Bulletin Board, Nasdaq or a national exchange on or before July 15, 2006. Our failure to satisfy this obligation would cause us to be in default under our senior credit facility with Laurus. We have a non-binding arrangement with a market maker to seek quotation of our common stock on the OTC Bulletin Board after the date of this prospectus. Consequently, we believe that we will satisfy the obligation under our senior credit facility to cause or stock to be listed or quoted on or before the required date. In addition, under our registration rights agreement with Laurus, if our common stock is not traded on the OTC Bulletin Board, Nasdaq or a national exchange for three consecutive trading days and trading does not resume within 30 days, then, subject to certain exceptions, for each day that any of those events is occurring, we are required to pay Laurus an amount in cash equal to 1/30th of the product of the outstanding principal amount owed to Laurus, multiplied by 0.01.

MARKET FOR OUR COMMON STOCK AND
RELATED SHAREHOLDER MATTERS

There is no public market on which our common stock is traded. We have a non-binding arrangement with a market maker to seek quotation of our common stock on the OTC Bulletin Board after the date of this prospectus. We provide no assurance, however, as to when or if our common stock will be quoted on the OTC Bulletin Board, or any other established trading market or exchange, or that if our common stock is so quoted that an active trading market in our shares will develop. See “Risk Factors” and “Description of Capital Stock — OTC Bulletin Board” in this prospectus.

As of February 28, 2006, there were approximately 66 holders of record of our common stock. In addition, as of that date we had outstanding:

•	warrants to acquire up to 21,080,333 shares of our common stock at fixed exercise prices ranging from $0.0001 to $0.34 per share;

•
senior secured notes convertible into 31,522,015 shares of our common stock based on aggregate indebtedness of $7,000,000 then outstanding and fixed conversion prices ranging from $0.19 to $0.32 per share;

•	subordinated debentures convertible into 11,821,108 shares of our common stock based on aggregate indebtedness of $4,025,000 then outstanding and a fixed conversion price of $0.3404926 per share; and

•	a subordinated note convertible into 30,000,000 shares of our common stock based on aggregate indebtedness of $3,000,000 then outstanding and a fixed conversion price of $0.10 per share.

The number of shares issuable upon exercise of the foregoing warrants and conversion of the foregoing debentures and notes, as well as the respective fixed exercise and conversion prices, are subject to adjustment as provided in the applicable securities and related agreements. See “Prior Financing Transactions” in this prospectus.

We have not declared or paid any dividends on our common stock since our organization. We do not intend to pay any dividends in the foreseeable future, and we are precluded from paying any dividends on our common stock under our financing agreements. See “Prior Financing Transactions” in this prospectus.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2005. This table should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus (amounts presented in thousands).

As of December 31, 2005

Long-term notes and loans payable	$13,588
Stockholders’ equity:
Preferred stock, no par value - 20,000,000 shares authorized, 0 shares outstanding	-
Common stock, no par value - 300,000,000 shares authorized, 103,493,594 shares issued and outstanding	$7,659
Additional paid-in capital	$8,840
Deferred compensation	$(57)
Accumulated deficit	$(11,436)
Total Stockholders’ equity	$5,006
Total capitalization	$18,594

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the following selected consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

The consolidated statement of operations data set forth below for the years ended December 31, 2005, 2004, 2003, and 2002 and the consolidated balance sheet data as of December 31, 2005 and 2004 are derived from, and are qualified by reference to, our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statement of operations data for the year ended December 31, 2001 are derived from our unaudited consolidated financial statements which do not appear in this prospectus. Amounts below are presented in thousands, except per share amounts.

STATEMENT OF	Year Ended December 31,
OPERATIONS DATA:	2005	2004	2003	2002	2001
					(unaudited)
Revenues:
Product sales	$14,587	$6,763	$3,235	$881	$741
Service revenues	31,709	22,134	12,260	10,911	2,530
Total revenues	$46,296	$28,897	$15,495	$11,792	$3,271

Cost of revenues:
Product sales	$11,131	$4,769	$1,248	$1,044	$489
Service revenues	26,009	17,931	10,735	8,915	2,287
Total cost of revenues	$37,140	$22,700	$11,983	$9,959	$2,776

Gross profit	$9,156	$6,197	$3,512	$1,833	$495

Selling expenses	$2,866	$1,959	$1,457	$1,285	$539
General and administrative expenses	$6,806	$4,256	$3,003	$1,794	$1,180
Total selling, general and administrative expense	$9,672	$6,215	$4,460	$3,079	$1,719

Operating loss	$(516)	$(18)	$(948)	$(1,246)	$(1,224)

Interest expense	$(6,711)	$(183)	$(189)	$(117)	$(27)
Other income	31	12	-	125	58

Net loss	$(7,196)	$(189)	$(1,137)	$(1,238)	$(1,193)
Net loss per share	$(0.07)	$(0.00)	$(0.01)	$(0.02)	$(0.01)

Shares used to compute loss per share (1)	99,417,698	84,017,315	79,450,000	79,450,000	79,450,000

(1)	See note A of the notes to our consolidated financial statements included elsewhere in this prospectus for a description of the computation of the number of shares and net loss per share.

BALANCE SHEET DATA:

	As of December 31,
	2005	2004	2003	2002	2001
					(unaudited)

Working capital	$6,053	$3,257	$1,475	$1,450	$556
Total Assets	25,721	12,533	8,036	5,934	2,950
Long-term debt	8,603	3,000	3,200	3,507	650
Accumulated deficit	(11,436)	(4,240)	(4,051)	(2,914)	(1,676)
Total Stockholders’ equity (deficit)	$5,006	$2,690	$203	$(464)	$686

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion contains forward looking-statements that involve risks and uncertainties. Our actual results could differ substantially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. The following discussion should be read with our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

Overview

We operate in three business segments: industrial services; electrical contracting services; and diesel engine components. We provide industrial services through our subsidiary Magnetech Industrial Services, Inc., and electrical services through our subsidiary Martell Electric, LLC. In March 2005, we acquired certain assets related to the diesel engine operations of Hatch & Kirk, Inc. located in Hagerstown, Maryland and Weston, West Virginia. This created our third business segment, which we operate through our subsidiary HK Engine Components, LLC.

We manage these three segments separately because they offer different products and services, and each segment requires different technology and marketing strategies. Corporate administrative and support services for the company are not allocated to the segments.

The industrial services segment is primarily engaged in providing maintenance and repair services to industry, including repairing and manufacturing industrial electric motors and lifting magnets, and providing engineering and repair services for electrical power distribution systems within industrial plants and commercial facilities. The electrical contracting segment provides a wide range of electrical contracting services, mainly to industrial, commercial and institutional customers. The diesel engine components segment manufactures, remanufactures, repairs and engineers power assemblies, engine parts and other components related to large diesel engines for the rail, utilities, maritime and offshore drilling industries.

Critical Accounting Policies and Estimates

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Use of estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Significant estimates are required in accounting for inventory costing, asset valuations, costs to complete and depreciation. Actual results could differ from those estimates.

Revenue recognition. Revenue in our industrial services and diesel engine components segments consists primarily of product sales and service of industrial magnets, electric motors and diesel power assemblies. Product sales revenue is recognized when products are shipped and both title and risk of loss transfer to the customer. Service revenue is recognized when all work is completed and the customer’s property is returned. For services to a customer’s property provided at our site, property is considered returned when the customer’s property is shipped back to the customer and risk of loss transfers to the customer. For service to a customer’s property provided at the customer’s site, property is considered returned upon completion of work. We provide for an estimate of doubtful accounts based on historical experience. Our revenue recognition policies are in accordance with Staff Accounting Bulletins No. 101 and No. 104.

Revenues from Martell Electric, LLC’s electrical contracting business are recognized on the percentage-of-completion method, measured by the percentage of cost incurred to date to estimated total costs to complete for each contract. Costs incurred on electrical contracts in excess of customer billings are recorded as part of other current assets. Amounts billed to customers in excess of costs incurred on electrical contracts are recorded as part of other current liabilities.

Segment information. We report segment information in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 131, Disclosures about Segments of an Enterprise.

Inventory. We value inventory at the lower of cost or market. Cost is determined by the first-in, first-out method. We periodically review our inventories and make adjustments as necessary for estimated obsolescence and slow-moving goods. The amount of any markdown is equal to the difference between cost of inventory and the estimated market value based upon assumptions about future demands, selling prices and market conditions.

Property, plant and equipment. Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the estimated useful lives of the related assets using the straight-line method. Useful lives of property, plant and equipment are as follows:

Buildings	30 years
Leasehold improvements	Shorter of lease term or useful life
Machinery and equipment	5 to 10 years
Vehicles	3 to 5 years
Office and computer equipment	3 to 10 years

Long-lived assets. We assess long-lived assets for impairment whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable.

Debt issue costs. We capitalize and amortize costs incurred to secure senior debt financing over the term of the senior debt financing, which is three years. We also capitalize and amortize costs incurred to secure subordinated debenture financing over the term of the subordinated debentures, which is two years. Amortization of debt issue costs, recorded as a charge to interest expense, was $1.0 million for the year ended December 31, 2005. As of December 31, 2005, accumulated amortization of debt issue costs was $1.0 million.

Warranty costs. We warrant workmanship after the sale of our products. We record an accrual for warranty costs based upon the historical level of warranty claims and our management’s estimates of future costs.

Income taxes. We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes.

Stock based compensation. In connection with the formation of our stock option plan in 2005, we have adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation, and use the intrinsic value method of accounting for stock-based awards granted to employees, as prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No compensation expense was recognized for our stock option plan for the year ended December 31, 2005.

Pro-forma information regarding net income is required to be presented as if we had accounted for all stock options granted under the provisions of SFAS No. 123. The fair value of stock options granted has been estimated, as of the respective dates of grant, using the Black-Scholes option-pricing model. The following assumptions were used for such estimates: no dividend yield; no expected volatility; risk-free interest rate of 4.18%; and a weighted average expected life of the options of 3.75 years. Had the accounting provisions of SFAS No. 123 been adopted, net loss and share data for the year ended December 31, 2005 would have been as follows (amounts in thousands, except per share data):

Net loss as reported	$(7,196)
Compensation cost based on the fair value method	(1)
Pro forma net loss	$(7,197)
Basic and diluted loss per share as reported	$(.07)
Pro forma basic and diluted loss per share	$(.07)

Earnings per share. We account for loss per common share in accordance with SFAS No. 128, Earnings Per Share, which requires a dual presentation of basic and diluted loss per common share. Basic loss per common share excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the year. Diluted loss per common share is computed assuming the conversion of common stock equivalents, when dilutive. For the years ended December 31, 2005 and 2004, our common stock equivalents, which consist of common stock warrants and convertible debentures, were anti-dilutive, and therefore, basic and diluted loss per common share were the same. Basic and diluted loss per common share were the same for the year ended December 31, 2003, as there were no potentially dilutive securities outstanding. Basic and diluted loss per common share data for 2003 and 2002 have been restated and such data for all periods has been presented on a basis assuming the April 2004 recapitalization of the company, in which John A. Martell, the then sole shareholder of Magnetech Industrial Services, Inc., contributed all of his stock in Magnetech Industrial Services, Inc. to us for 79,450,000 shares of our common stock, occurred on January 1, 2000.

Variable Interest Entities. In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”). FIN 46 addresses consolidation by business enterprises of variable interest entities, which are entities that either (i) do not have equity investors with vesting rights or (ii) have equity investors that do not provide sufficient financial resources for the entity to support its activities. The interpretation is effective immediately for variable interest entities created after February 1, 2003. In December 2003, the FASB published FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (“FIN 46(R)”). We adopted FIN 46(R) in 2004. We are involved with JAM Fox Investments, LLC, which qualifies as a variable interest entity. The variable interest entity is 100% owned by John A. Martell, our Chairman, Chief Executive Officer and President and majority shareholder. Our involvement with the entity began on August 3, 2001, and is limited to lease agreements for the use of four of our facilities. The entity was formed for the purpose of acquiring real estate, and the entity’s activities primarily relate to the leasing of such real estate to us. We have determined that we are not the primary beneficiary, and therefore no consolidation is required. As of December 31, 2005, total assets and liabilities of JAM Fox Investments, LLC were approximately $1,564,000 and $1,131,000, respectively. Our management does not believe that we have any exposure to loss resulting from our involvement with JAM Fox Investments, LLC as of December 31, 2005. See “Certain Relationships and Related Party Transactions” in this prospectus.

New Accounting Standards. In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151, Inventory Costs - an amendment of ARB No. 43 (“SFAS 151”). SFAS 151 was one of a number of projects by the FASB to converge United States accounting standards to International Accounting Standards. SFAS 151 requires abnormal amounts of idle facility expenses, freight, handling costs and spoilage to be recognized as current period charges. In addition, the allocation of fixed manufacturing overhead costs to the costs of conversion is required to be based on the normal capacity of the manufacturing facilities. SFAS 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Our management does not expect SFAS 151 to have a material impact on our consolidated financial position, results of operations or cash flows as our current inventory and conversion cost methodologies are generally consistent with that required by the new standard.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R, Share-Based Payments (revised 2004) (“SFAS 123R”). SFAS 123R eliminates the option to apply the intrinsic value measurement provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, to stock compensation awards issued to employees. Rather, SFAS 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award, i.e., the requisite service period (usually the vesting period). In March 2005, the staff of the Securities and Exchange Commission expressed their views with respect to SFAS No. 123R in Staff Accounting Bulletin No. 107, Share-Based Payment, which provides guidance on valuing options. SFAS 123R will be effective for our fiscal year beginning January 1, 2006. We are currently evaluating the impact of the adoption of SFAS 123R on our consolidated financial statements.

On September 30, 2005, we granted stock options under our 2005 Stock Option Plan to certain executives to acquire a total of 500,000 shares of our common stock at an exercise price of $0.25 per share, which we believe was equal to the estimated fair value of the common stock at the time of the grant.

Results of Operations

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Revenues. Total revenues increased by $17.4 million or 60% to $46.3 million in 2005 from $28.9 million in 2004. The increase in revenues resulted from increases in industrial services segment revenue of $4.3 million or 17% and electrical contracting segment revenues of $6.8 million or 194%. The remainder of the increase in revenues resulted from the diesel engine components segment of $6.3 million, acquired in March 2005.

The increase in industrial services segment revenue resulted from an increase in product sales during 2005 to $8.3 million, which was $1.5 million or 22% higher than product sales of $6.8 million during 2004, and to an increase in service revenue during 2005 to $21.4 million, which was $2.8 million or 15% higher than service revenue of $18.6 during 2004. The increase in product sales of $1.5 million resulted primarily from increased sales of magnets of $1.3 million. The increase in service revenues of $2.8 million resulted primarily from increased motor repairs of $2.5 million.

The increase in electrical contracting segment revenues during 2005 resulted primarily from market penetration facilitated by increasing name recognition and a strong local construction market.

To continue to grow our business segments at historical rates, we believe we must continue to make strategic business acquisitions. We make no assurance, however, that we will be able to identify, acquire and successfully integrate additional companies to achieve such growth. We expect our rates of revenue growth from existing operations in our electrical contracting segment to slow relative to historical rates in 2006 and thereafter in light of our current market penetration and geographic markets. Revenues from our diesel engine components segment should increase in 2006 to reflect a full year of sales.

Cost of Revenues. Total cost of revenues in 2005 was $37.1 million or 80% of total revenues compared to $22.7 million or 79% of total revenues in 2004. The increase of $14.4 million in cost of revenues was due primarily to the overall increase in our total revenue. The increase in cost of revenues as a percentage of total revenue from 2004 to 2005 of 1% was due to the increased percentage of electrical contracting revenues to total revenues to 22% in 2005 from 12% in 2004. Cost of electrical contracting revenues as a percentage of revenues is higher than cost of industrial services revenues as a percentage of revenue.

Gross Profit. Total gross profit in 2005 was $9.2 million or 20% of total revenues compared to $6.2 million or 21% of total revenues in 2004. The increase of $3 million was due to increased revenues. The decrease in gross profit as a percentage of total revenues was due to the increase in electrical contracting sales.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $9.7 million in 2005 from $6.2 million in 2004. Selling expenses increased 45% to $2.9 million in 2005 from $2.0 million in 2004 primarily due to higher salaries, benefits, commissions and travel and entertainment required to support the growth in total revenues. General and administrative expenses increased 58% to $6.8 million in 2005 from $4.3 million in 2004, primarily due to higher salaries, benefits, travel and bad debt expenses. Professional fees also increased due to costs associated with becoming a public company under federal securities laws.

Interest Expense and Other Income. Interest expense increased in 2005 to $6.7 million from $183,000 in 2004. Interest on principal debt increased to $705,000 from $183,000 due to higher outstanding balances and interest rates. The balance of interest expense included interest related to the issuance of a conversion option of $4.5 million, amortization of debt issue costs of $1.0 million and debt discount costs on debentures and senior revolving debt of $0.5 million.

Provision for Income Taxes. We have experienced net operating losses in each year since we commenced operations. We are uncertain as to whether we will be able to utilize these tax losses before they expire. Accordingly, we have provided a valuation allowance for the income tax benefits associated with these net future tax assets which primarily relates to cumulative net operating losses, until such time profitability is reasonably assured and it becomes more likely than not that we will be able to utilize such tax benefits.

Net Loss. Net loss was $7.2 million and $189,000 in 2005 and 2004, respectively. The increase in the net loss was due primarily to slightly lower gross profit as a percent of sales, higher professional fees associated with becoming a public company under federal securities laws, and higher interest expense.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Revenues. Total revenues increased by $13.4 million or 86% to $28.9 million in 2004 from $15.5 million in 2003. The increase in revenues resulted primarily from an increase in industrial services segment revenue of $10.1 million or 66%, and electrical contracting segment revenues of $3.4 million or 1,596%.

The increase in industrial services segment revenue resulted from an increase in product sales during 2004 to $6.8 million, which was $3.5 million or 109% higher than product sales of $3.2 million during 2003, and to an increase in service revenue during 2004 to $18.6 million, which was $6.5 million or 54% higher than service revenue of $12.1 million during 2003. The increase in product sales of $3.5 million resulted primarily from increased sales of magnets of $2.6 million and motors of $0.8 million. The increase in service revenues of $6.5 million resulted primarily from increased railroad repairs of $1.4 million, magnet repairs of $2.7 million and other services of $2.3 million, including testing and maintenance, engineering services and circuit breaker repairs.

Our management believes that the increase in electrical contractor segment revenues during 2004 resulted primarily from sales and marketing efforts undertaken following the commencement of our operations in this segment during 2001.

Cost of Revenues. Total cost of revenues in 2004 was $22.7 million or 79% of total revenues compared to $12.0 million or 77% of total revenues in 2003. The increase of $10.7 million in cost of revenues was due primarily to the overall increase in our total revenue. The increase in cost of revenues as a percentage of total revenue from 2003 to 2004 was due to the increased percentage of electrical contracting revenues to total revenues to 12% in 2004 from 1% in 2003. Cost of electrical contracting revenues as a percentage of revenues is higher than cost of industrial services revenues as a percentage of revenue.

Gross Profit. Total gross profit in 2004 was $6.2 million or 21% of total revenues compared to $3.5 million or 23% of total revenues in 2003. The increase of $2.7 million was due to increased revenues. The decrease in gross profit as a percentage of total revenues was due to the increase in electrical contracting sales.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $6.2 million in 2004 from $4.5 million in 2003. Selling expenses increased 34% to $2.0 million in 2004 from $1.5 million in 2003 primarily due to higher salaries, benefits and commissions required to support the growth in total revenues. General and administrative expenses increased 42% to $4.3 million in 2004 from $3.0 million in 2003 primarily due to higher salaries, benefits, travel, professional fees and bad debt expenses.

Interest Expense and Other Income. Interest expense declined in 2004 to $183,000 from $189,000 in 2003 resulting from lower average outstanding balances offset in part by slightly higher interest rates in 2004 compared to 2003.

Provision for Income Taxes. We have experienced net operating losses in each year since we commenced operations. We are uncertain as to whether we will be able to utilize these tax losses before they expire. Accordingly, we have provided a valuation allowance for the income tax benefits associated with these net future tax assets which primarily relates to cumulative net operating losses, until such time profitability is reasonably assured and it becomes more likely than not that we will be able to utilize such tax benefits.

Net Loss. Net loss was $189,000 and $1,137,000 in 2004 and 2003, respectively. The reduction in net loss from 2003 to 2004 was due to higher sales.

Liquidity and Capital Resources

We have incurred operating losses since we began operations in 2000. The operating losses were due to start up costs, including start up costs associated with acquisitions, underutilized operating capacity and costs incurred to build a corporate infrastructure sufficient to support increasing sales from existing operations and acquisitions for the foreseeable future. We funded these accumulated operating losses, increases in working capital, contractual obligations, acquisitions and capital expenditures with investments and advances from our majority stockholder ($7.2 million), a private debt offering ($4.0 million), private equity offerings ($2.7 million), trade credit and bank loans.

Our net loss for the year ended December 31, 2005 of $7.2 million included non-cash expenditures of depreciation and amortization of $0.7 million, amortization related to debt issue and debt discount costs of $1.5 million, and interest related to conversion option on note payable to shareholder of $4.5 million.

During the year ended December 31, 2005, we had net operating cash outflows of $4.6 million resulting from increases in accounts receivable, inventory and prepaid expenses of $3.7 million, $3.0 million and $0.6 million, respectively, less increases in accounts payable and accrued liabilities of $2.2 million and $0.6 million, respectively. Accounts receivable increased due to higher sales. Inventory increased due to higher sales and an increase in our inventory on hand. Accounts receivable and inventory are expected to increase if sales increase. Several of our trade accounts payable have extended beyond the terms allowed by the applicable vendors. As a result, certain vendors have placed us on credit hold or cash in advance which has resulted in delays in receipt of necessary materials and parts. Disruptions of this nature have resulted in delayed shipments to our customers and may continue to result in such delays in the future. We do not believe that these delays have resulted in the loss of any material amount of sales orders, although future delays might have an adverse affect on our business. We expect this condition to continue for the immediate future.

During the year ended December 31, 2005, net cash outflows from investing activities was $3.5 million, $2.6 million of which related to the acquisition of certain assets related to the diesel engine operations of Hatch & Kirk, Inc. in March 2005. We also acquired machinery and equipment of $0.9 million.

We financed our operating and investing activities during that period with a $4.0 million debenture offering, described below, and the refinancing of our bank line of credit of $2.5 million from MFB Financial with advances of $7.8 million under our senior credit facility with Laurus Master Fund, Ltd., also described below.

During the year ended December 31, 2004, we had net cash operating outflows of $2.0 million. This resulted from increases in accounts receivable and inventory of $2.2 million and $1.5 million, respectively, related to higher sales, offset by an increase in trade accounts payable and accrued expenses of $1.2 million and $.4 million, respectively.

We invested $0.9 million in machinery and equipment. We financed our operating and investing activities primarily with the net proceeds of approximately $2.7 million from the sale of shares of our preferred and common stock and net bank borrowings of $0.3 million.

We are undertaking various activities to improve our future cash flows. These activities include efforts to collect accounts receivable at a faster rate and to decrease inventory levels by improving controls over purchasing and more aggressive selling efforts. In that regard, we do not expect our accounts receivable to become more difficult or unlikely to collect, and we feel our inventory levels are consistent with anticipated future sales and not excessive.
In March 2005, we issued $4.0 million aggregate principal amount of subordinated convertible debentures to several of the selling shareholders in this offering. The debentures originally were scheduled to mature on February 28, 2007; however, in April 2006, the debenture holders agreed to extend the maturity date to February 28, 2008. The debentures bear interest at a fixed annual rate of 6%, payable in cash upon redemption or at maturity if the holders do not elect to convert their debentures. Each debenture holder has the option to convert principal and accrued interest under the debentures into shares of our common stock at a fixed conversion price of $0.3404926 per share, subject to certain anti-dilution adjustments. As of December 31, 2005, no debenture holder has elected to convert principal and accrued interest. To the extent that any debenture holder elects to convert principal and accrued interest into common stock, our obligation to repay the principal and accrued interest at maturity decreases accordingly. If no debenture holder elects to convert before maturity, we will be obligated to make principal and accrued interest payments totaling approximately $4.7 million on February 28, 2008. We are uncertain whether we will generate sufficient funds from operations to make that entire payment. If not, then absent exercise of the debenture holders’ conversion rights, we will have to refinance this indebtedness at its maturity or otherwise raise additional capital through debt or equity financing to pay off the indebtedness. There is no assurance that we will successfully refinance the indebtedness or secure such other financing on terms acceptable to us, or at all. If we are not successful, we would default under the debentures.

If we default under the debentures, all unpaid amounts will accrue interest at a rate of 15% per year from the date of default until paid. Other remedies available to the debenture holders upon an event of default, which remedies are subject and subordinate in right to the rights of Laurus as our senior secured lender, include the right to accelerate the maturity of all obligations, the right to foreclose on our assets securing the obligations, all rights of a secured creditor under applicable law, and other rights set forth in the debenture documents. The events of default under the debenture documents include failure to pay principal and interest when due, breach of any covenant under the debenture documents that continues unremedied for 10 days, certain events relating to bankruptcy, default under other indebtedness in a principal amount exceeding $200,000, a judgment in excess of $50,000 is levied against our assets, and other events described in the debenture documents.

In August 2005, we entered into a $10.0 million credit facility with Laurus Master Fund, Ltd. At December 31, 2005 and February 28, 2006, we had borrowed an aggregate of $7.8 million under the facility: $3.0 million under a term note, $4.0 million under a minimum borrowing note and $0.8 million under a revolving note. The notes bear interest at an annual rate of 1% over the prime rate as published in The Wall Street Journal. Interest is payable monthly, in arrears, beginning on September 1, 2005. The notes mature on August 24, 2008, are convertible into our common stock, and are secured by a first priority lien in our assets and our pledge of the equity interests in our subsidiaries. The obligations to Laurus also are guaranteed by certain subsidiaries.

The provisions of the revolving note include a lock-box agreement and also allow Laurus, in its reasonable credit judgment, to assess additional reserves against, or reduce the advance rate against accounts receivable used in the borrowing base calculation. These provisions satisfy the requirements for consideration of EITF Issue No. 95-22, Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements that include both a Subjective Acceleration Clause and a Lock-Box Arrangement. Based on further analysis of the terms of the revolving note, there are certain provisions that could potentially be interpreted as a subjective acceleration clause. More specifically, Laurus, in its reasonable credit judgment, can assess additional reserves to the borrowing base calculation or reduce the advance rate against accounts receivable to account for changes in the nature of our business that alters the underlying value of the collateral. The reserve requirements may result in an overadvance borrowing position that could require an accelerated repayment of the overadvance portion. Since the inception of this revolving note facility, Laurus has not applied any additional reserves to the borrowing base calculation. We do not anticipate any changes in our business practices that would result in any material adjustments to the borrowing base calculation. However, we cannot be certain that additional reserves will not be assessed by Laurus to the borrowing base calculation. As a result, we classify borrowings under the revolving note facility as a short-term obligation.

The term note issued to Laurus requires monthly principal payments of $100,000, together with all accrued and unpaid interest, beginning on March 1, 2006. Subject to the conversion limitations noted below, monthly payments of principal and interest under the term note must be made in shares of our common stock if (i) the average of the closing prices of our common stock as reported on our principal trading market for the five trading days immediately preceding the payment due date is greater than or equal to 110% of the then-applicable conversion price, and (ii) the amount of such conversion does not exceed 28% of the aggregate dollar trading volume of our common stock for the period of 22 trading days immediately preceding such date. Otherwise, we must pay Laurus an amount in cash equal to 101% of the principal and interest due. While we believe that our existing working capital and cash provided by operations will be adequate to allow us to make such principal and interest payments in cash rather than stock for at least the next 12 months, we are discussing with Laurus the possibility of postponing the monthly principal payment for three to six months to preserve working capital while we strive to achieve profitability and adequate cash flow to support continued growth, capital expenditures and term debt repayment. We cannot predict the outcome of these discussions.

Laurus has the option to convert all or any portion of the outstanding principal amount and/or accrued interest and fees under each note into shares of our common stock. With respect to the first $3.5 million aggregate principal amount converted under the minimum borrowing note, the conversion price is $0.19 per share. With respect to the remaining principal amount, the conversion price is $0.32 per share. The conversion price under the term note is $0.26 per share. Each of the foregoing conversion prices is subject to certain anti-dilution adjustments.

None of the obligations under the notes may be converted into our common stock to the extent that conversion would result in Laurus having beneficial ownership in excess of 9.99% of our issued and outstanding common stock. This conversion limitation becomes null and void if we are in default under our obligations to Laurus or on 75 days’ prior notice by Laurus. Further, the obligations are not convertible into our common stock unless:

•
(i) an effective current registration statement covering the shares of common stock exists or (ii) an exemption from registration for resale of all of the common stock is available pursuant to Rule 144 of the Securities Act of 1933; and

•	no event of default exists and is continuing.

    To the extent that Laurus elects to convert principal and accrued interest into common stock, our obligation to repay the principal and accrued interest at maturity decreases accordingly. If Laurus does not exercise its conversion right or is prevented from doing so, we will be obligated to repay the outstanding principal and interest on August 24, 2008. We do not anticipate being able to generate sufficient funds from operations to pay all such principal and interest on that date. Consequently, absent exercise of Laurus’ conversion rights, we anticipate having to refinance this indebtedness at its maturity or otherwise raise additional capital through debt or equity financing to pay off the indebtedness. There is no assurance that we will successfully refinance the indebtedness or secure such other financing on terms acceptable to us, or at all. If we are not successful, we would default under the notes.

If we default under the notes, then the interest on the outstanding principal balance of each note will increase at a rate of 1% per month until the default is cured or waived, and Laurus can require a default payment equal to 112% of the outstanding principal, interest and fees due to it. Other remedies available to Laurus upon an event of default include the right to accelerate the maturity of all obligations, the right to foreclose on our assets securing the obligations, all rights of a secured creditor under applicable law, and other rights set forth in the loan documents with Laurus. The events of default under the notes include failure to pay amounts within five days after the applicable due date, material breach of our loan agreement with Laurus that continues unremedied for 30 days, material breach of any other agreement with Laurus that continues unremedied beyond any applicable grace period, certain events relating to bankruptcy, we cease operations or experience a change of control, our common stock is not listed or quoted on an established trading market or exchange on or before July 15, 2006, and other events described in our loan agreement with Laurus.

Our current financing arrangements do not contain any financial covenant measures, such as minimum working capital, debt to equity or debt coverage ratios, that materially restrict our ability to undertake financing. These arrangements do include, however, restrictions on our ability to incur new indebtedness (other than trade debt), whether secured or unsecured, to redeem our capital stock, to issue preferred stock, and to pay dividends on any of our capital stock. In addition, so long as the senior secured notes we issued to it are outstanding, Laurus has a right of first refusal with respect to any future debt financing that is convertible into our capital stock. These restrictions and the right of first refusal will make it more difficult to obtain future financing for our business.

For additional information regarding our senior credit facilities, as well as the debenture offering and common and preferred stock offerings described above, see “Prior Financing Transactions” in this prospectus.

Following is a summary of fixed payments related to certain contractual obligations as of December 31, 2005 (amounts in thousands):

As of December 31, 2005:		Payments due by period
		Less than			More than
Contractual Obligations	Total	1 year	1-3 years	3-5 years	5 years
Long-Term Debt	$14,957	$5,870	$9,076	$11	$-
Lease Obligations	4,181	841	1,557	1,137	646
Total	$19,138	$6,711	$10,633	$1,148	$646

We believe that our existing working capital, cash provided by operations and our existing senior credit facility with Laurus, under which we had an additional $1.3 million available as of February 28, 2006, should be sufficient to fund our working capital needs, capital requirements and contractual obligations for at least the next 12 months. We will need, however, to raise additional debt or equity capital to fund any future business acquisitions. As of February 28, 2006, we did not have any material commitments for capital expenditures.

Our future working capital needs and capital-expenditure requirements will depend on many factors, including our rate of revenue growth, the rate and size of future business acquisitions, the expansion of our marketing and sales activities, and the rate of development of new products and services. To the extent that funds from the sources described above are not sufficient to finance our future activities, we will need to improve future cash flows and/or raise additional capital through debt or equity financing or by entering into strategic relationships or making other arrangements. Any effort to improve cash flows, whether by increasing sales, reducing operating costs, collecting accounts receivable at a faster rate, reducing inventory and other means, may not be successful. Further, any additional capital we seek to raise might not be available on terms acceptable to us, or at all.

Quarterly Results of Operations

The following table presents unaudited quarterly statements of operations data for the eight fiscal quarters ended December 31, 2005. This information reflects all normal non-recurring adjustments that we consider necessary for a fair presentation of such information in accordance with generally accepted accounting principles. The results for any quarter are not necessarily indicative of results that may be expected for any future period.

	Three Months Ended

	Dec. 31,	Sep. 25,	Jun. 26,	Mar. 26,	Dec. 31,	Sep. 26,	Jun. 27,	Mar. 26,
	2005	2005	2005	2005	2004	2004	2004	2004

Net revenues	$13,733	$12,410	$11,117	$9,036	$8,664	$7,220	$6,865	$6,148

Gross profit	$2,724	$2,610	$2,225	$1,597	$1,709	$1,776	$1,518	$1,194

Net income (Loss)	$(1,457)	$(5,016)	$(503)	$(220)	$(206)	$180	$(28)	$(135)

Basic and diluted earnings (loss) per share	$(0.01)	$(0.05)	$(0.01)	$0.00	$0.00	$0.00	$0.00	$0.00

Quantitative and Qualitative Disclosure about Market Risk

We are exposed to interest rate market risk with respect to our debt. Our total debt as of December 31, 2005 had a carrying value of approximately $13.5 million and a fair value of approximately $17.5 million. As of December 31, 2005, 73% of our total debt was subject to variable interest rates. As of December 31, 2005, the weighted-average interest rate of our debt was 7.22%. To the extent that we refinance our existing debt or incur additional debt outside of our currently existing arrangements, we will be subject to additional interest rate market risk, which could be substantial.

Our exposure to interest rate market risk with respect to cash is limited because our cash balances are maintained in a bank deposit account.

We are exposed to credit risk. Credit risk relates to the risk of loss resulting from the nonperformance by a customer of its contractual obligations. Our exposure generally relates to receivables and unbilled revenue for services provided. We maintain credit policies intended to minimize credit risk and actively monitor these policies.

Our exposure to foreign currency exchange rate risk is limited because substantially all of our transactions are conducted in United States dollars, and we do not believe that a change in any exchange rate of 10% would have a material impact on our consolidated results of operations or cash flows.

Off-Balance Sheet Transactions

As of December 31, 2005, 2004 and 2003, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

DESCRIPTION OF BUSINESS

Overview

We provide electrical and mechanical solutions to industrial, commercial and institutional customers primarily in the United States. Through our wholly owned subsidiaries, we:

•	provide maintenance and repair services for both alternating current and direct current electric industrial motors;

•	repair and manufacture industrial lifting magnets;

•	manufacture, remanufacture, repair and engineer power assemblies, engine parts and other components related to large diesel engines;

•	provide engineering and repair services for electrical power distribution systems within industrial plants and commercial facilities; and

•	provide electrical contracting services, including design-build services, to industrial, commercial and institutional customers.

To supplement our service offerings, we also provide on-site maintenance services and custom and standardized industrial maintenance training programs.

We began operations in July 2000 with the purchase of the operating assets of an electric motor and magnet shop in South Bend, Indiana. Through acquisitions and internal growth, we have expanded the nature of our operations as well as our geographic presence, which now includes additional locations in Indiana and locations in Alabama, Maryland, Ohio, Washington and West Virginia. In April 2004, we reorganized our operations into a holding company structure, forming Magnetech Integrated Services Corp. to act as the parent company. In September 2005, we changed our name from Magnetech Integrated Services Corp. to MISCOR Group, Ltd.

We view our business as having three complementary segments: industrial services, which we conduct through our subsidiary Magnetech Industrial Services, Inc.; electrical contracting services, which we conduct through our subsidiary Martell Electric, LLC; and diesel engine components, which we conduct through our subsidiary HK Engine Components, LLC.

We developed our industrial services business to take advantage of certain markets trends that we have observed. First is a shift among industrial companies toward outsourcing maintenance and other non-core services. These companies are increasing their use of outside contractors to control their internal labor and insurance costs and to eliminate the need for maintaining expensive, under-utilized equipment. Second, the mounting costs of training skilled employees, maintaining a satisfactory safety record and complying with rapidly changing government regulations are causing many industrial companies to seek experienced outsourcing providers. Third, many industrial companies prefer to simplify vendor management by working with larger providers that have broad geographic coverage. In response to these trends, we have made certain strategic business acquisitions to consolidate regionally fragmented service providers in the Midwest, resulting in significant revenue growth and geographic expansion of this segment of our business.

We formed Martell Electric, LLC in 2001 to take advantage of our expertise in electrical contracting. In November 2004 we expanded the geographical presence of Martell Electric through the acquisition of certain operating assets of Thomson Electric based in Elkhart, Indiana. Although revenues from our electrical contracting segment were not material in 2004, we anticipate that this facet of our business will expand in 2005 and beyond. Martell Electric provides a wide range of electrical contracting services, mainly to industrial, commercial and institutional customers in northern Indiana and southwest Michigan.

In March 2005, we formed our subsidiary HK Engine Components, LLC to acquire certain assets related to the diesel engine operations of Hatch & Kirk, Inc. located in Hagerstown, Maryland and Weston, West Virginia. In June 2005 we opened a sales office in Seattle. In this segment of our business, we manufacture, remanufacture, repair and engineer power assemblies, engine parts and other components related to large diesel engines for the rail, utilities, marine and offshore drilling industries.

Business Strategy

Our objective is to be a leading provider of integrated mechanical and electrical products and services to industry. To achieve that, we intend to grow our existing business segments and add complimentary businesses, both through acquisitions and internal sales growth.

Segment Information

We operate in three reportable revenue generating segments: industrial services; electrical contracting services; and diesel engine components. The following table sets forth summarized financial information concerning our reportable segments as of and for the three years ended December 31, 2005, 2004 and 2003 (amounts in thousands). Corporate administrative and support services are not allocated to the segments but are presented separately. See note O of the notes to our consolidated financial statements included elsewhere in this prospectus for additional financial information about our business segments.

	Year Ended December 31,
	2005	2004	2003
Revenues:
Industrial services	$29,721	$25,389	$15,321
Electrical contracting	10,404	3,595	212
Diesel engine components	6,320	-0-	-0-
Corporate	-0-	-0-	-0-
Elimination	(149)	(87)	(38)
Consolidated	$46,296	$28,897	$15,495

Gross Profit (loss):
Industrial services	$6,907	$5,912	$3,523
Electrical contracting	1,187	312	(11)
Diesel engine components	1,101	-0-	-0-
Corporate	-0-	-0-	-0-
Elimination	(39)	(27)	-0-
Consolidated	$9,156	$6,197	$3,512

Net income (loss):
Industrial services	$1,545	$1,100	$(60)
Electrical contracting	369	9	(74)
Diesel engine components	(194)	-0-	-0-
Corporate	(8,916)	(1,298)	(1,003)
Consolidated	$(7,196)	$(189)	$(1,137)

	As of December 31,
	2005	2004

Total assets:
Industrial services	$27,810	$10,366
Electrical contracting	7,820	3,799
Diesel engine components	9,633	-0-
Corporate	40,982	7,258
Elimination	(60,524)	(8,890)
Consolidated	$25,721	$12,533

Following is additional information regarding our three business segments.

Industrial Services Segment

We operate our industrial services segment through our subsidiary Magnetech Industrial Services, Inc.
We have organized our industrial services segment into three primary business groups: the Motor Group; the Magnet Group; and the Engineering Services Group. To supplement the services provided by these groups, we provide on-site equipment maintenance and education and training services.

Principal Products, Services, Markets and Distribution

The Motor Group. Our Motor Group provides maintenance and repair services for both alternating current (AC) and direct current (DC) electric motors. Our customers operate in a broad range of major industries, including steel, railroad, marine, petrochemical, pulp and paper, mining, automotive and power generation. Our products and services assist our customers in gaining a competitive advantage by managing their electric motor systems while saving energy and enhancing environmental quality. DC motors are used in a wide array of manufacturing applications where high torque and variable speeds are needed, while AC motors are the most common type of motor used in industrial applications. AC motors are made in all sizes from fractional to thousands of horsepower. The largest motor repaired by us as of the date of this prospectus is a 10,000 horsepower AC unit.

Our motor repair services include AC and DC motor rewinding, refurbishing, redesigning and testing. We also repair gear boxes, pumps, variable speed drivers and other rotating equipment. Our services are of particular value to a customer when the cost to repair or refurbish a motor is less than the cost of a new motor, or where the customer cannot afford the down time while awaiting the delivery of a new or special motor.

We typically subject a failed motor to an extensive analysis prior to quotation and repair to determine the primary cause of failure. We have complete, on-site diagnostic and testing services available to assist in this analysis, including electric motor circuit evaluation, laser alignment, vibration analysis and infrared thermography. We have on-site machine shops and an extensive inventory of parts and supplies, which expedite the timing of our repair work.

Throughout the repair process we strive to adhere to strict, industry-wide quality control guidelines established by various organizations, including the Electrical Apparatus Service Association, the Association of American Railroads, the National Electrical Manufacturers Association, the Institute of Electrical and Electronics Engineers, Inc. and Underwriters Laboratories, Inc. Our policy is to document each repair to ensure it complies with these standards to the extent they apply to a particular job.

The Motor Group accounted for approximately 27%, 34% and 50% of total consolidated revenues for the years ended December 31, 2005, 2004 and 2003, respectively.

The Magnet Group. Our Magnet Group repairs and manufactures industrial lifting magnets. Our customers include scrap yards, steel mills and steel processing centers. We believe, based on industry experience and market information, that we are one of the largest magnet repair operations in the United States and one of the top three manufacturers of industrial lifting magnets in the United States based on revenue for 2005. During 2003, we expanded our business operations and began exporting magnets to Europe, Asia and South America, although this has not become a significant portion of our sales. We offer our customers a full line of permanent lifting magnets, electro lifting magnets and battery lifting magnets.

Lifting magnets eliminate the need for slings, clamping devices or chains, and are ideal for lifting plates, forgings, die castings, burn-out parts and more. Using a lifting magnet, one person can perform operations previously requiring two or more people. Moreover, in steel mills and steel processing centers, magnetic lifting is often viewed as the easiest, fastest and most economical method of handling coiled strip steel. Traditional mechanical lifting devices can damage several layers of steel in the process of gripping the coil, and damage can also take place when the coil is released. Properly designed lifting magnets significantly reduce the risk of damage. In addition, much less storage space is required for magnetic handling because a magnet lifts the coil from directly above the load, eliminating the need for aisle space required by mechanical lifting devices. One crane or truck operator can usually load, transport and unload coils without assistance from the floor, freeing up manpower to be used elsewhere.

In the scrap metal industry, magnets are used to handle scrap which is too small to be processed with a mechanical grapple. Magnets are especially useful for sweeping an area clean of scrap, as well as for cleaning out the bottom of a truck bed or a railroad gondola car.

Magnets lift ferrous scrap by electromagnetic force, which is necessary to enable the operator to turn off the magnetic field in order to drop the load. Magnets for lifting are round and can be as large as eight feet in diameter and are able to handle loads up to 10,000 pounds. Because lifting magnets are charged electrically, they need an onboard magnet controller and a generator to power the electromagnet field. The controller allows the operator to control the electromagnetic field of the magnet by turning the field on or off, allowing the magnet to pick up or drop a load. The controller also allows an operator to slowly dissipate the electromagnetic field so scrap can be scattered over a larger area.

Because of the nature of lifting tough ferrous scrap, magnets have to be encased in a hardened shell. The typical reason that magnets have to be serviced or fail is due to bottom plate trauma, often caused by the magnet being lowered too quickly into a pile of scrap or being subjected to unnecessarily rough treatment.

Our Scrap Star Series of industrial lifting magnets was engineered specifically to meet the requirements of scrap processing, foundry and steel mill processing operations, providing our customers with a product characterized by increased reliability and durability. The design of the Series minimizes weight while maximizing lift-to weight ratios without sacrificing strength or durability. In addition, the Series’ cast steel case design, which includes a high-impact resistant heavy duty manganese bottom plate, is designed to withstand the challenging conditions of the scrap yard and steel mill working environments.

As with all industrial equipment, lifting magnets require periodic repair and maintenance. Industrial lifting magnets are carefully engineered devices composed of several sub-components that can bruise, bend or break, whether through misuse or as a result of ordinary wear and tear. We can repair or recondition most types of lifting magnets for our customers.

Typically, each magnet that we receive for repair is electrically tested and mechanically inspected to determine the condition of the magnet. We then disassemble the magnet to inspect its parts, and then prepare a quote to the customer for any necessary repairs, part replacements or reconditioning. We strive to repair and recondition magnets to the manufacturers’ specifications. Prior to delivery, the magnets are electrically tested, and the test results are recorded to create a historical record as part of a future failure analysis process.

The Magnet Group accounted for approximately 26%, 38% and 36% of total consolidated revenues for the years ended December 31, 2005, 2004 and 2003, respectively.

The Engineering Services Group. Our Engineering Services Group provides engineering and repair services for electrical power distribution systems within industrial plants and commercial facilities. The Group’s services are intended to assist our customers in avoiding critical equipment or system downtime. We provide an integrated approach to help our customers minimize disruptions to their operations by applying state-of-the-art technology and up-to-date knowledge and education. Through both proactive programs and emergency evaluations, our skilled professionals test, analyze, maintain, repair and replace power distribution equipment to maximize reliable and safe operation.

The Engineering Services Group offers the following services and capabilities to its customers:

•	power distribution apparatus testing, analysis, maintenance and repair;

•	power-factor insulation testing (arresters, circuit breakers, bushings, transformers);

•	generator testing and maintenance;

•	cable testing (fault location, high potential testing);

•	switchgear and substation maintenance, repair and upgrading;

•	circuit breaker retrofitting, reconditioning, cleaning and testing;

•	protective relay calibration and testing;

•	equipment start-up and commissioning;

•	infrared thermographic inspection; and

•	oil filled transformer services (dielectric fluid and gas analysis, among other services)

The Engineering Services Group also provides customers with power surveys and engineering studies to address potential electrical problems within a facility or process system. These surveys and studies customarily include an analysis of the data and recommendations for remedial action when warranted.

Customers of the Engineering Services Group include electrical and general contractors, consulting engineers, electrical distributors, commercial and industrial companies, electrical utilities, distribution cooperatives and municipalities and other government bodies. The services offered by the Group are performed by or under the supervision of engineers and technicians who are skilled in both electrical testing and design. This expertise and experience allow us to provide technical and application support for all our products and services. Several of our field personnel have received certification from the National Institute for Certification in Engineering Technologies. Other professional affiliations of our personnel include the Institute of Electrical and Electronics Engineers, Industry Applications Society, and Power Engineering Society. We are also an affiliate member of the International Electrical Testing Association.

The Engineering Services Group accounted for approximately 11%, 16% and 13% of total consolidated revenues for the years ended December 31, 2005, 2004 and 2003, respectively.

Supplemental Services. To supplement the services provided by our Motor, Magnet and Engineering Services Groups, we provide on-site predictive and preventative maintenance programs to our customers. We have developed these programs in response to a trend we have observed across several industries to outsource the maintenance of plant and equipment to reduce overall costs and to provide additional flexibility at times of peak work loads. We expect that this trend will provide significant opportunities to expand our business both by obtaining new customers and by entering new geographic areas. We also offer our customers both custom and standardized training programs in industrial maintenance. These programs are designed to equip our customers’ personnel with the skills and knowledge required for operating, maintaining and managing modern industrial and plant systems and equipment. The revenues from these supplemental services are not material.

Marketing and Customers

The products and services comprising our industrial services segment are marketed principally by personnel based at our seven locations and independent sales representatives. We believe that these locations are situated to facilitate timely response to our customers’ needs, which is an important feature of our services.

At February 28, 2006, we had approximately 250 customers in this segment with active accounts. Our largest customers include International Steel Group, Marathon Ashland Petroleum, CSX Transportation, USS Corporation and Union Pacific Railroad. No customer of our industrial services business accounted for 10% or more of our consolidated revenues during any of the last three fiscal years. Our industrial services business accounted for 64%, 88% and 99% of consolidated revenues for the years ended December 31, 2005, 2004 and 2003, respectively.

Generally, customers are billed for repair and maintenance services on a time and materials basis, although some work may be performed pursuant to a fixed-price bid. Certain of our service offerings, such as our predictive and preventive maintenance services, also may be billed based on the number of components monitored. Services are usually performed pursuant to written purchase orders that relate to specific repair or maintenance projects. We do not have any maintenance agreements calling for work to be performed over a period longer than one year. In some instances, we may enter into written contracts with customers governing the general terms and conditions under which work will be performed for those customers. The contracts, which typically apply to specific plants or locations, specify the range of services to be performed, the hourly rates for labor, payment terms, confidentiality terms and quality levels. The contracts have a one-year term but do not authorize or require the actual performance of services or provide for any ongoing monthly or other periodic payments. Rather, separate purchase orders for specific repair and/or maintenance projects are issued under the contracts.

Our industrial maintenance and repair services are generally available 24 hours a day, every day of the year. We typically provide various limited warranties for certain of our repair services. As of the date of this prospectus, there have been no significant warranty claims filed against us.

Customers of our Motor and Engineering Services Groups are located primarily east of the Mississippi River where our service centers are located. Customers of our Magnet Group are located throughout the United States and in Europe, Asia and South America, although revenues derived from foreign sales are not material.

Business Strategy

We seek to continue to strengthen and broaden our position as a provider of outsourced maintenance and repair, industrial education and training and complementary services to the industries we serve throughout the United States. To achieve this objective, we are pursuing the following business strategies:

•
Strengthen Competitive Position in Growing Market for Outsourcing Industrial Services. We believe that participants in the steel, power generation and other industries we serve, in an effort to remain competitive, will increasingly rely on independent contractors to provide maintenance and repair services. We intend to expand our capabilities to provide our customers an outsourcing solution for their maintenance and repair services and other industrial needs.

•
Cross-Sell Services. The sales staff, operations managers and business development personnel of each of our business segments are familiar with the capabilities of our other segments. We train our personnel to identify cross-selling opportunities and integrate the breadth of our services into each bid proposal. This provides the customer a more comprehensive portfolio of services and provides us with the opportunity to increase our sales per customer.

•
Acquire Complementary Service Businesses. We evaluate, on an ongoing basis, potential acquisitions of complementary businesses in an effort to further strengthen and broaden our service offerings, and to expand our customer base and geographic presence. We believe that the industrial maintenance and repair services markets are fragmented and are entering a period of consolidation due to: (i) customer demand for greater breadth and quality of service; (ii) the need to service multiple customer facilities, thus enabling the customer to reduce its vendor relationships; and (iii) the increased importance of established safety and environmental compliance records. These factors have increased the necessary economies of scale and scope in the support services and specialty fabrication markets, eroded the competitiveness of smaller industry participants, and increased the barriers to entry for new competitors. We intend to continue to pursue selected acquisitions that would complement our existing business groups and make us more competitive.

Foreign Sales

We do not currently maintain offices or have sales representatives in any countries other than the United States. Internationally, our revenues are derived primarily from product sales by our Magnet Group without installation. Our current international sales strategy is to emphasize product sales rather than maintenance and repair services due to the higher margins provided by product sales and the limited availability and transportation costs associated with providing qualified service personnel in foreign countries. Our revenues derived from sales to foreign customers are not material.

Raw Materials

The principal raw materials used in our industrial service segment are steel, aluminum and various flexible materials. Raw materials are obtained from a number of commercial sources at prevailing prices and we do not depend on any single supplier for any substantial portion of raw materials.

Competition

The level of competition we face varies depending on the business group involved. With respect to our Motor Group, we believe that the largest single supplier of new motors is General Electric Company, which also operates a national network of motor repair centers. In addition to General Electric, there are a number of other regional and local suppliers throughout the United States.

In the magnet market, there are four other principal suppliers of magnets based in the United States: Walker Magnetics Group; Ohio Magnetics, Inc.; Winkle Magnetics; and City Machine Technologies, Inc. We believe that we are one of the largest magnet repair operations in the United States, and one of the top three manufacturers of industrial lifting magnets, based on revenues for 2005.

Participants in our industry compete primarily on the basis of service, quality, timeliness and price. In general, competition stems from other outside service contractors and customers’ in-house maintenance departments. We believe we have a competitive advantage over most service contractors due to the quality, training and experience of our technicians, our regional service capability and the broad range of services we provide, as well as the technical support and manufacturing capabilities supporting our service network.

Backlog

At March 31, 2006, the backlog of our industrial services segment was approximately $4.1 million. Backlog represents the amount of revenue that we expect to realize from work to be performed on uncompleted contracts in progress and from contractual agreements upon which work has not commenced. Contracts included in backlog may have provisions which permit cancellation or delay in their performance by the customer and there can be no assurance that any work orders included in backlog will not be modified, canceled or delayed.

Working Capital

Our customers typically compensate us for services performed upon completion of a given project or on an agreed upon progress payment schedule for larger projects. Therefore, we must have sufficient working capital to permit us to undertake our services and to carry the appropriate inventory level of spare parts and equipment throughout the duration of a project. We believe that our present working capital position, combined with forecasted cash flows and borrowing capacity as well as the net proceeds from the recent private offerings of our securities, will be sufficient to meet our working capital requirements and contractual obligations for at least the next 12 months. For further discussion of our borrowing facilities, see “Prior Financing Transactions” and note F of the notes to our consolidated financial statements included in this prospectus.

Seasonality and Quarterly Fluctuations

Our revenues from our industrial services segment may be affected by the timing of scheduled outages at our industrial customers' facilities and by weather conditions with respect to projects conducted outdoors. The effects of seasonality may be offset by the timing of large individual contracts, particularly if all or a substantial portion of the contracts fall within a one- to two-quarter period. Accordingly, our quarterly results may fluctuate and the results of one fiscal quarter may not be representative of the results of any other quarter or of the full fiscal year.

Electrical Contracting Segment

We operate our electrical contracting segment through our subsidiary Martell Electric, LLC.

Principal Products, Services, Markets and Distribution

We provide electrical contracting services to a variety of customers throughout northern Indiana and southwest Michigan on a contract and fee basis. These services include maintenance and repair services primarily for industrial, commercial and institutional operations. We provide services for different construction methods, including the conventional plan, specification-delivery and design-build delivery methods. Contract work is obtained through a formal bidding process with general contractors, real estate developers and end customers. All electrical work must meet strict national and local codes enforced by local inspection authorities and stringent licensing procedures.

Marketing and Customers

Our customers include general contractors, real estate developers, commercial businesses, government agencies, manufacturers and institutions. No customer of our electrical contracting business accounted for 10% or more of our consolidated revenues during any prior fiscal year. Our electrical contracting business accounted for 22%, 12% and 1% of consolidated revenues for the years ended December 31, 2005, 2004 and 2003, respectively.

Business Strategy

Our strategy is to expand our electrical contracting business in northern Indiana and southwest Michigan through competitive advantages realized from alliances with suppliers, cross-selling opportunities developed from alliances with or acquisitions of local mechanical, control and integration contractors, and exploiting opportunities presented in our other business segments. In addition, we may pursue roadway lighting and traffic signal opportunities in our current geographic market.

Raw Materials

The principal raw materials used in our electrical contracting segment are steel, copper and petroleum-based materials. Raw materials are obtained from a number of commercial sources at prevailing prices and we do not depend on any single supplier for any substantial portion of raw materials.

Competition

We believe we are one of the three largest electrical contractors in our geographic market, based on sales for 2005. In addition, we compete against several smaller companies that provide electrical contracting services. Certain collective bargaining agreements to which we are a party limit our ability to compete on price with lower-cost, non-union contractors.

Backlog

At March 31, 2006, the backlog of our electrical contracting segment was approximately $7.8 million. Backlog represents the amount of revenue that we expect to realize from work to be performed on uncompleted contracts, work in progress, time and material work orders and contractual agreements upon which work has not commenced. Contracts included in backlog may have provisions which permit cancellation or delay in their performance by the customer and there can be no assurance that any work orders included in backlog will not be modified, canceled or delayed.

Working Capital

Our customers typically compensate us for services performed upon completion of a given project or on an agreed upon progress payment schedule for larger projects. Most contracts with general contractors and real estate developers allow the customer to retain generally between 5% and 10% of each progress billing until the contract is completed, inspected and approved. Therefore, we must have sufficient working capital to permit us to undertake our services, and to carry the appropriate inventory level of spare parts and equipment, throughout the duration of a project. We believe that our present working capital position, combined with forecasted cash flows and borrowing capacity as well as the net proceeds from the recent private offerings of our securities, will be sufficient to meet our working capital requirements and contractual obligations for at least the next 12 months. For further discussion of our borrowing facilities, see “Prior Financing Transactions” and note F of the notes to our consolidated financial statements included in this prospectus.

Seasonality and Quarterly Fluctuations

Our revenues from our electrical contracting segment may be affected by weather conditions with respect to projects conducted outdoors. The effects of seasonality may be offset by the timing of large individual contracts, particularly if all or a substantial portion of the contracts fall within a one- to two-quarter period. Further, our revenues may be affected by the cyclical nature of the construction industry which is impacted by the local economy and interest rates. Accordingly, our quarterly results may fluctuate and the results of one fiscal quarter may not be representative of the results of any other quarter or of the full fiscal year.

Diesel Engine Components Segment

We operate our diesel engine contracting segment through our subsidiary HK Engine Components, LLC.

Hatch & Kirk Acquisition

In March 2005, we acquired certain assets related to the diesel engine operations of Hatch & Kirk, Inc. located in Hagerstown, Maryland and Weston, West Virginia. The aggregate purchase price was $2,613,000, comprised of the following: cash of $2,508,000; a note payable of $30,000; and 280,000 shares of our common stock valued at $75,000. We also assumed certain accrued liabilities in the aggregate face amount of $105,000, as well as the real property lease for Hatch & Kirk’s Hagerstown, Maryland facility. This acquisition launched the diesel engine components segment of our business.

Principal Products, Services, Markets and Distribution

In this segment of our business, we manufacture, remanufacture, repair and engineer power assemblies, engine parts and other components related to large diesel engines. These engines typically are used to power railroad locomotives, as marine engines and as back-up power supplies in power and utility plants and in the oil and gas industries. Typical engine types supported by our products include the former Electro Motive Diesel division of General Motors Corporation, Alco, Fairbanks Morse and Detroit Diesel.

Marketing and Customers

Diesel engine component customers include companies that use, manufacture or distribute diesel engines and related components for the rail, utilities, maritime and offshore drilling industries. Our largest customers include General Electric, Burns & Roe, Nuliner Marketing, Kansas City Southern Industries, Norfolk and Southern Corp. No customer of our diesel engine components business has accounted for more than 10% of our consolidated revenue during the year ended December 31, 2005. Our diesel engine components business accounted for 14% of consolidated revenues for the year ended December 31, 2005.

Business Strategy

Our strategy is to expand into other geographic markets throughout the world, particularly with respect to the remanufacture and repair of Electro Motive Diesel power assemblies. We also intend to develop power assembly solutions for additional engine manufacturers.

Raw Materials

The principal raw materials used in our diesel engine components segment are scrap and raw steel, aluminum, alloys and molds. Certain raw materials can be obtained from a number of commercial sources at prevailing prices and we do not depend on any single supplier for any substantial portion of raw materials. However, it is sometimes difficult to obtain adequate quantities of scrap steel and alloys at competitive prices. The cost to deliver scrap steel can limit the geographic areas from which we can obtain this material. Valves, a critical component of our power assembly product offering, can be obtained from only two reliable sources at competitive prices, one of which is in South America. We attempt to minimize this risk by stocking adequate levels of key components. However, we may encounter problems at times in obtaining the raw materials necessary to conduct our diesel engine components business.

Competition

Our two largest competitors are General Electric and the former Electro Motive Diesel division of General Motors Corporation. We believe we are the largest supplier of diesel engine components in the United States that is not an original equipment manufacturer, based on revenues for the year ended December 31, 2005. There are a number of smaller competitors.

Foreign Sales

Our diesel engine components business derives a significant portion of its revenues from foreign customers. Foreign sales for the year ended December 31, 2005 were $2.8 million, or 44% of the total revenues of this segment.

Backlog

At March 31, 2006, the backlog of our diesel engine component segment was approximately $1.7 million. Backlog represents the amount of revenue that we expect to realize from work to be performed on uncompleted contracts, work in progress, time and material work orders, and from contractual agreements upon which work has not commenced. Contracts included in backlog may have provisions which permit cancellation or delay in their performance by the customer, and there can be no assurance that any work orders included in backlog will not be modified, canceled or delayed.

Working Capital

Our customers typically pay within 30 to 60 days from the date of shipment. Some foreign customers typically pay in 90 days. Therefore, we must have sufficient working capital to permit us to undertake our services, and to carry the appropriate inventory level of spare parts and equipment, throughout the duration of a project. We believe that our present working capital position, combined with forecasted cash flows and borrowing capacity as well as the net proceeds from the recent private offerings of our securities, will be sufficient to meet our working capital requirements and contractual obligations for at least the next 12 months. For further discussion of our borrowing facilities, see “Prior Financing Transactions” and note F of the notes to our consolidated financial statements included in this prospectus.

Seasonality and Quarterly Fluctuations

The effects of seasonality on revenues in our diesel engine components business are insignificant. However, the timing of large individual orders may have a significant impact on revenues in any quarter. Accordingly, our quarterly results may fluctuate and the results of one fiscal quarter may not be representative of the results of any other quarter or of the full fiscal year.

Intellectual Property

We hold one United States patent for an industrial lifting magnet that is in production, and certain trademarks. We do not have a significant research and development program.

Regulation

Substantially all of our business activities are subject to federal, state and local laws and regulations. These regulations are administered by various federal, state and local health and safety and environmental agencies and authorities, including the Occupational Safety and Health Administration of the United States Department of Labor and the Environmental Protection Agency. Expenditures relating to such regulations are made in the normal course of our business. We do not currently expect to expend material amounts for compliance with such laws during the next two fiscal years.

Insurance

We carry insurance we believe to be appropriate for the businesses in which we are engaged. Since our organization, we have not been subject to any significant liability claims arising from our business operations that have not been covered by insurance. Because of the nature of our business, however, we may be subject to claims in the future that exceed our available insurance coverage. To the extent that such claims arise, our operating results could be harmed. See “Risk Factors” in this prospectus.

Employees

At February 28, 2006, we had 363 full-time employees, of which 83 were salaried and 280 were hourly. At that date, approximately 40% of our employees were covered by collective bargaining agreements with several trade unions. We believe our relations with our employees to be good.

Properties

We conduct our business from eleven locations in the United States. We lease facilities in South Bend and Hammond, Indiana, Boardman, Ohio and Mobile, Alabama from several limited liability companies, all of which are indirectly owned by John A. Martell, our Chairman, Chief Executive Officer and President. We lease our Hagerstown, Maryland facility from a partnership of which J. Cullen Burdette, a Vice President of our subsidiary HK Engine Components, LLC, is a partner. See “Certain Relationships and Related Party Transactions.” We lease from unaffiliated parties facilities in Elkhart, Indianapolis and Merrillville, Indiana; Seattle, Washington; and Huntington, West Virginia. Our leases have terms expiring at various times through May 2012, with annual base rental payments ranging from $31,000 to $150,000. We own our facility in Weston, West Virginia.

The Elkhart facility is used in the electrical contracting segment of our business. The Hagerstown, Seattle and Weston facilities are used in the diesel engine components segment of our business. The other facilities are used in the industrial services segment of our business. Our executive offices are maintained at our South Bend, Indiana facility.

We believe that our existing facilities are adequate to meet current requirements and that suitable additional or substitute space would be available on commercially reasonable terms as needed to accommodate any expansion of our operations.

Legal Proceedings

Generally, we are involved in various legal proceedings arising from the normal course of business activities. In our opinion, resolution of these matters is not expected to have a material adverse effect on our consolidated results of operations, cash flows or financial position.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information concerning our executive officers and directors as of February 28, 2006:

Name	Age	Position
John A. Martell	51	Chairman of the Board, Chief Executive Officer and President
Richard J. Mullin	54	Chief Financial Officer, Vice President and Treasurer
James M. Lewis	42	Vice President, Secretary and General Counsel
William Wisniewski	53	Vice President, Magnetech Industrial Services, Inc.
J. Cullen Burdette	46	Vice President, HK Engine Components, LLC
Anthony W. Nicholson	52	Vice President, Martell Electric, LLC
William J. Schmuhl, Jr.[96]	62	Director
Richard A. Tamborski[2]	57	Director

1 Mr. Schmuhl is a member of our compensation committee.
2 Mr. Tamborski is a member of our compensation committee.

John A. Martell is the founder of our company and has been Chairman of the Board, Chief Executive Officer and President since April 2004. Mr. Martell has been Chief Executive Officer and President of our subsidiary Magnetech Industrial Services, Inc. since November 2001, President of our subsidiary Martell Electric, LLC since December 2001, and President of our subsidiary HK Engine Components, LLC since February 2005. Mr. Martell has over 20 years experience in the electrical contracting and industrial services industry at a senior executive level. He was Vice President and one of the founding shareholders of Trans Tech Electric Inc., a specialty electrical contractor operating in Indiana and Arizona. In 1998 this company, along with three others, became one of the founding members of Quanta Services, Inc. (NYSE:PWR), a provider of specialized contracting services. Mr. Martell served as a member of the founding board of directors of Quanta Services, Inc. from February 1998 to May 2001. In November 2001, Mr. Martell left Trans Tech Electric Inc. to focus on the business and operations of Magnetech Industrial Services, Inc. Mr. Martell holds a BS in Electrical Engineering from the University of Notre Dame, and a Certificate in Executive Management, also from the University of Notre Dame. Mr. Martell is registered as a Professional Engineer in Indiana and Michigan.

Richard J. Mullin joined the company in February 2005 as Vice President and Chief Financial Officer. Prior to joining the company he was Vice President of Finance & Operations for SANYO Sales & Supply Company, a biomedical equipment supplier, from July 2003 to February 2005. Mr. Mullin was an independent consultant from May 2002 to July 2003. From May 2000 to May 2002, he served as President and Chief Financial Officer of Starcraft Corporation, a specialty automotive supplier that, at that time, was a Nasdaq listed company. Mr. Mullin began his career in 1975 with KPMG (Peat, Marwick, Mitchell & Co) where he worked eight years and was promoted to Senior Audit Manager. He left KPMG in 1983 to join Wells Electronics, Inc., an electronics component manufacturer, as Vice President of Finance and was promoted to President in 1993. Mr. Mullin is a CPA and holds a BBA in Finance and Economics and an MBA from the University of Notre Dame.

James M. Lewis joined the company in September 2005 as Vice President, Secretary and General Counsel. Prior to joining the company, Mr. Lewis was a partner in the Litigation Department of Barnes & Thornburg, LLP, a law firm. During his 13 years with Barnes & Thornburg, Mr. Lewis represented manufacturing clients and other businesses and individuals in contract and commercial litigation and product liability cases. He also has taught as an adjunct assistant professor at the Notre Dame Law School. Mr. Lewis received his JD summa cum laude from Notre Dame Law School in 1991, an MA in philosophy from Northwestern University in 1988 and a BA magna cum laude from the University of Notre Dame in 1986.

William Wisniewski joined us in April 2003 as National Sales Manager of our subsidiary Magnetech Industrial Services, Inc. In January 2004 he was promoted to Vice President. Prior to joining the company he held various operating positions for Reliance Electric, a division of Rockwell Automation involved in motor repair, from

1997 to 2003. Mr. Wisniewski also worked for Calumet Armature, which also was involved in motor repair, in various capacities, including as Vice President and General Manager, from 1973 to 1997.

J. Cullen Burdette joined us in March 2005 as General Manager of our subsidiary HK Engine Components, LLC. In May 2005 he was promoted to Vice President. Prior to joining the company he was General Manager of Hatch & Kirk, Inc., a supplier of diesel engine components, from 1993 to 2005. Mr. Burdette holds a BS in electrical engineering from the University of Maryland.

Anthony W. Nicholson joined us in April 2005 as Vice President of our subsidiary Martell Electric, LLC. Prior to joining us, he was Vice President of Trans Tech Electric, Inc., a specialty electrical contractor, from 2001 to 2005. From 1996 to 2001 he was Chief Operating Officer of Ed Nicholson & Associates, Inc., a construction management company. He spent most of his career in various management positions in electrical contracting and construction management. Mr. Nicholson has a BA from the University of Evansville and an MBA from the University of Notre Dame.

William J. Schmuhl, Jr. has been a director of our company and a member of the compensation committee of our board since October 2005. He is currently President of Heywood Williams USA, Inc., a manufacturer and distributor of products for the manufactured housing and recreational vehicle industries, where he has served in this capacity since 1996. Mr. Schmuhl is also a director of Heywood Williams Group, PLC, a UK-based specialty distributor, JSJ Corporation, a manufacturer of furniture, automotive parts and material handling equipment, Rieth-Riley Construction Company, a paving contractor, and Thakar Aluminum Corporation, a manufacturer of secondary aluminum billet for the aluminum extrusion market. He is a CPA and has a JD and BBA from the University of Notre Dame and an MBA from the University of Chicago.

Richard A. Tamborski has been a director of our company and a member of the compensation committee of our board since October 2005. He is currently Vice President of Operations for Alstom Transport, a division of Alstom, a global power and transportation manufacturer based in France, where he has been employed since July 2001. From 2000 to 2001, Mr. Tamborski was Vice President of Sourcing and Logistics for Wabtec Corp., a supplier of components and services to the rail and transit industries. Prior to joining Wabtec, Mr. Tamborski held executive operating positions for various companies primarily in the railroad and related industries, including Motor Coils Manufacturing, Boise Locomotive and General Electric. Mr. Tamborski has a BS degree from Lake Erie College.

Board Composition

Our board of directors currently consists of the three directors named above, each holding office until the next annual meeting of shareholders. The terms of the directors elected at such annual meeting, or at any later annual meeting, will be for one year. Our articles of incorporation, however, authorize our board to adopt a resolution to establish three classes of directors. If our board adopts such a resolution, the directors elected by the shareholders at the first annual meeting following adoption of the resolution will be divided into three classes, as nearly equal in number as possible. The term of office of the first class of directors will expire at the next succeeding annual meeting of shareholders, the term of office of the second class will expire at the second succeeding annual meeting, and the term of office of the third class will expire at the third succeeding annual meeting. At each annual meeting of shareholders following such initial classification, directors elected by the shareholders to succeed those directors whose term expires will be elected for a three-year term.

In connection with our retention of Strasbourger Pearson Tulcin Wolff Inc. as the placement agent for certain private placements of our securities, we granted Strasbourger the right to designate two nominees to our board of directors. As of the date of this prospectus, Strasbourger has not designated anyone to serve on our board. We also designated Strasbourger the right to designate a nominee to the board of directors of our subsidiary Magnetech Industrial Services, Inc. Ronald Moschetta, an employee of Strasbourger and a selling shareholder, was appointed to that board pursuant to this right, which has expired. See “Prior Financing Transactions” in this prospectus.

Board Committees

Our board of directors does not have a separate audit committee or nominating committee. Rather, the functions traditionally performed by these committees are performed by the entire board. This arrangement allows each of our directors to participate in and contribute to these important functions, and to increases their familiarity with our business and operations. Although we do not having a separate audit committee, we have designated Mr.

Schmuhl as our “audit committee financial expert” as defined under Securities and Exchange Commission rules. Mr. Schmuhl is “independent” within the meaning of the Securities Exchange Act of 1934.

Our board has established a compensation committee. The members of the committee are Messrs. Schmuhl and Tamborski, each of whom has been determined by our board to qualify as a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, and as an “outside director” under Section 162(m) of the Internal Revenue Code. The principal functions of the committee are to:

•	evaluate the performance of our officers and approve their compensation;

•	prepare an annual report on executive compensation for inclusion in our proxy statement;

•	review and approve compensation plans, policies and programs, considering their design and competitiveness;

•	administer and review changes to our equity incentive plans pursuant to the terms of the plans; and

•	review our director compensation levels and practices and recommend changes as appropriate.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Ethics

In September 2005, we adopted a Code of Business Conduct and Ethics that applies to all of our executive officers, directors and employees. The Code of Business Conduct and Ethics codifies the business and ethical principals that govern all aspects of our business.

Director Compensation

From our organization in 2000 through 2004, our directors received no compensation for serving on the board. Beginning in 2005, our non-employee directors receive an annual retainer of $4,000, plus $750 for each full board meeting and $500 for each committee meeting attended. If, however, a director attends the meeting by telephone rather than in person, the fees are reduced to $500 for a full board meeting and $300 for a committee meeting. In addition, our directors are eligible to receive stock option grants under our 2005 Stock Option Plan and offers to purchase restricted stock under our 2005 Restricted Stock Purchase Plan. We reimburse our directors for reasonable out-of-pocket expenses incurred in attending board and committee meetings.

Executive Compensation

The following table provides information relating to compensation for the fiscal year ended December 31, 2005 that we paid to our President and Chief Executive Officer and to our other executive officers whose total annual salary and bonus, as determined pursuant to Securities and Exchange Commission rules, exceeded $100,000 (collectively, sometimes referred to in this prospectus as our named executive officers). The amounts shown in the following table include compensation for services in all capacities provided to us.

Summary Compensation Table

		Annual Compensation
Name and Principal Position	Year	Salary (1) ($)	Bonus (1) ($)	All Other Compensation ($)
John A. Martell, Chairman, Chief Executive Officer and President	2005	95,160	-	1,427 (2)
Richard J. Mullin, Chief Financial Officer, Vice President and Treasurer	2005	95,192	26,125	-
William Wisniewski, Vice President - Magnetech Industrial Services, Inc.	2005	103,520	10,000	6,497 (3)

(1)	Includes amounts (if any) deferred at the executive officer’s option under our defined contribution plan established under Section 401(k) of the Internal Revenue Code.
(2)	Represents matching contributions to Mr. Martell’s account in our 401(k) defined contribution plan for 2005.
(3)	Represents the value of a company automobile perquisite for Mr. Wisniewski.

Equity Incentive Plans

2005 Stock Option Plan. Our board of directors adopted the 2005 Stock Option Plan in August 2005, and it was later approved by our shareholders. The Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, and non-statutory stock options to our executive employees who are materially responsible for the management and operation of our business, and to our directors. As of February 28, 2006, options to acquire a total of 500,000 shares were outstanding under the Plan, all at the same exercise price of $0.25 per share, subject to certain anti-dilution adjustments. The options were granted on September 30, 2005, and are exercisable in 25% cumulative increments on and after the first four anniversaries of their grant date. The options were issued to our executive officers (other than Mr. Martell) as follows:

Executive Officer	Number of Shares Subject to Options
Richard J. Mullin	100,000
James M. Lewis	100,000
William Wisniewski	100,000
J. Cullen Burdette	100,000
Anthony W. Nicholson	100,000

A total of 2,000,000 shares of common stock were reserved for issuance under the Plan, including the 500,000 shares issuable upon exercise of the options listed above. This number is subject to adjustment as a result of a stock split, combination of shares, recapitalization, merger or other transaction resulting in a change in our shares. If any option expires or is otherwise terminated, unexercised shares subject to the option become available for other option grants under the Plan.

The Plan is administered by our board of directors or a committee of the board designated for that purpose. The grants described above were approved by our full board of directors, which has since designated the compensation committee to act as administrator of the Plan. The administrator has the power to determine the persons eligible to participate in the Plan and the terms of each option, including the exercise price, the number of shares subject to the option, whether the option is an incentive stock option or a non-statutory option, and the duration of the option.

The Plan provides that no option may have a duration longer than five years, and that an outstanding option may be deemed cancelled upon, or within certain prescribed periods after, termination of employment or removal as a director, as applicable, depending on the reason for such termination or removal. In addition, after any change in control of our company, options granted under the Plan will be immediately exercisable in full, and any option holder employed as of the date of the change of control will have 30 days after such date to exercise his or her option. The Plan defines a change of control as any merger or consolidation of our company the result of which is that holders of our voting capital stock hold less than 50% of the voting capital stock of the surviving entity, the sale, lease or transfer of all or substantially all of our assets, or approval by our shareholders of a plan of liquidation or dissolution of our company.

2005 Restricted Stock Purchase Plan. Our board of directors adopted the 2005 Restricted Stock Purchase Plan in August 2005. The Plan provides for the grant of offers to purchase restricted stock to our directors, officers and key employees. As of February 28, 2006, a total of 250,000 shares had been issued under the Plan to the following executive officers pursuant to accepted offers to purchase stock at a nominal price of $0.001 per share:

Executive Officer	Number of Shares
Richard J. Mullin	50,000
James M. Lewis	50,000
William Wisniewski	50,000
J. Cullen Burdette	50,000
Anthony W. Nicholson	50,000

A total of 1,000,000 shares of common stock were reserved for issuance under the Plan, including the 250,000 shares listed above. This number is subject to adjustment as a result of a stock split, combination of shares, recapitalization, merger or other transaction resulting in a change in our shares. If we repurchase any shares in accordance with the terms of the Plan, the re-acquired shares become available for issuance under the Plan.

The Plan is administered by our board of directors or a committee of the board designated for that purpose. The grants described above were approved by our full board of directors, which has since designated the compensation committee to act as administrator of the Plan. The administrator has the power to determine the persons eligible to participate in the Plan and the terms of each purchase offer, including the purchase price (which may be zero) and the number of shares subject to the offer. An offer to purchase terminates 30 days after the offer is made or, if earlier, termination of employment for any reason.

A participant may not transfer shares acquired under the Plan except in the event of the sale or liquidation of our company. A participant is deemed to agree to any sale or liquidation approved by holders of a majority of our common stock, and to have granted such holders an irrevocable proxy to vote the participant’s shares in favor of the sale or liquidation.

If within three years after shares are acquired under the Plan a participant terminates employment for any reason other than death, disability, retirement or good reason, we are required under the Plan to purchase the participant’s shares for the same price the participant paid. If the participant terminates employment after three years or as a result of death, disability or retirement or for good reason, we are required under the Plan to purchase the shares for a price equal to their fair market value.

401(k) Plan

In 2002, our board of directors adopted the Magnetech 401(k) Plan for non-union employees, which is intended to be a tax-qualified defined contribution plan under Sections 401(a) and 401(k) of the Internal Revenue Code. Under the terms of the Plan, eligible employees may elect to contribute up to 75% of their eligible compensation as salary deferral contributions to the Plan, subject to certain statutorily prescribed limits. In addition, eligible employees may elect to contribute an additional amount of their eligible compensation as a catch-up contribution to the Plan, provided that such eligible employees are anticipated to reach age 50 before the end of the applicable year and subject to certain statutorily prescribed limits.

The Plan also permits, but does not require, that we make discretionary matching contributions. We made discretionary matching contributions to the Plan in 2003, 2004 and 2005. Because the Plan is a tax-qualified plan, we can generally deduct contributions to the Plan when made, and such contributions are not taxable to participants until distributed from the Plan. Pursuant to the terms of the Plan, participants may direct the trustees to invest their accounts in selected investment options.

We also have adopted a 401(k) plan for union employees.

Employment Agreements

We have entered into employment agreements, each dated September 30, 2005, with each of our executive officers. Each agreement is for an initial three-year term, subject to earlier termination as provided in the agreement. The term will automatically renew for successive one-year periods unless either party, at least three months before the end of the initial term or any renewal term, requests termination or renegotiation of the agreement. The base salary for each executive is as follows: Mr. Martell - $95,060; Mr. Burdette - $105,000; Mr. Lewis - $125,000; Mr. Mullin - $116,000; Mr. Nicholson - $105,000; and Mr. Wisniewski - $105,040. Other compensation and benefits provided under the agreements include eligibility to participate in incentive compensation plans established by our board of directors from time to time, as well as health insurance, retirement, insurance and other benefit plans generally available to our senior executives, use of an automobile, reimbursement of business-related expenses, vacation and short-term disability coverage.

Each employment agreement provides for certain benefits to the executive if employment is terminated by us for cause, by the executive without good reason, or due to death or disability. In those events, we are obligated to pay the executive his base salary through the date of termination with credit for earned but unused vacation, and to honor any vested benefits under our existing benefit plans and any other agreements with the executive. If the executive’s employment is terminated by us without cause, or by the executive for good reason, we are required to pay the executive, as severance pay, the following:

•	within two business days following termination, his base pay through the end of the month with credit for earned but unused vacation;

•
an amount equal to a multiple of the executive’s base salary in installments over varying periods in accordance with our usual payroll periods. The multiple and periods vary by executive as follows: Mr. Martell - 1.9 multiple of base salary up to $180,000 per year for three years; Messrs. Burdette, Nicholson and Wisniewski - 1.0 multiple of base salary for one year; Mr. Mullin - 1.37 multiple of base salary up to $150,000 per year for two years; and Mr. Lewis - 1.0 multiple of base salary for two years;

•
an amount equal to the most recent annual profit sharing and/or incentive bonus received by the executive, prorated for the portion of the current year for which the executive was employed, or, if greater, the amount which would be due under the profit sharing and/or incentive bonus plans applicable to the executive for the then current year calculated as of the effective date of termination, such amount to be reduced by any payment previously received during the current year as part of the profit sharing and/or incentive bonus plans. This payment is to be made in substantially equal installments in accordance with our usual payroll periods over the time period that the executive receives base salary payments;

•	up to $10,000 for outplacement services by an outplacement firm; and

•
for one year and at our expense, we are required to maintain (or provide substantially similar) medical insurance and reimbursement plans and other programs or arrangements in which the executive was entitled to participate immediately prior to the date of termination.

The employment agreements also provide that if the executive’s employment is terminated for any reason, then, if applicable, he is deemed to have resigned immediately as a director of the company and all subsidiaries.

Limitation of Liability and Indemnification Matters

Our articles of incorporation limit the liability of our directors and officers for any loss or damage caused by their actions or omissions if they acted in good faith, with the care an ordinarily prudent person in a like position would have exercised under similar circumstances, and in a manner they reasonably believed was in the best interests of our company. If they did not meet these standards, our directors and officers also would not be liable for any loss or damage caused by actions or omissions that did not constitute willful misconduct or recklessness.

Our articles of incorporation provide that we are required to indemnify our directors and officers to the fullest extent permitted by Indiana law. Indiana law authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with proceedings to which the officers or directors are made parties by reason of their relationships to the corporation. Officers and directors may be indemnified where they have acted in good faith, the action taken was not against the interests of the corporation, and the action was lawful or there was no reason or cause to believe the action was unlawful. In addition, Indiana law requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful on the merits or otherwise, in the defense of any such proceeding, against reasonable expenses incurred in connection with the proceeding. A corporation also may, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding.

We also maintain liability insurance for our directors and officers.

The limitation of liability and indemnification provisions in our articles of incorporation and by-laws may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and control persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since we began operations in July 2000, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $60,000 and in which any current director, executive officer, holder of more than 5% of our capital stock, or entities affiliated with them, had or will have a material interest, other than as described in the sections of this prospectus captioned “Prior Financing Transactions” and “Management” and in the transactions described below. Unless otherwise noted, we believe the terms of the described transactions were as favorable to us as those generally available from unaffiliated third parties. At the time of the transactions, we did not have independent directors. Thus, these transactions were not ratified by disinterested independent directors.

We lease several buildings from various entities owned by JAM Fox Investments, LLC, which is owned by Mr. Martell. Following is a summary of such leases in effect as of February 28, 2006:

Lessor	Location	Expiration Date	Monthly Rental
JAM Summer Properties LLC	Hammond, Indiana	August 3, 2010	$8,925 (1)
JAM Bev Properties LLC	Boardman, Ohio	May 5, 2012	$4,400 (2)
JAM Walnut Properties LLC	South Bend, Indiana	December 31, 2014	$9,200 (3)
JAM Hutson Properties LLC	Mobile, Alabama	March 1, 2009	$4,100 (4)

(1) Monthly rental increases to $9,371 on August 3, 2007.
(2) Monthly rental increases to $4,620 on May 5, 2006 and to $4,851 on May 5, 2009.
(3) Monthly rental increases to $9,660 on January 1, 2009 and to $10,143 on January 1, 2012.
(4) Monthly rental increases to $4,600 on March 1, 2006.

In connection with our reorganization in April 2004, Mr. Martell transferred all of his stock in Magnetech Industrial Services, Inc. to our company in exchange for 79,450,000 shares of our common stock. In September 2005, Mr. Martell sold an aggregate of 3,980,000 shares of common stock to certain other, unaffiliated selling shareholders at a price of $0.25 per share. Mr. Martell paid commissions totaling $199,000 to an individual for acting as placement agent for these sales. In addition, in September 2005, Mr. Martell transferred an aggregate of 7,000,000 shares as gifts to his children and trusts of which his children are beneficiaries.

See “Prior Financing Transactions” in this prospectus for a description of transactions between us and Laurus Master Fund, Ltd., which is our senior secured lender, a holder of more than 5% of our common stock and a selling shareholder.

Strasbourger Pearson Tulcin Wolff Inc. acted as our placement agent for certain private placements of our securities. As part of the engagement, we granted Strasbourger the right to designate two nominees to our board of directors. As of the date of this prospectus, Strasbourger has not designated anyone to serve on our board. We also granted Strasbourger the right to designate a nominee to the board of directors of our subsidiary Magnetech Industrial Services, Inc. Ronald Moschetta, an employee of Strasbourger and a selling shareholder, was appointed to that board pursuant to this right, which has expired. We also granted Strasbourger the right of first refusal to act as exclusive placement agent or financial advisor in connection with any private placement of debt or equity securities (other than any senior secured bank financing) by us or any of our subsidiaries. That right of first refusal expired effective as of February 28, 2006.

We have entered into registration rights agreements with certain of the selling shareholders in this offering pursuant to which we filed the registration statement of which this prospectus is a part. See “Prior Financing Transactions - Registration Rights” for additional discussion regarding these registration rights agreements. We also agreed to include in the registration statement all shares of our common stock issued to Mr. Martell, all shares issuable to Mr. Martell upon conversion of a promissory note held by him, all shares sold by Mr. Martell to certain unaffiliated persons, and all shares gifted by Mr. Martell to his children and to trusts of which his children are beneficiaries.

All future material affiliated transactions and loans between us and our affiliates will be made or entered into on terms that are no less favorable to us than those that can be obtained from unaffiliated third parties. In addition, all future material affiliated transactions and loans, and any forgiveness of loans, must be approved by a majority of our independent directors who do not have an interest in the transactions and who had access, at our expense, to our legal counsel or to independent legal counsel.

DESCRIPTION OF CAPITAL STOCK

Our articles of incorporation authorize us to issue 300,000,000 shares of common stock, without par value, and 20,000,000 shares of preferred stock. As of February 28, 2006, we had 105,204,796 shares of common stock outstanding and no shares of preferred stock outstanding. The following summary highlights the material provisions of our articles of incorporation, our by-laws and the Indiana Business Corporation Law relating to our capital stock. This summary is not complete and is subject to, and qualified in its entirety by, our articles of incorporation and by-laws, which are exhibits to the registration statement of which this prospectus is a part.

Common Stock

Voting. Holders of our common stock possess exclusive voting power in matters determined by a vote of our shareholders, unless preferred stock is issued and voting rights are granted to the holders of the preferred stock. The holders of shares of common stock are entitled to one vote per share on all matters to be voted on by the shareholders. Holders of common stock have no cumulative voting rights for election of directors.

Distributions upon Shares. Our board of directors has authority to authorize and direct the payment of dividends and the making of other distributions in respect of the issued and outstanding shares of common stock, subject to the rights of the holders of any series of preferred stock. We currently plan to retain earnings to promote growth and do not anticipate paying dividends in the foreseeable future. Our financing agreements also prohibit us from paying dividends on our common stock.

Rights upon Liquidation. If we are liquidated or dissolved, the holders of our common stock would be entitled to receive (after payment or provision for payment of all of our debts and liabilities) our remaining net assets available for distribution, in cash or in kind. If we issue preferred stock, the holders of the preferred stock may have priority over the holders of our common stock if we are liquidated or dissolved.

Other. Holders of common stock have no pre-emptive rights to acquire additional shares of common stock, have no conversion or redemption rights, and are not subject to further assessments by us. All of the outstanding shares of our common stock are validly issued, fully paid and nonassessable.

Preferred Stock

Our board of directors is authorized to issue any or all of the authorized but unissued shares of our preferred stock from time to time, without shareholder authorization, in one or more designated series. Any series so authorized will have such dividend, redemption, conversion and exchange provisions as may be provided for the particular series. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to those of the common stock. The rights of holders of common stock will be subject to and may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. While providing desirable flexibility in connection with possible acquisitions and other corporate purposes, issuance of a new series of preferred stock could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, our outstanding voting stock, and could make removal of our present board of directors more difficult. We will not offer preferred stock to any of our directors, officers or 5% shareholders except on the same terms as the preferred stock is offered to all other existing shareholders or to new shareholders. We have no plans as of the date of this prospectus to issue shares of preferred stock. In addition, our financing agreements prohibit us from issuing any preferred stock.

Warrants and Convertible Notes and Debentures

We have issued to certain of the selling shareholders in this offering warrants to acquire shares of our common stock and notes and debentures convertible into shares of our common stock. We are obligated to register under the Securities Act of 1933 the shares held by these shareholders as well as shares issuable upon exercise or conversion, as applicable, of their respective warrants, notes and debentures. We have filed a registration statement of which this prospectus is a part in satisfaction of that obligation. For a description of these warrants and convertible notes and debentures, as well as these registration rights, see “Prior Financing Transactions” in this prospectus.

Anti-takeover Provisions

Certain provisions of our articles of incorporation and by-laws, as well as certain provisions of the Indiana Business Corporation Law, may have the effect of discouraging, delaying or preventing a person from acquiring or seeking to acquire a substantial equity interest in, or control of, our company.

Directors. Certain provisions of our articles of incorporation and by-laws will impede changes in control of our board of directors. These provisions include the following:

•	our directors can decide to classify the board so that not all members of our board would be elected at the same time, making it more difficult to gain control of our board;

•	our board of directors may not remove a director without cause, also making it more difficult to gain control of our board;

•	only our board of directors, and not our shareholders, may elect directors to fill vacancies in the board, including vacancies created by expansion of the board;

•	shareholders are not granted cumulative voting rights, which enhance the ability of minority shareholders to elect directors; and

•
shareholders must follow certain advance notice and information requirements to nominate individuals for election to our board of directors or to propose matters that may be acted upon at a shareholders’ meeting, which may discourage a potential acquiror from conducting a proxy contest to elect directors or otherwise attempting to influence or gain control of our company.

Restrictions on Call of Special Meetings. Our articles of incorporation provide that a special meeting of shareholders may be called only by the Chairman of our board of directors or pursuant to a resolution adopted by a majority of the total number of our directors. Shareholders are not authorized to call a special meeting.

Authorization of Preferred Stock. Our board of directors is authorized, without shareholder approval, to issue preferred stock in series and to fix and state the voting rights and powers, designation, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Preferred stock may rank prior to the common stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. Accordingly, the issuance of shares of preferred stock could decrease the voting power of holders of common stock or could have the effect of deterring or delaying an attempt to obtain control of our company. Our financing agreements prohibit us from issuing any preferred stock.

Amendments to Articles and By-laws. Generally, amendments to our articles of incorporation must be approved by a majority vote of our board of directors and also by a majority of our outstanding voting shares. However, to amend certain provisions of the articles, including those pertaining to our directors and to certain business combination transactions, approval by at least 80% of the outstanding voting shares is required. Our articles also provide that only our board of directors has the authority to make, amend or repeal our by-laws. Shareholders do not have this authority.

Restrictions on Certain Business Combinations. Our articles of incorporation impose approval and other requirements on certain business combination transactions between our company and any shareholder beneficially owning 10% or more of the voting power of our outstanding capital stock. Types of business combination transactions subject to these requirements include mergers, consolidations, certain sales, leases or other transfers of our assets, certain issuances of our voting securities, plans of dissolution or liquidation proposed by the interested shareholder, and certain other transactions. Our articles prohibit any such transaction within five years following the date on which the shareholder obtained 10% ownership unless the transaction meets the requirements of the Business Combinations Statute of the Indiana Business Corporation Law (if applicable), which is described below, and is approved by a majority of our directors who are not affiliated with the shareholder or by shareholders holding at least 80% of the voting power of our outstanding capital stock. After such five-year period, the transaction still must satisfy the requirements of the Business Combinations Statute (if applicable) as well as certain price and procedural requirements set forth in our articles.

Provisions of Indiana Law. The Indiana Business Corporation Law requires each of our directors to discharge his or her duties based on the facts then known to him or her, in good faith, with the care an ordinary, prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the company. No director is liable for any action taken as a director, or any failure to take any action, unless the director has breached or failed to perform the duties of the director’s office in compliance with the foregoing standard, and the breach or failure to perform constitutes willful misconduct or recklessness. Our articles of incorporation contain provisions having similar effect.

In determining how to discharge their duties in a manner reasonably believed to be in the best interests of the company, directors are authorized by the Indiana Business Corporation Law to consider the effects of any action on our shareholders, employees, suppliers and customers, and on the communities in which our offices or other facilities are located. The directors may also consider any other factors they consider pertinent. Our articles of incorporation contain provisions having similar effect. Under the Indiana Business Corporation Law, our directors are not required to approve a proposed business combination or other corporate action if they determine in good faith that such approval is not in the best interests of our company. The Indiana Business Corporation Law explicitly provides that the different or higher degree of scrutiny imposed in Delaware and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply. The Delaware Supreme Court has held that defensive measures in response to a potential takeover must be reasonable in relation to the threat posed.

Chapter 42, the Control Share Acquisitions Chapter, and Chapter 43, the Business Combinations Chapter, of the Indiana Business Corporation Law may affect the acquisition of shares of our common stock or the acquisition of control of our company. Indiana companies may elect to opt out of the Control Share Acquisitions Chapter and the Business Combinations Chapter. Our articles of incorporation do not opt out of these statutes. Both statutes, however, apply only to certain corporations that have at least 100 shareholders. As of February 28, 2006, we had approximately 66 record shareholders. Consequently, as of February 28, 2006, neither statute applied to us, although they may apply to us in the future.

The Business Combinations Chapter prohibits certain business combinations, including mergers, sales of assets, recapitalizations and reverse stock splits, between certain corporations and any shareholder beneficially owning 10% or more of the voting power of the outstanding voting shares of that corporation for a period of five years following the date on which the shareholder obtained 10% beneficial voting ownership, unless the business combination was approved prior to that date by the board of directors. If prior approval is not obtained, several price and procedural requirements must be met before the business combination may be completed. The Business Combinations Statute does not apply to business combinations between a corporation and any shareholder who obtains 10% beneficial voting ownership before such corporation has a class of voting shares registered with the Securities and Exchange Commission under Section 12 of the Securities Exchange Act of 1934, unless the corporation has elected to be subject to the Business Combination Statute. As of the date of this prospectus, we have not made such as election.

The Control Share Acquisitions Chapter contains provisions designed to protect minority shareholders if a person makes a tender offer for or otherwise acquires shares giving the acquiror more than certain levels of ownership (20%, 33 ⅓% and 50%) of the outstanding voting securities of certain Indiana corporations. Under the Control Share Acquisitions Chapter, if an acquiror purchases such shares of a corporation that is subject to the Control Share Acquisitions Chapter, then the acquiror cannot vote such shares until each class or series of shares entitled to vote separately on the proposal approves the rights of the acquiror to vote the shares in excess of each level of ownership, by a majority of all votes entitled to be cast by that group (excluding shares held by our officers, by employees of the company who are directors of the company and by the acquiror).

Because of the foregoing provisions of Indiana law, our board of directors will have flexibility in responding to unsolicited takeover proposals, and accordingly it may be more difficult for an acquiror to gain control of our company in a transaction not approved by our board of directors.

OTC Bulletin Board

No public market currently exists for our common stock. We have a non-binding arrangement with a market maker to seek quotation of our common stock on the OTC Bulletin Board after the date of this prospectus. We make no assurance, however, that our common stock will be quoted on the OTC Bulletin Board or quoted or listed on any other established trading market or exchange.

To be eligible for quotation on the OTC Bulletin Board, securities must not be listed on Nasdaq or a registered national securities exchange in the United States, the issuer of the securities must be required to file periodic reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, and the company must be current in those reporting obligations. To quote our stock on the OTC Bulletin Board, a market maker must file a Form 211 with the National Association of Securities Dealers, which must approve the Form. For more information on the OTC Bulletin Board, see its website at www.otcbb.com. Our common stock should be eligible for quotation on the OTC Bulleting Board after the date of this prospectus.

If our stock is not quoted on the OTC Bulletin Board or any other established trading market or exchange, any trading in our common stock likely would be reported in the over-the-counter market commonly referred to as the “pink sheets.” As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of our common stock.

We cannot predict when or whether shares of our common stock may be quoted or listed for trading on the OTC Bulletin Board or any other established trading market or exchange. Regardless of whether our shares are quoted on the OTC Bulletin Board, another established trading market or exchange or in the pink sheets, if an active market does not develop, you may not be able to sell your shares promptly or perhaps at all, or sell your shares at a price equal to or above the price you paid for them.

Under our senior credit facility with Laurus Master Fund, Ltd., we must secure the quotation or listing of our common stock on the OTC Bulletin Board, Nasdaq or a national exchange on or before July 15, 2006. Our failure to satisfy this obligation would cause us to be in default under our senior credit facility with Laurus. As noted above, we have a non-binding arrangement with a market maker to seek quotation of our common stock on the OTC Bulletin Board after the date of this prospectus. Consequently, we believe that we will satisfy the obligation under our senior credit facility to cause our stock to be listed or quoted on or before the required date.

In addition, under our registration rights agreement with Laurus, if our common stock is not traded on the OTC Bulletin Board, Nasdaq or a national exchange for three consecutive trading days and trading does not resume within 30 days, then, subject to certain exceptions, for each day that any of those events is occurring, we are required to pay Laurus an amount in cash equal to 1/30th of the product of the outstanding principal amount of the term note and each minimum borrowing note, multiplied by 0.01. See “Prior Financing Transactions” in this prospectus.

Transfer Agent and Registrar

Registrar and Transfer Company has been appointed as the transfer agent and registrar for our common stock.

SHARES ELIGIBLE FOR FUTURE SALE

No public market exists for our common stock. Market sales of shares of our common stock after this offering and from time to time, and the availability of shares for future sale, may reduce the market price of our common stock. Sales of substantial amounts of our common stock, or the perception that these sales could occur, could adversely affect prevailing market prices for our common stock and could impair our future ability to obtain capital, especially through an offering of equity securities.

As of February 28, 2006, we had 105,204,796 shares of common stock outstanding, 94,423,456 shares of common stock issuable upon exercise of outstanding warrants and conversion of outstanding notes and debentures that are currently exercisable and convertible, and options issued to our executive officers (other than Mr. Martell) under our 2005 Stock Option Plan to acquire 500,000 shares of our common stock that are not currently exercisable. We are registering for resale, on a registration statement filed with the Securities and Exchange Commission of which this prospectus is a part, all of the foregoing shares other than the shares issuable upon exercise of the options issued under our 2005 Stock Option Plan and 250,000 outstanding shares of common stock issued to our executive officers (other than Mr. Martell) under our 2005 Restricted Stock Purchase Plan. After the effective date of the registration statement, all of the shares covered by this prospectus will be freely tradeable without restrictions or further registration under the Securities Act of 1933, other than shares held by our affiliates as that term is defined in Rule 144 under the Securities Act.

Rule 144

 Under Rule 144, any affiliate wishing to sell shares of common stock covered by this prospectus must satisfy certain requirements relating to manner of sale, notice and availability of current information about us. The last requirement will require our affiliates to wait until 90 days after the effective date of this offering to sell any shares.

 Rule 701 and Form S-8 Registration Statements

 Under Rule 701 issued under the Securities Act of 1933, shares of our common stock acquired upon the exercise of outstanding options granted under our 2005 Stock Option Plan or upon the acceptance of purchase offers under our 2005 Restricted Stock Purchase Plan may be resold without registration under the Securities Act of 1933 (i) by persons other than affiliates, beginning 90 days after the effective date of this offering, subject only to the manner-of-sale provisions of Rule 144, and (ii) by affiliates, subject to the manner-of-sale, current public information, and notice requirements of Rule 144, in each case without compliance with the holding periods requirement of Rule 144.

We intend to file one or more registration statements on Form S-8 under the Securities Act of 1933 following this offering to register the shares of our common stock issued and issuable under our 2005 Stock Option Plan and 2005 Restricted Stock Purchase Plan. These registration statements are expected to become effective upon filing. Shares covered by these registration statements will then be eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates.

As of February 28, 2006, options granted under our 2005 Stock Option Plan to purchase a total of 500,000 shares of common stock were outstanding. The options are exercisable at a price of $0.25 per share, subject to certain anti-dilution adjustments, in 25% cumulative increments on and after the first four anniversaries of their grant date (September 30, 2005). As of February 28, 2006, a total of 250,000 shares had been issued under our 2005 Restricted Stock Purchase Plan pursuant to accepted offers to purchase stock at a nominal price of $0.001 per share. See “Management — Equity Incentive Plans” in this prospectus.

PLAN OF DISTRIBUTION

The selling shareholders named in this prospectus may sell the shares being offered from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	on any national securities exchange or quotation system on which our common stock may become traded or quoted;

•	through the writing of options on shares, whether the options are listed on an options exchange or otherwise; or

•	through a combination of such methods of sale.

No public market currently exists for our common stock. We have a non-binding arrangement with a market maker to seek quotation of our common stock on the OTC Bulletin Board after the date of this prospectus. We make no assurance, however, that our common stock will be quoted on the OTC Bulletin Board or quoted or listed on any other established trading market or exchange. See “Description of Securities — OTC Bulletin Board” in this prospectus.

The selling shareholders will sell the shares from time to time at a fixed price of $0.25 per share until the shares are quoted on the OTC Bulletin Board or another established trading market or exchange, and thereafter at prevailing market prices or privately negotiated prices.

The selling shareholders may effect transactions by selling shares directly to purchasers or to or through broker or dealers. The broker or dealers may act as agents or principals. The broker or dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares. The compensation of any particular broker or dealer may be in excess of customary commissions.

Because the selling shareholders and broker or dealers that participate with the selling shareholders in the distribution of shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. Any commissions received by them and any profit on the resale of shares may be deemed to be underwriting compensation.

Strasbourger Pearson Tulcin Wolff Inc. and Vertical Capital Partners, Inc. are registered broker-dealers that acted as placement agent and finder, respectively, with regard to certain prior financing transactions. See “Prior Financing Transactions” in this prospectus. We agreed to issue warrants to Strasbourger and Vertical Capital Partners as partial compensation for their services and to include the common stock issuable upon exercise of the warrants in this prospectus for resale. They designated the following selling shareholders to receive the warrants: Strasbourger designees - Mark Angelo, Barry Clark, Andrew Gonchar, Adam Gottbetter, Donna Kress, Weikei Lang, Ronald Moschetta, Tony Polyviou, Marcel Riedel and Alfred Schneider; Vertical Capital Partners designees - Robert DePalo, Robert Fallah, John Kidd and Myra Logan. Based on information known to us, we believe that these selling shareholders are affiliated with Strasbourger or Vertical Capital Partners. Consequently, Strasbourger, Vertical Capital and these selling shareholders are deemed to be underwriters with respect to the shares that such selling shareholders are offering for sale.

Any shares of our common stock that qualify for sale under Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than through this prospectus.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to commencement of such distribution. In addition, each selling shareholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the associated rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

Laurus Master Funds, Ltd., our secured lender and a selling shareholder in this offering, has agreed to not sell “short” any of our common stock as long as any of the notes we issued to it are outstanding and for a period of one year after all obligations under the notes have been paid in full. For a description of these notes, see “Prior Financing Transactions” in this prospectus. A short seller expects to profit from the decline in the price of a stock by selling stock that is borrowed from a third party, and then buying the stock later at a lower price to return to the lender. The other selling shareholders in this offering are not subject to any contractual restrictions on selling short any of our common stock. Short sales can depress the market price of our stock if and when a public trading market for our common stock develops. Regulation SHO and other rules and regulations under the Securities Exchange Act of 1934 regulate short sales and prohibit certain short-selling tactics considered abusive or manipulative.

We have agreed with certain of the selling shareholders in this offering to use our best efforts to maintain the effectiveness of the registration statement of which this prospectus is a part until the earlier of (i) all shares of such selling shareholders offered by this prospectus have been sold by the selling shareholders, and (ii) such selling shareholders may sell all of their shares offered by this prospectus without registration under the Securities Act of 1933 under Rule 144 of that Act.

We will bear all costs, expenses and fees in connection with the registration of the shares being offered through this prospectus. The selling shareholders will bear all commissions, concessions and discounts, if any, attributable to the sales of the shares. The selling shareholders may agree to indemnify any broker, dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

Applicable state securities laws may require that shares be sold only through registered or licensed brokers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have sought to register and/or qualify this offering of our common stock in various states. As a condition to the registration and qualification of our common stock in California and Kentucky, the California Corporations Commissioner and the Kentucky Securities Commissioner require various investor suitability standards to be met with respect to sales of our common stock to residents of those states. Accordingly, if you are a resident of California or Kentucky you must, at a minimum, meet the requirements described below to purchase shares of our common stock in this offering. The selling shareholders, or any broker-dealer selling shares of our common stock, must have reasonable grounds to believe that a purchaser meets these requirements and will rely on information provided by the purchaser for that purpose.

The suitability requirements for California residents are as follows:

•	a liquid net worth of at least $250,000 (which does not include the values of your home, home furnishings, and automobiles), and an annual gross income of at least $65,000; or

•	a liquid net worth of at least $500,000 (which does not include the values of your home, home furnishings, and automobiles); or

•	a net worth of at least $1,000,000 (which includes the values of your home, home furnishings, and automobiles); or

•	an annual gross income of at least $200,000.

The suitability requirements for Kentucky residents are as follows:

•
your investment in our common stock may not exceed 20% of your liquid net worth, and you must evidence a high degree of risk tolerance and understanding of risky investments through a history of such investments in the past; or

•
if you have no investment history to document an understanding of and tolerance for risk, the investment goal selected by you in investing in our common stock must indicate that growth with risk is your primary objective, and your investment in our common stock cannot exceed 10% of your liquid net worth.

We have not undertaken to qualify this offering for offers to individual investors in any jurisdiction outside of the United States; therefore, individual investors outside the United States should not expect to be able to participate in this offering.

LEGAL MATTERS

Certain legal matters, including the legality of the issuance of the shares of common stock offered in this prospectus, are being passed upon for us by our counsel, Barnes & Thornburg LLP, 600 1st Source Bank Center, 100 North Michigan St., South Bend, Indiana 46601.

EXPERTS

Asher & Company, Ltd., independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2004 and 2005, and for each of the three years in the period ended December 31, 2005, as set forth in their report. We have included our consolidated financial statements in this prospectus and elsewhere in the registration statement in reliance on Asher & Company’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission, under the Securities Act of 1933, a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements made in this prospectus regarding the contents of any contract or other documents are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and to the common stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the public reference facilities of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the Securities and Exchange Commission at prescribed rates. Information on the public reference facilities may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information that are filed electronically with the Securities and Exchange Commission. The web site can be accessed at http://www.sec.gov.

After the registration statement on Form S-1 becomes effective under the Securities Act of 1933, we will be required to comply with certain of the informational requirements of the Securities Exchange Act of 1934. Accordingly, we will file current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K and other information with the Securities and Exchange Commission. Those reports and other information will be available for inspection and copying at the Public Reference Room and internet site of the Securities and Exchange Commission referred to above. We intend to furnish our shareholders with annual reports containing consolidated financial statements certified by an independent public accounting firm.

MISCOR GROUP, LTD. AND SUBSIDIARIES

DECEMBER 31, 2005, 2004 AND 2003

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
MISCOR Group, Ltd. and Subsidiaries
South Bend, Indiana

We have audited the accompanying consolidated balance sheets of MISCOR Group, Ltd. and Subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations and stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MISCOR Group, Ltd. and Subsidiaries as of December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ ASHER & COMPANY, Ltd.

Philadelphia, Pennsylvania
April 10, 2006 (April 16 as to Notes F & Q)

MISCOR GROUP, LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2005 AND 2004
(Amounts in thousands, except share and per share data)

ASSETS
	2005	2004

CURRENT ASSETS
Cash	$23	$109
Accounts receivable, net of allowance for doubtful accounts of $341 and $143 at December 31, 2005 and 2004, respectively	8,677	5,254
Inventories, net	8,415	4,259
Prepaid expenses	315	161
Other current assets	735	317
Total current assets	18,165	10,100

PROPERTY AND EQUIPMENT, net	4,110	2,341

OTHER ASSETS
Deposits	89	44
Debt issue costs, net	3,354	-
Other intangibles, net	3	16
Other assets	-	32
Total other assets	3,446	92

Total Assets	$25,721	$12,533

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Lines of credit	$-	$2,509
Revolving credit line, (net of discount of $885 at December 31, 2005)	3,961	-
Current portion of long-term debt	1,024	-
Advances from Stockholder	-	122
Accounts payable	5,356	3,158
Accrued expenses	1,604	888
Other current liabilities	167	166
Total current liabilities	12,112	6,843

LONG TERM LIABILITIES
Long-term debt, (net of discount of $484 at December 31, 2005)	5,603	-
Long-term debt, Stockholder	3,000	3,000
Total long-term liabilities	8,603	3,000

Total liabilities	20,715	9,843

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
MISCOR Preferred stock, no par value; 20,000,000 shares authorized; no shares issued and outstanding	-	-
MISCOR Common stock, no par value; authorized 300,000,000 shares at December 31, 2005 and 200,000,000 shares at December 31, 2004; issued and outstanding 104,608,962 shares at December 31, 2005 and 97,000,006 at December 31, 2004	7,659	6,030
MIS Common stock, no par value; 1,000 shares authorized, issued and outstanding	-	-
Additional paid-in capital	8,840	900
Deferred compensation	(57)	-
Accumulated deficit	(11,436)	(4,240)
Total Stockholders' equity	5,006	2,690

Total Liabilities and Stockholders' Equity	$25,721	$12,533

The accompanying notes are an integral part of these
consolidated financial statements.

MISCOR GROUP, LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2005
(Amounts in thousands, except share and per share data)

	2005	2004	2003
REVENUES
Product sales	$14,587	$6,763	$3,235
Service revenue	31,709	22,134	12,260
Total revenues	46,296	28,897	15,495

COST OF REVENUES
Product sales	11,131	4,769	1,248
Service revenue	26,009	17,931	10,735
Total cost of revenues	37,140	22,700	11,983

Gross profit	9,156	6,197	3,512

Selling, general and administrative expenses	9,672	6,215	4,460

Loss from operations	(516)	(18)	(948)

Other income (expense)
Interest expense	(6,711)	(183)	(189)
Other income	31	12	-
	(6,680)	(171)	(189)

NET LOSS	$(7,196)	$(189)	$(1,137)

Basic and diluted loss per common share	$(0.07)	$(0.00)	$(0.01)

Weighted average number of common shares	99,417,698	84,017,315	79,450,000

The accompanying notes are an integral part of these
consolidated financial statements.

MISCOR GROUP, LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
(Amounts in thousands, except share and per share data)

	MIS			MISCOR
	Shares	Common Stock	Additional Paid-in Capital	Shares	Common Stock	Additional Paid-in- Capital	Deferred Compensation	Accumulated Deficit	Total
Balances, December 31, 2002	1,000	$1,000	$1,450	-	$0	$0	$0	$(2,914)	$(464)
Capital contributions	-	-	1,804	-	-	-	-	-	1,804
Net loss	-	-	-	-	-	-	-	(1,137)	(1,137)
Balances, December 31, 2003	1,000	1,000	3,254	-	-	-	-	(4,051)	203
Exchange of common stock of MIS for common stock of MISCOR	(1,000)	(1,000)	(3,254)	79,450,000	4,254	-	-	-	-
Sale of common stock of MISCOR, net of issuance costs of $548	-	-	-	12,750,000	2,001	-	-	-	2,001
Conversion of MIS Series A preferred stock to common stock of MISCOR, net of issuance costs of $75	-	-	-	4,750,006	675	-	-	-	675
Issuance of MISCOR common stock in consideration for services rendered in connection with sale of common stock	-	-	-	50,000	-	-	-	-	-
Issuance of warrants to purchase stock in consideration for services rendered in connection with sale of common stock	-	-	-	-	(900)	900	-	-	-
Net loss	-	-	-	-	-	-	-	(189)	(189)
Balances, December 31, 2004	-	-	-	97,000,006	6,030	900	-	(4,240)	2,690
Issuance of warrants to purchase 10,438,593shares of MISCOR common stock in connection with sale of debentures				-	-	2,382	-	-	2,382
Intrinsic value of conversion option on long-term debt, stockholder				-	-	4,500	-	-	4,500
Intrinsic value of conversion option on long-term debt financing				-	-	996	-	-	996
Issuance of MISCOR common stock in consideration for services rendered in connection with sale of debentures				50,000	12	-	-	-	12
Issuance of MISCOR common stock in connection with business acquisition				280,000	75	-	-	-	75
Issuance of MISCOR common stock in connection with long-term debt financing				6,163,588	1,541	-	-	-	1,541
Issuance of MISCOR common stock in connection exercise of stock warrants				865,368	1	-	-	-	1
Issuance of MISCOR common stock in connection with 2005 Restricted Stock Plan				250,000	-	62	(62)	-	-
Amortization of deferred compensation				-	-	-	5	-	5
Net loss				-	-	-	-	(7,196)	(7,196)
Balances, December 31, 2005				104,608,962	$7,659	$8,840	$(57)	$(11,436)	$5,006

The accompanying notes are an integral part of these
consolidated financial statements.

MISCOR GROUP, LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2005
(Amounts in thousands, except share and per share data)

	2005	2004	2003
OPERATING ACTIVITIES
Net loss	$(7,196)	$(189)	$(1,137)
Adjustments to reconcile net loss to net cash utilized by operating activities:
Depreciation and amortization	695	451	324
Bad debts	238	128	19
Gain on sale of assets	(9)	(2)	-
Non-cash interest/rent	-	-	63
Amortization of deferred compensation	5	-	-
Amortization of debt issuance costs and debt discount	1,507	-	-
Interest related to conversion options	4,500	-	-
Changes in:
Accounts receivable	(3,661)	(2,218)	(1,313)
Inventories	(2,954)	(1,515)	(356)
Prepaid expenses and other current assets	(572)	(285)	(105)
Deposits and other non-current assets	20	(26)	41
Accounts payable	2,198	1,190	854
Accrued expenses and other current liabilities	677	432	178
Net cash utilized by operating activities	(4,552)	(2,034)	(1,432)
INVESTING ACTIVITIES
Acquisition of business assets	(2,575)	-	-
Acquisition of property and equipment	(916)	(930)	(717)
Proceeds from disposal of property and equipment	20	2	17
Net cash utilized by investing activities	(3,471)	(928)	(700)
FINANCING ACTIVITIES
Cash overdraft	-	(477)	190
Short term borrowings, net	(2,509)	1,063	492
Payments on capital lease obligations	(6)	-	-
Proceeds from the issuance of shares and exercise of warrants	1	-	-
Advances (repayments) from Stockholder, net	(122)	102	20
Repayment of long-term debt, bank	-	(300)	(103)
Borrowings from Stockholder, long-term debt	-	-	1,534
Proceeds from the issuance of debentures	4,025	-	-
Debt issuance costs - debentures	(536)	-	-
Proceeds from the issuance of term note	3,000	-	-
Revolving note borrowings, net	4,846	-	-
Debt issuance costs - term and revolving notes	(762)	-	-
Proceeds from sale of common stock	-	3,300	-
Payment of stock issuance costs	-	(624)	-
Net cash provided by financing activities	7,937	3,064	2,133
INCREASE (DECREASE) IN CASH	(86)	102	1
Cash, beginning of year	109	7	6
Cash, end of year	$23	$109	$7
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$460	$189	$120

The accompanying notes are an integral part of these
consolidated financial statements.

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2005
(Amounts in thousands, except share and per share data)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of business

Magnetech Integrated Services Corp. (the “Company” or “MISCOR”), an Indiana Corporation, was organized in April 2004 as a holding company for Magnetech Industrial Services, Inc. (“MIS”) and its wholly owned subsidiary Martell Electric, LLC. Upon the Company’s formation in April 2004, the sole stockholder of MIS contributed all 1,000 issued and outstanding shares of MIS common stock in exchange for 79,450,000 shares of MISCOR common stock. The exchange of shares has been accounted for as a recapitalization of the Company (“Recapitalization”). In September 2005, the Company changed its name to MISCOR Group, Ltd.

MIS, an Indiana corporation, is an industrial services company which through its seven operating facilities, provides maintenance and repair services to the electric motor industry, repairs and manufactures industrial lifting magnets, provides engineering and repair services for electrical power distribution systems within industrial plants and commercial facilities, provides on-site services related to all services offered by MIS, and provides custom and standardized training in the area of industrial maintenance. Additionally, through its wholly owned subsidiary, Martell Electric, LLC, MIS provides electrical contracting services.

In March 2005, MISCOR acquired certain operating assets from Hatch & Kirk, Inc. and formed a subsidiary, HK Engine Components, LLC (“HKEC”). HKEC manufactures, remanufactures, repairs and engineers power assemblies, engine parts, and other components related to large diesel engines.

The Company’s customers are primarily located throughout the United States of America. The Company operates from eleven locations in Alabama, Indiana, Ohio, West Virginia, and Maryland.

Principles of consolidation

The consolidated financial statements presented through December 31, 2004 include the accounts of Magnetech Integrated Services Corp, and its wholly owned subsidiaries, Magnetech Industrial Services, Inc. and Martell Electric, LLC. The consolidated financial statements for the year ended December 31, 2005 also include the accounts of HKEC. All significant intercompany balances and transactions have been eliminated.

Concentration of credit risk

The Company maintains its cash primarily in bank deposit accounts. The Federal Deposit Insurance Corporation insures these balances up to $100 per bank. The Company has not experienced any losses on its bank deposits and management believes these deposits do not expose the Company to any significant credit risk.

Inventory

The Company values inventory at the lower of cost or market. Cost is determined by the first-in, first-out method.

The Company periodically reviews its inventories and makes provisions as necessary for estimated obsolescence and slow-moving goods. The amount of such markdown is equal to the difference between cost of inventory and the estimated market value based upon assumptions about future demands, selling prices and market conditions.

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2005
(Amounts in thousands, except share and per share data)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the estimated useful lives of the related assets using the straight-line method. Useful lives of property and equipment are as follows:

Building	30 years
Leasehold improvements	Shorter of lease term or useful life
Machinery and equipment	5 to 10 years
Vehicles	3 to 5 years
Office and computer equipment	3 to 10 years

Debt issue costs

Costs incurred by the Company to secure the senior debt financing are capitalized and amortized over the term of the senior debt financing, which is three years. Costs incurred by the Company to secure subordinated debenture financing are capitalized and amortized over the term of the subordinated debentures which is two years. Amortization of debt issue costs, recorded as a charge to interest expense, was $1,044 for the year ended December 31, 2005. As of December 31, 2005, accumulated amortization of debt issue costs was $1,044.

Segment information

The Company reports segment information in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 131, Disclosures about Segments of an Enterprise.

Patents and trademarks

The costs of successful registrations for patents and trademarks are amortized over the estimated useful lives of the assets, which is generally ten years, using the straight-line method. The costs of unsuccessful registrations are charged to expense.

Long-lived assets

The Company assesses long-lived assets for impairment whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable.

Revenue recognition

Revenue consists primarily of sales and service of industrial magnets, electric motors, electrical power distribution systems, and power assemblies. Product sales revenue is recognized when products are shipped and both title and risk of loss transfer to the customer. Service revenue is recognized when all work is completed and the customer’s property is returned. For services to a customer’s property provided at the Company’s site, property is considered returned when the customer’s property is shipped back to the customer and risk of loss transfers to the customer. For service to a customer’s property provided at the customer’s site, property is considered returned upon completion of work. The Company provides for an estimate of doubtful accounts, based on historical experience. The Company’s revenue recognition policies are in accordance with Staff Accounting Bulletin (“SAB”) No. 101 and SAB No. 104.

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2005
(Amounts in thousands, except share and per share data)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition (continued)

Revenues from Martell Electric, LLC’s electrical contracting business are recognized on the percentage-of-completion method, measured by the percentage of cost incurred to date to estimated total costs to complete for each contract. Costs incurred on electrical contracts in excess of customer billings are recorded as part of other current assets. Amounts billed to customers in excess of costs incurred on electrical contracts are recorded as part of other current liabilities.

Advertising costs

Advertising costs are expensed when incurred, except for costs associated with direct-response advertising, which are capitalized and amortized over the expected period of future benefits. Advertising expense was $105, $49 and $75 for the years ended December 31, 2005, 2004 and 2003. There were no direct-response advertising costs reported as assets at December 31, 2005, 2004 or 2003.

Warranty costs

The Company warrants workmanship after the sale of its products. An accrual for warranty costs is recorded based upon the historical level of warranty claims and management’s estimates of future costs.

Income taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes.

Stock based compensation

In connection with the formation of the Company’s stock option plan in 2005, the Company has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation, and uses the intrinsic value method of accounting for stock-based awards granted to employees, as prescribed in Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No compensation expense was recognized for the Company’s stock option plan for the year ended December 31, 2005.

Pro-forma information regarding net income is required to be presented as if the Company had accounted for all stock options granted under the provisions of SFAS No. 123. The fair value of stock options granted has been estimated, as of the respective dates of grant, using the Black-Scholes option-pricing model. The following assumptions were used for such estimates: no dividend yield; no expected volatility; risk-free interest rate of 4.18%; and a weighted average expected life of the options of 3.75 years. Had the accounting provisions of SFAS No. 123 been adopted, net loss and share data for the year ended December 31, 2005 would have been as follows:

Net loss:
As reported	$(7,196)
Compensation cost based on the fair value method	(1)
Pro forma net loss	$(7,197)

Basic and diluted loss per share:
As reported	$(.07)
Pro forma	$(.07)

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2005
(Amounts in thousands, except share and per share data)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings per share

The Company accounts for loss per common share under the provisions of SFAS No. 128, Earnings Per Share, which requires a dual presentation of basic and diluted loss per common share. Basic loss per common share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the year. Diluted loss per common share is computed assuming the conversion of common stock equivalents, when dilutive.

For the year ended December 31, 2005, the Company’s common stock equivalents, consisting of warrants to purchase 21,926,166 shares of common stock, senior and subordinated debt convertible into 75,988,073 common shares, and options to purchase 500,000 shares of common stock issued to employees under the 2005 Stock Option Plan, were not included in computing diluted loss per share because their effects were anti-dilutive. Basic and diluted loss per share were the same for the year ended December 31, 2005, as there were no potentially dilutive securities outstanding. For the year ended December 31, 2004, warrants to purchase 4,500,000 shares of common stock were not included in computing loss per share because their effects were antidilutive. Basic and diluted loss per common share were the same for the year ended December 31, 2003, as there were no potentially dilutive securities outstanding. Basic and diluted loss per common share data for 2003 have been restated and such data for all periods has been presented on a basis assuming the Recapitalization occurred on January 1, 2003.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates are required in accounting for inventory costing, asset valuations, costs to complete and depreciation. Actual results could differ from those estimates.

Variable Interest Entities

In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities”. FIN 46 addresses consolidation by business enterprises of variable interest entities, which are entities that either (a) do not have equity investors with vesting rights or (b) have equity investors that do not provide sufficient financial resources for the entity to support its activities. The interpretation is effective immediately for variable interest entities created after February 1, 2003. In December 2003, the FASB published FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (“FIN-46(R)”). FIN 46(R), among other things, deferred the effective date of implementation for certain entities. The Company adopted FIN 46(R) in 2004.

The Company is involved with JAM Fox Investments LLC, which qualifies as a variable interest entity. The variable interest entity is 100% owned by the majority shareholder of the Company. The Company’s involvement with the entity began on August 3, 2001, and is limited to lease agreements for the use of four of its facilities. The entity was formed for the purpose of acquiring real estate, and its activities primarily relate to the leasing of such real estate to the Company. Management has determined that the Company is not the primary beneficiary, thus no consolidation is required. As of December 31, 2005, total assets and liabilities of JAM Fox Investments LLC were $1,564 and $1,131, respectively. Management does not believe that the Company has any exposure to loss resulting from its involvement with JAM Fox Investments LLC as of December 31, 2005.

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2005
(Amounts in thousands, except share and per share data)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

New Accounting Standards

In November 2004, the FASB issued SFAS No. 151, Inventory Costs - an Amendment of ARB No. 43.  SFAS No. 151 was one of a number of projects by the FASB to converge U.S. accounting standards to International Accounting Standards.  SFAS No. 151 requires abnormal amounts of idle facility expenses, freight, handling costs and spoilage to be recognized as current period charges.  In addition, the allocation of fixed manufacturing overhead costs to the costs of conversion is required to be based on the normal capacity of the manufacturing facilities. SFAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005.  The Company does not expect SFAS No. 151 to have a material impact on its consolidated financial position, results of operations or cash flows as its current inventory and conversion cost methodologies are generally consistent with that required by the new standard.

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment (revised 2004). This statement eliminates the option to apply the intrinsic value measurement provisions of APB Opinion No. 25 to stock compensation awards issued to employees. Rather, SFAS No. 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award -- the requisite service period (usually the vesting period). In March 2005, the SEC staff expressed their views with respect to SFAS No. 123R in SAB No. 107, Share-Based Payment. SAB No. 107 provides guidance on valuing options. SFAS No. 123R will be effective for the Company's fiscal year beginning January 1, 2006. The Company is currently evaluating the impact of the adoption of this statement on its consolidated financial statements.

Reclassifications

Certain prior year balances have been reclassified to conform to current year presentation.

NOTE B - ACQUISITIONS

In March 2005, the Company acquired certain business assets in a transaction accounted for using the purchase method. Accordingly, the results of operations from these net assets acquired are included in the Company’s consolidated financial statements from that date forward. The acquisition of net assets was made for the purpose of expanding the Company’s market penetration into the rail industry. The aggregate purchase price was $2,613, and was allocated to assets acquired based on their estimated fair values at the date of acquisition. The purchase price consideration consisted of cash of $2,508, note payable of $30 and 280,000 shares of common stock with an estimated fair value of $75. The value of the common stock issued was determined based on management’s best estimate of the fair value of the Company’s common stock at the date the asset purchase agreement was signed. The allocation of the purchase price was as follows:

Inventory	$500
Work-in process	401
Finished goods	300
Property, plant and equipment	1,484
Deposits	33
Accrued liabilities	(105)
$2,613

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2005
(Amounts in thousands, except share and per share data)

NOTE B - ACQUISITIONS (CONTINUED)

The following table presents the unaudited results of operations of the Company as if the acquisition had been consummated as of January 1, 2004, and includes certain pro forma adjustments, including depreciation and amortization on the assets acquired.

	2005	2004

Revenues	$48,403	$37,325
Net loss	(7,260)	(446)
Basic and diluted loss per share	(.07)	(.01)

NOTE C - INVENTORY

Inventory consists of the following:

	December 31,
	2005	2004

Raw materials	$2,666	$1,425
Work-in-process	3,887	2,079
Finished goods	1,979	784
	8,532	4,288

Less: allowance for slow moving and obsolete inventories	(117)	(29)
	$8,415	$4,259

NOTE D - PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	December 31,
	2005	2004

Land and building	$200	$-
Leasehold improvements	339	172
Machinery and equipment	3,674	1,902
Construction in progress	263	143
Vehicles	659	609
Office and computer equipment	638	513
	5,773	3,339
Less accumulated depreciation	(1,663)	(998)
	$4,110	$2,341

Depreciation expense was $682, $431 and $303 for years ended December 31, 2005, 2004, and 2003, respectively.

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2005
(Amounts in thousands, except share and per share data)

NOTE E - OTHER INTANGIBLES

Other intangibles consist of the following:

	December 31,
	2005	2004

Patents and trademarks	$4	$4
Covenant not-to-compete	150	150
	$154	$154
Less accumulated amortization	(151)	(138)
	$3	$16

Amortization expense was $13, $20 and $21 for years ending December 31, 2005, 2004 and 2003, respectively.

NOTE F - DEBT

Lines of credit

2004

In November 2004, the Company paid off the lines of credit and outstanding note payable to the bank as part of its refinancing with another bank. Under the refinancing, the Company was issued a line of credit with maximum borrowings of $3,000. The line of credit bore interest at .375% above the bank’s prime rate (5.625% at December 31, 2004). The line of credit was due on demand, collateralized by a blanket security agreement covering substantially all assets owned by the Company, and was guaranteed by the Company’s majority stockholder. The line was subject to certain financial covenants pertaining to maximum net worth, senior debt to net worth, and debt service coverage. The Company was not in compliance with one of its financial covenants at December 31, 2004; however, the Company received a waiver from the lender for the covenant violation as of December 31, 2004. As of December 31, 2004, the outstanding balance on the line of credit was $2,509.

2005

In April 2005, the Company increased its line of credit with its bank to $5,500. All other terms remained the same. In August 2005, the Company paid off the outstanding balance under the line of credit with proceeds from its Senior Debt facility.

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2005
(Amounts in thousands, except share and per share data)

NOTE F - DEBT (Continued)

Long-term debt

Long-term debt consists of the following:

	December 31,
	2005	2004

Note payable to its Stockholder, due December 2008, plus interest at prime rate less 1%; (6.25% and 4.25% at December 31, 2005 and 2004, respectively), secured by a subordinated interest in substantially all assets owned by the Company	$3,000	$3,000

Long-term debt, debentures (net of discount of $484) (see note below)	3,541	-

Note payable to former employee in annual principal payments of $10, unsecured and without interest (see Note J)	30	-

Revolving note due in August 2008 (net of discount of $885) with interest payable monthly at 1% over the Wall Street Journal prime rate (8.25% at December 31, 2005), secured by substantially all assets owned by the Company (see note below)	3,961	-

Term note payable in monthly principal payments of $100 plus interest at 1% above the Wall Street Journal prime rate (8.25% at December 31, 2005), secured by substantially all assets owned by the Company and maturing in August 2008 (see note below)	3,000	-

Capital lease obligations (see note below)	56	-
	13,588	3,000
Less: current portion	(4,985)	-

	$8,603	$3,000

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2005
(Amounts in thousands, except share and per share data)

NOTE F - DEBT (Continued)

Long-term debt, debentures

In January 2005, the Company commenced a private offering (the “Debenture Offering”) of a maximum of $4,025 principal amount of subordinated secured convertible debentures. The debentures, which are payable on February 28, 2007, bear interest at the rate of 6% per year, payable upon conversion or at redemption or maturity. Investors will receive interest in cash only if they elect not to convert their debentures. Each holder has the option any time prior to the redemption date to convert principal and accrued interest under the debentures at into shares of our common stock at a fixed conversion price of $0.3404926 per share. If the number of our outstanding shares of common stock is increased because of a stock split or stock dividend, the conversion price will be proportionately reduced, and if the number is decreased because of a stock combination, the conversion price will be proportionately increased, except that any adjustment to the conversion price of less than $0.0001 is not required to be made. In April 2006 the debenture holders agreed to extend the maturity from February 28, 2007 to February 28, 2008 (see Note Q).

The Company reserved 11,821,108 shares of common stock for issuance upon conversion of the debentures. The Company issued the maximum $4,025 principal amount of debentures as of May 5, 2005. The debentures are secured by a second lien on substantially all of the Company’s assets which is subordinate to the lien of the Company’s primary lender.

Upon written notice the Company can redeem any or all of the outstanding debentures prior to the maturity date at a redemption price, payable in cash, equal to 100% of the principal amount redeemed, plus accrued and unpaid interest through the redemption date. Any notice to redeem must be given to all holders no less than 30 days or more than 45 days prior to the date set forth for redemption. The loan agreements with the senior secured lender restrict the Company’s ability to exercise this redemption right.

Each purchaser of debentures received common stock purchase warrants for no additional consideration. Each warrant entitled its holder to purchase one share of common stock for a five year period at an exercise price of $0.001 per share. The Company has allocated 4,255,601 five-year common stock purchase warrants among all purchasers of the debentures. The Company used the Black-Scholes valuation model in estimating the fair value of common stock purchase warrants. The following assumptions were used for such estimates: no dividend yield, no expected volatility, risk-free interest rate of 3.3% and an expected life of the common stock purchase warrants of one year. The estimated fair value of these warrants is $836. This debt discount is amortized to interest expense over the term of the debentures. Interest expense was $352 for the year ended December 31, 2005. Net debt issue discount at December 31, 2005 related to this instrument was $484.

For its services as placement agent in the Debenture Offering, MISCOR issued to its placement agent, ten-year common stock purchase warrants to purchase 6,182,992 shares of MISCOR common stock at an exercise price of $0.001 per share. The Company used the Black-Scholes valuation model in estimating the fair value of common stock purchase warrants. The following assumptions were used for such estimates: no dividend yield, no expected volatility, risk-free interest rate of 3.3% and an expected life of the common stock purchase warrants of one year. The estimated fair value of the warrants issued to the placement agent was $1,546.

The Company also paid the placement agent a fee of 10% of the amount raised in the offerings, or $403. In addition, for its services as securities counsel in the Debenture Offering, MISCOR issued 50,000 shares of its common stock to its securities counsel, the fair value of these shares was $12. The summation of these debt issue costs was $2,095. Interest expense was $778 for the year ended December 31, 2005. Net debt issue cost at year ended December 31, 2005 related to these instruments was $1,317.

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2005
(Amounts in thousands, except share and per share data)

NOTE F - DEBT (Continued)

Senior Debt Refinancing

In August 2005, the Company entered into a Security and Purchase Agreement with Laurus Master Fund, LTD. (“Laurus”). The Agreement provides financing comprised of a $7,000 Revolving Note and a $3,000 Term Note. The Notes mature in August 2008. Laurus agreed to advance funds under the Revolving Note in amounts up to 90% of eligible trade accounts receivable. Interest is payable monthly under the Revolving and Term Notes at 1% over prime as published in the Wall Street Journal. The Notes are collateralized by a blanket security interest covering substantially all assets owned by the Company. Proceeds from the financing were used to repay the Company’s previous lender and for working capital.

Laurus has the option to convert all or any portion of the outstanding principal amount and/or accrued interest under the Revolving Note into shares of MISCOR common stock at the Fixed Conversion Price. Fixed Conversion Price means (i) with respect to the first $3,500 of the aggregate principal amount converted, $0.19 per share or 18,421,053 shares and (ii) with respect to the remaining principal amount converted, $0.32 per share or 10,937,500 shares. In September, 2005, the Company borrowed $4,000 under the Revolving Note which was convertible into 19,983,553 shares of common stock at an average price of $0.2002 per share. Since the shares were valued at $0.25 per share, the intrinsic value of the beneficial conversion feature for the difference between the fair value per share and the conversion price per share is $996. The Company is accreting this debt discount to interest expense over the term of the Revolving Note in accordance with Emerging Issues Task Force Consensus (“EITF”) 98-5 and 00-27. Interest expense was $111 for the year ended December 31, 2005. Net debt issue discount at December 31, 2005 related to this instrument was $885.

In December 2005, the Company drew down an additional $846 under the revolving note with Laurus which was convertible into 2,644,950 shares of common stock at $0.32 per share. The total outstanding balance under the Laurus Debt financing was $7,846 at December 31, 2005. The Company had available an additional $1,130 under the Revolving Note at December 31, 2005.

Up to $4,000 of the Revolving Note may be segregated into a Minimum Borrowing Note to facilitate the conversion into the Company’s common stock. The Company may prepay all or a portion of the Minimum Borrowing Note by paying to Laurus one hundred fifteen percent (115%) of the principal amount of this Note together with interest.

The provisions of the Revolving Note include a lock-box agreement and also allow Laurus, in its reasonable credit judgment, to assess additional reserves against, or reduce the advance rate against accounts receivable used in the borrowing base calculation. These provisions satisfy the requirements for consideration of EITF Issue No. 95-22, Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements that include both a Subjective Acceleration Clause and a Lock-Box Arrangement. Based on further analysis of the terms of the Revolving Note, there are certain provisions that could potentially be interpreted as a subjective acceleration clause. More specifically, Laurus, in its reasonable credit judgment, can assess additional reserves to the borrowing base calculation or reduce the advance rate against accounts receivable to account for changes in the nature of the Company's business that alters the underlying value of the collateral. The reserve requirements may result in an overadvance borrowing position that could require an accelerated repayment of the overadvance portion. Since the inception of this Revolving Note facility, Laurus has not applied any additional reserves to the borrowing base calculation. The Company does not anticipate any changes in its business practices that would result in any material adjustments to the borrowing base calculation. However, management cannot be certain that additional reserves will not be assessed by Laurus to the borrowing base calculation. As a result, the Company classifies borrowings under the Revolving Note facility as a short-term obligation.

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2005
(Amounts in thousands, except share and per share data)

NOTE F - DEBT (Continued)

Under the Term Loan, the Company must make monthly principal payments of $100 with interest beginning March 2006. Payments may be made in cash or in the Company’s common stock. If (i) the average of the closing prices of the Common Stock as reported by Bloomberg, L.P. on the NASD Over The Counter Bulletin Board for the five (5) trading days immediately preceding the payment due date is greater than or equal to 110% of the Fixed Conversion Price of $0.26 per share and (ii) the amount of such conversion does not exceed twenty eight percent (28%) of the aggregate dollar trading volume of the Common Stock for the period of twenty-two (22) trading days immediately preceding such date then the payment of principal and interest shall be made in Common Stock. Otherwise, the Company shall pay Laurus an amount in cash equal to 101% of the principal and interest due. The Company reserved 11,538,462 shares of common stock for issuance upon the conversion of the Term Loan.

If (i) the Company registers the shares of the Common Stock underlying the conversion of the Term Note and each Minimum Borrowing Note then outstanding on a registration statement declared effective by the Securities and Exchange Commission, and (ii) the average of the Closing Prices of the Common Stock as reported by Bloomberg, L.P. on the NASD Over The Counter Bulletin Board for the five (5) trading days immediately preceding each month end exceeds the then applicable Fixed Conversion Price by at least twenty-five percent (25%), the interest rate for the succeeding calendar month will be reduced by 200 basis points (200 b.p.) (2.0%) for each incremental twenty-five percent (25%) increase in the Closing Price Average of the Common Stock above the then applicable Fixed Conversion Price.

As part of the financing, Laurus received $360 in cash and was issued 6,163,588 shares of the Common Stock at closing and warrants for 7,352,941 shares of the Common Stock with an exercise price of $0.34 per share. The 6,163,588 shares were valued at $0.25 per share or $1,541. The Company used the Black-Scholes valuation model in estimating the fair value of the common stock purchase warrants. The following assumptions were used for such estimates: no dividend yield, no expected volatility, risk-free interest rate of 4.11% and an expected life of the common stock purchase warrants of seven years. The Company also granted registration rights with respect to the shares issuable upon exercise of the warrants (Note G). Total debt issue costs were $2,303. Interest expense was $266 for the year ended December 31, 2005. Net debt issue cost at December 31, 2005 related to this instrument was $2,037.

None of the Company’s obligations to Laurus under the Revolving or Term Notes or warrants may be converted into Common Stock unless (a) either (i) an effective current Registration Statement covering the shares of Common Stock exists or (ii) an exemption from registration for resale of all of the Common Stock issued and issuable is available, and (b) no event of default exists and is continuing. Laurus is not permitted to own in excess of 9.99% of the issued and outstanding shares of MISCOR common stock.

Capital Lease Obligations

The Company leases certain equipment under agreements that are classified as capital leases. The following is a summary of capital leases:

	December 31,
	2005	2004

Machinery and equipment	$62	$-
Less accumulated depreciation	(3)	-
	$59	$-

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2005
(Amounts in thousands, except share and per share data)

NOTE F - DEBT (Continued)

Minimum future lease payments required under capital leases as of December 31, 2005 for each of the next four years and in the aggregate are:

Years Ending December 31,
2006	$18
2007	18
2008	18
2009	11

Total minimum lease payments	65
Less inputed interest	(9)

Present value of net minimum lease Payments	$56

Aggregate maturities of long-term debt for the periods subsequent to December 31, 2005 are as follows:

Years Ending December 31,
2006	$5,870
2007	1,225
2008	7,851
2009	11

Following is a summary of interest expense for the years ended December 31, 2005, 2004 and 2003:

	Years ended December 31,
	2005	2004	2003
Interest expense on principal	$704	$183	$189

Amortization of debt issue costs	1,044	-	-

Amortization of debt discount -debentures and revolving notes payable	463	-

Interest related to issuance of conversion option	4,500	-	-

Total interest expense	$6,711	$183	$189

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2005
(Amounts in thousands, except share and per share data)

NOTE G - EQUITY ISSUANCES

MIS Series A Redeemable Preferred Stock Issuance

In March, 2004, MIS completed a Bridge Financing, raising proceeds of $675, net of issuance costs of $75, through the issuance of 750,000 shares of Series A Redeemable Preferred Stock. According to the terms of the offering, each share of Series A Redeemable Preferred Stock converted automatically into 6.33333 shares of common stock in MISCOR upon completion of the MISCOR common stock offering with aggregate proceeds of not less than $3,000. In December 2004, the MISCOR common stock offering was completed and all outstanding Series A Redeemable Preferred Stock was converted into 4,750,006 shares of MISCOR common stock.

Common Stock Exchange

Upon the formation of MISCOR in April 2004, the sole stockholder of MIS contributed all 1,000 of the issued and outstanding shares of MIS common stock in exchange for 79,450,000 shares of MISCOR common stock.

MISCOR Common Stock Issuance

2004

In May 2004, MISCOR commenced a private offering of its common stock. Upon the closing of the common stock offering in December 2004, the Company received proceeds in the amount of $2,002, net of issuance costs of $548, through the issuance of 12,750,000 shares of common stock.

For its services as placement agent in the Bridge Financing and common stock offering, MISCOR issued to its placement agent, ten-year common stock purchase warrants to purchase 4,500,000 shares of MISCOR common stock at an exercise price of $0.0001 per share. The Company used the Black-Scholes valuation model in estimating the fair value of common stock purchase warrants. The following assumptions were used for such estimates: no dividend yield, no expected volatility, risk-free interest rate of 2.6% and an expected life of the common stock purchase warrants of one year. The estimated fair value of the common stock purchase warrants was $900 and was recorded as part of common stock issuance costs with an offset to additional paid-in capital.

In addition, for its services as securities counsel in the Bridge Financing and the common stock offering, MISCOR issued 50,000 shares of MISCOR common stock to its securities counsel. The fair value of common stock issued as part of this transaction was determined to be $0.20 per share or $10 and was recorded as part of common stock issuance costs.

2005

In March 2005, the Company issued 30,000 shares in conjunction with an acquisition (Note B). The fair value of the common stock was determined to be $0.40 per share or $12 and was recorded as part of the purchase price consideration. The Company also paid an individual 250,000 shares of its common stock valued at $0.25 per share or $63 as a finder’s fee.

In addition, for its services as securities counsel in the Debenture Offering (Note F), MISCOR issued 50,000 shares of MISCOR common stock to its securities counsel. The fair value of common stock issued as part of this transaction was determined to be $0.25 per share or $12 and was recorded as part of debt issuance costs.

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2005
(Amounts in thousands, except share and per share data)

NOTE G - EQUITY ISSUANCES (Continued)

As part of the Senior Debt Refinancing (Note F) in August 2005, Laurus was issued 6,163,588 shares of the Common Stock valued at $0.25 per share or $1,541 at closing and warrants for 7,352,941 shares of the Common Stock at an exercise price of $0.34 per share. The Company used the Black-Scholes valuation model in estimating the fair value of the common stock purchase warrants. The following assumptions were used for such estimates: no dividend yield, no expected volatility, risk-free rate of 4.11% and an expected life of the common stock purchase warrants of seven years. Based on the Black-Scholes model, the warrant had no fair value.

In the event the Company’s common stock is not quoted or listed on the OTC Bulletin Board, Nasdaq or a national exchange within 60 days after the effective date of the registration of its common stock, the Company would be in default of its credit facility with Laurus, and would be subject to certain penalties. As a result, the Company is accounting for these warrants as liabilities in accordance with EITF 00-19. At December 31, 2005, the warrants have no value as calculated using the Black-Scholes model. The Company will determine the estimated fair value of these warrants on a quarterly basis in accordance with EITF 00-19.

In September 2005, the Company provided John A. Martell, its CEO and majority shareholder, a conversion option which allows Mr. Martell to convert any or all of his $3,000 outstanding notes payable into shares of common stock of the Company at a conversion price of $0.10 per share. The intrinsic value of the option at the time of grant was $0.15. Accordingly, the Company recorded interest expense of $4,500 and additional paid-in capital of $4,500 in the year ended December 31, 2005.

Equity Incentive Plans

2005 Stock Option Plan

On September 30, 2005, the Company granted stock options to certain executives to acquire a total of 500,000 shares of the Company’s common stock at an exercise price of $0.25 per share under the 2005 Stock Option Plan (“the Plan”) adopted by the board of directors in August 2005. The options, which expire in five years, are exercisable in 25% cumulative increments on and after the first four anniversaries of their grant date. At the time of issuance of the stock options to acquire 500,000 shares of the Company’s common stock, the estimated fair value of the Company’s common stock was $0.25 per share. The fair value of the Company’s common stock was determined contemporaneously and based upon the most recent sale of the Company’s common stock. As a result, such stock options had no intrinsic value at the time of issuance.

The Plan provides for the grant of up to 2,000,000 shares of Incentive Stock Options (“ISO”), within the meaning of Section 422 of the Internal Revenue Code, or non-statutory stock options (“NQSO”) to the Company’s executive employees who are materially responsible for the management and operation of its business, and to the Company’s directors. The exercise price of the ISOs and NQSOs granted under the Plan must be at least equal to 100% of the fair market value of the common stock of the Company at the date of grant. Also, ISOs may be granted to persons owning more than 10% of the voting power of all classes of stock, at a price no lower than 110% of the fair market value of the common stock at the date of grant.

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2005
(Amounts in thousands, except share and per share data)

NOTE G - EQUITY ISSUANCES (Continued)
Following is a summary of the status of the plan during 2005:

		Weighted
		Average
	Number of	Exercise
	Shares	Price
Outstanding at January 1, 2005	-	$-

Granted	500,000	$0.25
Exercised	-	$-
Forfeited	-	$-

Outstanding at December 31, 2005	500,000	$0.25

Exercisable at December 31, 2005	-	$-

Weighted average fair value of options granted during 2005	$0.25

Following is a summary of the status of fixed options outstanding at December 31, 2005:

Outstanding Options				Exercisable Options
Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Exercise		Contractual	Exercise		Exercise
Price	Number	Life	Price	Number	Price

$ 0.25	500,000	4.75 years	$ 0.25	-	-

2005 Restricted Stock Purchase Plan

On September 30, 2005, the Company issued offers to purchase 250,000 shares of common stock at a nominal price of $0.001 per share to certain executives under the 2005 Restricted Stock Purchase Plan adopted by the board of directors in August 2005. The Plan provides for the grant of offers to purchase up to 1,000,000 shares of restricted stock to the Company’s directors, officers and key employees. A participant may not transfer shares acquired under the Plan except in the event of the sale or liquidation of the Company. If within three years after shares are acquired under the Plan, a participant terminates employment for any reason other than death, disability, retirement or good reason, the Company is required to purchase the participant’s shares for the same price the participant paid. If the participant terminates employment after three years or as a result of death, disability or retirement or for good reason, the Company is required to purchase the shares for a price equal to their fair market value.

At the date of issuance, the restricted stock issued had an intrinsic value of $0.249 per share or $62. On September 30, 2005, the Company charged deferred compensation (reflected as a contra-equity account) and credited additional paid-in capital in the amount of $62. The issuance of the restricted stock was intended to

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2005
(Amounts in thousands, except share and per share data)

NOTE G - EQUITY ISSUANCES (Continued)

lock-up key employees for a three year period. As a result, the Company is recording compensation expense over the three year restriction period by amortizing deferred compensation on a straight-line basis over the three year period commencing September 30, 2005. Compensation expense in the amount of $5 was recorded for the year ended December 31, 2005.

Vertical Capital Warrants

In October 2005, in connection with the Laurus financing (Note F), the Company paid to Vertical Capital Partners, Inc., as a finder’s fee, cash of $200 and issued to persons designated by Vertical Capital Partners warrants to acquire up to 500,000 shares of the Company’s common stock for three years at an exercise price of $0.34 per share, subject to certain anti-dilution adjustments. The Company also granted registration rights with respect to the shares issuable upon exercise of the warrants. There are no cash penalties associated with not registering shares issuable upon exercise of these warrants. The Company used the Black-Scholes valuation model in estimating the fair value of the common stock purchase warrants. The following assumptions were used for such estimates: no dividend yield, no expected volatility, risk-free interest rate of 4.18% and an expected life of the common stock purchase warrants of three years. Based on the Black-Scholes model, such warrants had no intrinsic value.

NOTE H - INCOME TAXES

Deferred income taxes result primarily from temporary differences in the bases of certain assets and liabilities for financial and income tax reporting purposes.

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31,
Deferred tax assets:	2005	2004
Net operating losses carryforwards	$1,677	$1,342
Accounts receivable	112	47
Inventory	2	1
Warranty reserve	22	19
Accrued expenses and other	18	16
Total gross deferred tax assets	1,831	1,425
Valuation allowance	(1,633)	(1,318)
	198	107
Deferred tax liabilities:
Property, equipment and intangibles	(198)	(107)
Net deferred tax asset	$-	$-

The valuation allowance has been established due to the uncertainty of realizing the benefits of tax loss carryforwards. The allowance was increased $315 and $57 during the years ended December 31, 2005 and 2004, respectively, due primarily to the increases in the loss carryforwards.

At December 31, 2005, net operating loss carryforwards of $5,083 were available to be applied against future taxable income.

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2005
(Amounts in thousands, except share and per share data)

NOTE I - LEASE COMMITMENTS

The Company leases its Mobile, Alabama; South Bend, Indiana; Hammond, Indiana; and Boardman, Ohio facilities from companies controlled by its majority stockholder under agreements expiring between July 2006 and December 2014. The Company leases its Indianapolis, Indiana; Merrillville, Indiana; Huntington, West Virginia; Seattle, Washington; Little Rock, Arkansas; and Elkhart, Indiana facilities from unrelated parties under agreements expiring between January 2006 and December 2010. The Company leases the Hagerstown, Maryland facility from a Partnership, one partner of which is an officer of HKEC, under an agreement expiring in July 2011. Total rent expense for all facility leases was approximately $696, $464 and $453 for the years ended December 31, 2005, 2004 and 2003, respectively.

The Company also leases other manufacturing and office equipment under operating leases with varying terms expiring through May 2010. Total rent expense under these leases was approximately $76, $17 and $12 for the years ended December 31, 2005, 2004 and 2003, respectively.

Future minimum lease payments required under the operating leases in effect in excess of one year as of December 31, 2005 are as follows:

Years Ending December 31,	Amount
2006	$841
2007	777
2008	780
2009	640
2010	497
Thereafter	646
$4,181

NOTE J - RELATED PARTY TRANSACTIONS

Long-term debt, other

The Company was indebted to a former employee for a note payable with a balance of $30 at December 31, 2005 (see Note F). The unsecured note is payable in annual principal installments of $10 and is non-interest bearing.

Long-term debt, stockholder

The Company was indebted to its majority stockholder for a note payable with a balance of $3,000 at December 31, 2005, 2004 and 2003 (see Note F). Interest is payable monthly at prime less 1%. The loan matures on December 31, 2008, except that the Company can extend the maturity for five years upon 60 days prior written notice at an interest rate of prime plus 1%. Interest expense on the note was $157, $95 and $119 for the years ended December 31, 2005, 2004 and 2003, respectively.

Leases

As discussed in Note I, the Company leases its South Bend, Indiana; Hammond, Indiana; Mobile, Alabama; and Boardman, Ohio facilities from its majority stockholder. Total rent expense under these agreements was approximately $281, $278 and $273 for the years ended December 31, 2005, 2004 and 2003, respectively.

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2005
(Amounts in thousands, except share and per share data)

NOTE J - RELATED PARTY TRANSACTIONS (continued)

Advances from stockholder

The majority stockholder has made other unsecured advances to the Company. The balance as of December 31, 2005 and 2004 was $-0- and $122, respectively. Beginning in January 2004, the Company began paying monthly interest at the prime rate on the outstanding advances. Interest expense on the advances from the majority stockholder for the years ended December 31, 2005 and 2004 was $10 and $6, respectively.

NOTE K - RETIREMENT PLANS

In connection with its collective bargaining agreements with various unions, the Company participates with other companies in the unions’ multi-employer pension plans. These plans cover all of the Company’s employees who are members of such unions. The Employee Retirement Income Security Act of 1974, as amended by Multi-Employer Pension Plan Amendments Act of 1980, imposes certain liabilities upon an employer’s withdrawal from, or upon termination of, such plans. The Company has no plan to withdraw from these plans.

The plans do not maintain information of net assets, and the actuarial present value of the accumulated share of the plan’s unfunded vested benefits allocable to the Company, and amounts, if any, for which the Company may be contingently liable, are not ascertainable at this time. Total contributions to the plans were $762, $390 and $108 for the years ended December 31, 2005, 2004 and 2003, respectively.

In 2002, the Company adopted two defined contribution profit-sharing plans covering substantially all of its full-time employees. The plans contain deferred-salary arrangements under Internal Revenue Code Section 401(k). One plan is for all employees not covered under collective bargaining agreements. Employer contributions may be made at the discretion of the Board of Directors. Employer contributions to the plan were $17, $13 and $16 for the years ended December 31, 2005, 2004 and 2003, respectively. Under the second plan, which is for all employees covered by collective bargaining agreements, there is no provision for employer contributions.

NOTE L - CONCENTRATIONS OF CREDIT RISK

The Company grants credit, generally without collateral, to its customers, which are primarily in the steel, metal working, and scrap industries. Consequently, the Company is subject to potential credit risk related to changes in economic conditions within those industries. However, management believes that its billing and collection policies are adequate to minimize the potential credit risk. At December 31, 2005 and 2004, approximately 25% and 43% of gross accounts receivable were due from entities in the steel, metal working and scrap industries, respectively, and 18% of gross receivables were due from entities in the railroad industry at December 31, 2005. No single customer accounted for more than 10% of gross accounts receivable at December 31, 2005 and 2004. Additionally, no single customer accounted for more than 10% of sales for the years ended December 31, 2005, 2004 and 2003.

NOTE M - COMMITMENTS AND CONTINGENCIES

Collective bargaining agreements

At December 31, 2005 and 2004, approximately 42% and 51%, respectively, of the Company’s employees were covered by collective bargaining agreements. Two of the collective bargaining agreements expire in 2006 representing 24% of the Company’s employees at December 31, 2005.

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2005
(Amounts in thousands, except share and per share data)

NOTE M - COMMITMENTS AND CONTINGENCIES (Continued)

Potential lawsuits

The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company’s financial position or results of operations.

Employment Agreements

On September 30, 2005, the Company entered into employment agreements with its executive officers. Each agreement is for an initial three-year term, subject to earlier termination as provided in the agreement. The term will automatically renew for successive one-year periods unless either party, at least three months before the end of the initial term or any renewal term, requests termination or renegotiation of the agreement. Each employment agreement provides for certain benefits to the executive if employment is terminated by the Company for cause, by the executive without good reason, or due to death or disability. The benefits include continuation of a multiple of the executive’s base salary for one to three years depending on the executive, any earned but unpaid profit-sharing or incentive bonus, and company-paid health insurance for one year.

NOTE N - FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash, accounts receivable, accounts payable and accrued expenses

The carrying amounts of these items are a reasonable estimate of their fair values because of the current maturities of these instruments.

Debt and stockholder guarantees

The fair value of debt differs from the carrying amount due to guarantees by the Company’s majority stockholder. At December 31, 2005 and 2004, the aggregate fair value of debt, with an aggregate carrying value of $13,588 and $5,509, respectively, is estimated at $17,509 and $6,370, respectively, and is based on the estimated future cash flows discounted at terms at which the Company estimates it could borrow such funds from unrelated parties and without guarantees from the Company’s stockholder.

NOTE O - SEGMENT INFORMATION

The Company reports segment information in accordance with SFAS No. 131, Disclosures about Segments of an Enterprise. The Company operated primarily in two segments, industrial services and electrical contracting services, through December 31, 2004. The Company’s wholly owned subsidiary, MIS, provides industrial services to its customers. Electrical contracting services are provided by the Company’s other wholly owned subsidiary, Martell Electric.

In March 2005, the Company acquired certain operating assets of Hatch & Kirk, Inc. and formed a subsidiary named HK Engine Components, LLC which it operates as a third segment - engine components. These three segments are managed separately because they offer different products and services and each segment requires different technology and marketing strategies. The Company intends to integrate the selling efforts of HK Engine Components and MIS to further penetrate the rail industry. Corporate administrative and support services for MISCOR are not allocated to the segments but are presented separately.

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2005
(Amounts in thousands, except share and per share data)

NOTE O - SEGMENT INFORMATION (continued)

The industrial services segment is primarily engaged in providing maintenance and repair services to the electric motor industry, repairing and manufacturing industrial lifting magnets, providing engineering and repair services for electrical power distribution systems within industrial plants and commercial facilities, and providing custom and standardized training in the area of industrial maintenance. The electrical contracting segment provides a wide range of electrical contracting services, mainly to industrial, commercial and institutional customers. The diesel engine components segment manufactures, remanufactures, repairs and engineers power assemblies, engine parts, and other components related to large diesel engines for the rail, utilities and offshore drilling industries.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies in Note A. The Company evaluates the performance of its business segments based on net income or loss. Summarized financial information concerning the Company’s reportable segments as of and for the years ended December 31, 2005, 2004 and 2003 is shown in the following tables:

			Diesel			December 31,
	Industrial	Electrical	Engine		Intersegment	2005
2005	Services	Contracting	Components	Corporate	Eliminations	Consolidated

External revenue:
Product sales	$8,267	$-	$6,320	$-	$-	$14,587
Service revenue	21,454	10,255	-	-	-	31,709
Intersegment revenue:
Product sales		-	-	-	-	-
Service revenue		149	-	-	(149)	-
Depreciation included in cost of revenues	336	80	115	-	-	531
Gross profit	6,907	1,187	1,101	-	(39)	9,156
Other depreciation & amortization	53	17	2	90	-	162
Interest expense	167	-	-	6,544	-	6,711
Net income (loss)	1,545	369	(194)	(8,916)	-	(7,196)
Total assets	27,810	7,820	9,633	40,982	(60,524)	25,721
Capital expenditures	637	141	1,560	62	-	2,400

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2005
(Amounts in thousands, except share and per share data)

NOTE O - SEGMENT INFORMATION (Continued)

					December 31,
	Industrial	Electrical		Intersegment	2004
2004	Services	Contracting	Corporate	Eliminations	Consolidated
External revenue:
Product sales	$6,763	$-	$-	$-	$6,763
Service revenue	18,626	3,508	-	-	22,134
Intersegment revenue:
Product sales	-	-	-	-	-
Service revenue	-	87	-	(87)	-
Depreciation included in cost of revenues	261	29	-	-	290
Gross profit	5,912	312	-	(27)	6,197
Other depreciation & amortization	49	7	105	-	161
Interest expense	95	-	88	-	183
Net income (loss)	1,100	9	(1,298)	-	(189)
Total assets	10,366	3,799	7,258	(8,890)	12,533
Capital expenditures	712	218	-	-	930

					December 31,
	Industrial	Electrical		Intersegment	2003
2003	Services	Contracting	Corporate	Eliminations	Consolidated
External revenue:
Product sales	$3,235	$-	$-	$-	$3,235
Service revenue	12,086	174	-	-	12,260
Intersegment revenue:
Product sales	-	-	-	-	-
Service revenue	-	38	-	(38)	-
Depreciation included in cost of revenues	197	3	-	-	200
Gross profit	3,523	(11)	-	-	3,512
Other depreciation & amortization	44	3	77	-	124
Interest expense	119	-	90	-	189
Net income (loss)	(60)	(74)	(1,003)	-	(1,137)
Total assets	8,066	307	-	(337)	8,036
Capital expenditures	643	74	-	-	717

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2005
(Amounts in thousands, except share and per share data)

NOTE P - SUPPLEMENTAL DISCLOSURES OF NON-CASH FINANCING ACTIVITIES

	Years ended December 31,
	2005	2004	2003

Credits to additional paid in capital for interest/rent	$-	$-	$63

Stockholder loan converted to additional paid in capital	$-	$-	$1,741

Issuance of common stock purchase warrants	$2,382	$900	$-

Issuance of common stock in conjunction with issuance of debentures	$12	$-	$-

Issuance of common stock in conjunction with asset acquisition	$75	$-	$-

Issuance of note payable in conjunction with asset acquisition	$30	$-	$-

Issuance of common stock in conjunction with term and revolving notes	$1,171	$-	$-

Issuance of conversion option and beneficial conversion feature	$5,496	$-	$-

Assumption of accrued liabilities in conjunction with asset acquisition	$105	$-	$-

Obligation under capital lease	$56	$-	$-

NOTE Q - SUBSEQUENT EVENT

In April 2006 the debenture holders agreed to extend the maturity of the $4,025 of subordinated debentures from February 28, 2007 to February 28, 2008. All other terms of the debentures remain the same. There were no fees or penalties associated with the extension.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON
FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Stockholders
MISCOR Group, Ltd. and Subsidiaries
South Bend, Indiana

Our audits of the consolidated financial statements referred to in our report dated April 10, 2006, except for Notes F and Q, as to which the date is April 16, 2006, appearing in this Registration Statement on Form S-1, also included an audit of the accompanying financial statement schedule. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ ASHER & COMPANY, Ltd.

Philadelphia, Pennsylvania
April 10, 2006

		Additions
	Balance at	charged to	Recoveries	Balance
	beginning	costs and	(Deductions)	end of
	of period	expenses	(1)	of period
2005
Reserves deducted from accounts receivable:
Allowance for doubtful accounts	$143	$238	$ (40)	$341
2004
Reserves deducted from accounts receivable:
Allowance for doubtful accounts	$149	$128	$(134)	$143
2003
Reserves deducted from accounts receivable:
Allowance for doubtful accounts	$165	$19	$(35)	$149

(1) Uncollectible accounts written off, net of recoveries.

[back cover page]

DEALER PROSPECTUS DELIVERY OBLIGATION

Until _______________, 2006 (90 days from the date of this prospectus), all dealers that effect transactions in these securities, whether or not participants in this offering, may be required to deliver a prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which are being borne by the registrant.

Securities and Exchange Commission registration fee	$7,049
Accounting fees and expenses	$75,000
Legal fees and expenses	$275,000
Blue sky fees and expenses	$22,000
Printing fees and expenses	$500
Transfer agent fees and expenses	$4,200
Miscellaneous	$1,251
Total	$385,000

Item 14. Indemnification of Directors and Officers

Chapter 37 of the Indiana Business Corporation Law, as amended (the “IBCL”), authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with proceedings to which the officers or directors are made parties by reason of their relationships to the corporation. Officers and directors may be indemnified when they have acted in good faith, the action taken was not against the interests of the corporation, and the action was lawful or there was no reason or cause to believe the action was unlawful. Chapter 37 of the IBCL also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful, on the merits or otherwise, in the defense of any such proceeding, against reasonable expenses incurred in connection with the proceeding. A corporation may also, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding.

The registrant’s articles of incorporation require the registrant to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (the “Action”), by reason of the fact that he or she is or was a director, officer, employee or agent of the registrant, or is or was serving at the registrant’s request as a director, officer, partner, member, manager, trustee, employee or agent of another entity against expenses, including attorneys’ fees, judgments, settlements, penalties and fines actually or reasonably incurred by him or her in connection with the Action if such person acted in good faith and in a manner he or she reasonably believed, in the case of conduct in his or her official capacity, was in the registrant’s best interests, and in all other cases, was not opposed to the registrant’s best interests and, with respect to any criminal action or proceeding, he or she either had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful.

The registrant maintains liability insurance for its directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the above-described provisions or otherwise, the registrant has been informed that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

The following describes the securities issued or sold by the registrant since December 31, 2002 which were not registered under the Securities Act of 1933, as amended (the “Securities Act”).

Upon the registrant’s formation in April 2004, John A. Martell, the registrant’s Chairman, Chief Executive Officer and President and, at that time, the sole shareholder of Magnetech Industrial Services, Inc. (“MIS”), contributed all of his MIS common stock to the registrant in exchange for 79,450,000 shares of the registrant’s common stock. Mr. Martell was an “accredited investor,” as that term is defined in Rule 501 of Regulation D under the Securities Act, and the issuance of these securities was exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, relating to offers of securities by an issuer not involving any public offering.

Effective March 3, 2004, the registrant’s subsidiary, MIS, entered into Convertible Redeemable Preferred Stock Purchase Agreements with 15 investors pursuant to which MIS issued 750,000 shares of its Series A Preferred Stock for a purchase price of $1.00 per share, or an aggregate purchase price of $750,000. All of the investors in this offering were “accredited investors,” as that term is defined in Rule 501 of Regulation D. This issuance of securities was exempt from registration under the Securities Act in reliance on Section 4(2) thereof, relating to offers of securities by an issuer not involving any public offering, and Rule 506 of Regulation D.

Pursuant to the Articles of Amendment to MIS’s Articles of Incorporation (the “MIS Amended Articles”) creating the Series A Preferred Stock, each outstanding share of MIS Series A Preferred Stock would automatically convert into 6.3333 shares of the registrant’s common stock upon registrant’s completion of a private placement offering of not less than $3,000,000.

In November and December 2004, the registrant entered into separate Stock Purchase Agreements with 39 investors pursuant to which the registrant issued 12,750,000 shares of common stock for a purchase price of $0.20 per share, or an aggregate purchase price of $2,550,000. All of the investors in this offering were “accredited investors,” as that term is defined in Rule 501 of Regulation D, and the issuance of the shares of the registrant’s common stock to them was exempt from registration under the Securities Act in reliance on Section 4(2) thereof, relating to offers of securities by an issuer not involving any public offering, and Rule 506 of Regulation D.

Because the aggregate proceeds derived from these two offerings exceeded the $3,000,000 threshold set forth in the MIS Amended Articles, the outstanding shares of MIS Series A Preferred Stock automatically converted into 4,750,000 shares of the registrant’s common stock effective December 2004. This issuance of securities was exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, relating to offers of securities by an issuer not involving any public offering, and Rule 506 of Regulation D.

Effective December 2004, the registrant issued warrants to purchase a total of 4,500,000 shares of the registrant’s common stock for a 10-year period at an exercise price of $0.0001 per share to five persons designated by the entity that acted as placement agent for the two private offerings described above. The warrants were issued as partial compensation for the placement agent’s services. The placement agent indicated to the registrant that the persons designated to receive the warrants were involved in its providing services as placement agent in the private offerings. These designees were “accredited investors,” as that term is defined in Rule 501 of Regulation D. The issuance of these securities was exempt from registration under the Securities Act in reliance on Section 4(2) thereof, relating to offers of securities by an issuer not involving any public offering, and Rule 506 of Regulation D.

In December 2004, the registrant issued 50,000 shares of common stock for a purchase price of $0.10 per share to Jackson Steinem, Inc. The registrant has been advised that Jackson Steinem, Inc. is beneficially owned by a partner in the law firm that acted as the registrant’s securities counsel. The issuance of these securities was exempt from registration under the Securities Act in reliance on Section 4(2) thereof, relating to offers of securities by an issuer not involving any public offering, and Rule 506 of Regulation D.

During March, April and May of 2005, the registrant entered into Subordinated Convertible Debenture Purchase Agreements with 55 investors pursuant to which the registrant issued $4,025,000 aggregate principal amount of its subordinated secured convertible debentures. The debentures were issued to investors at par. Principal and accrued interest under the debentures are convertible into the registrant’s common stock at a price of $0.3404926 per share. Each purchaser of debentures received common stock purchase warrants for no additional consideration. Each warrant entitled its holder to purchase one share of common stock for a five year period at an exercise price of $0.001 per share. In total, 4,255,601 common stock purchase warrants were allocated pro rata among the purchasers of debentures. Since the warrants were issued, warrants to purchase 1,711,201 shares have been exercised. All of the investors were “accredited investors,” as that term is defined in Rule 501 of Regulation D, and the issuance of these securities was exempt from registration under the Securities Act in reliance on Section 4(2) thereof, relating to offers of securities by an issuer not involving any public offering, and Rule 506 of Regulation D.

In May 2005, the registrant issued warrants to purchase a total of 6,182,992 shares of the registrant’s common stock for a 10-year period at an exercise price of $0.001 per share to nine persons designated by the entity that acted as placement agent for the debenture offering described above. The warrants were issued as partial compensation for the placement agent’s services. The placement agent indicated to the registrant that the persons designated to receive the warrants were involved in its providing services as placement agent in the debenture offering. These designees were “accredited investors,” as that term is defined in Rule 501 of Regulation D. The issuance of these securities was exempt from registration under the Securities Act in reliance on Section 4(2) thereof, relating to offers of securities by an issuer not involving any public offering, and Rule 506 of Regulation D.

In August 2005, the registrant entered into a senior secured credit facility with Laurus Master Fund, Ltd. (“Laurus”) under which the registrant issued to Laurus a revolving note and minimum borrowing note in a combined aggregate principal amount of $7.0 million, a term note in the aggregate principal amount of $3.0 million, warrants to purchase 7,352,941 shares of registrant’s common stock for a seven-year period at an exercise price of $0.34 per share, and, for no additional consideration, 6,163,588 shares of the registrant’s common stock. The revolving note, minimum borrowing note and term note are convertible into shares of the registrant’s common stock at varying conversion prices. Laurus was an “accredited investor,” as that term is defined in Rule 501 of Regulation D, and the issuance of these securities was exempt from registration under the Securities Act in reliance on Section 4(2) thereof, relating to offers of securities by an issuer not involving any public offering, and Rule 506 of Regulation D.

In September 2005, the registrant issued to John A. Martell, the registrant’s Chairman, Chief Executive Officer and President, an option to convert the obligations under a promissory note in the original principal amount of $3.0 million made by MIS to Mr. Martell, into shares of the registrant’s common stock at a conversion price of $0.10 per share. Mr. Martell was an “accredited investor,” as that term is defined in Rule 501 of Regulation D, and the issuance of the option was exempt from registration under the Securities Act in reliance on Section 4(2) thereof, relating to offers of securities by an issuer not involving any public offering.

Effective September 30, 2005, the registrant issued warrants to purchase a total of 500,000 shares of the registrant’s common stock for a three-year period at an exercise price of $0.34 per share to four persons designated by the entity that identified Laurus to the registrant as a potential source of financing. The warrants were issued as partial compensation for the entity’s services as a finder. This entity indicated to the registrant that the persons designated to receive the warrants were involved in its providing services as a finder. These designees were “accredited investors,” as that term is defined in Rule 501 of Regulation D, and the issuance of these securities was exempt from registration under the Securities Act in reliance on Section 4(2) thereof, relating to offers of securities by an issuer not involving any public offering, and Rule 506 of Regulation D.

Effective September 30, 2005, the registrant issued to each of five of its executive officers the following: (i) options to acquire 100,000 shares of the registrant’s common stock at an exercise price of $0.25 per share, or an aggregate of 500,000 shares, pursuant to the registrant’s 2005 Stock Option Plan; and (ii) 50,000 shares of restricted common stock pursuant to accepted offers to acquire the stock at a nominal price of $0.001 per share, or a total of 250,000 shares, that were granted pursuant to the registrant’s 2005 Restricted Stock Purchase Plan. The options and offers to purchase restricted stock were issued in consideration of the executive officers’ services to the registrant and its subsidiaries. Each of the executive officers was an “accredited investor,” as that term is defined in Rule 501 of Regulation D, and the issuance of the options, the offers to purchase restricted stock and the shares of restricted stock was exempt from registration under the Securities Act in reliance on Section 4(2) thereof, relating to offers of securities by an issuer not involving any public offering, and Rule 701 under the Securities Act, relating to offers and sales of securities pursuant to certain compensatory benefit plans and contracts relating to compensation.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits. The following exhibits are included in this prospectus:

Exhibit Number	Description

3.1*	Amended and Restated Articles of Incorporation of the registrant
3.2*	Amended and Restated Code of By-Laws of the registrant dated September 23, 2005
4.1*	Specimen certificate of common stock
4.2*
Warrant Agreement, form of Joinder Agreement and form of common stock purchase warrant issued to designees of Strasbourger Pearson Tulcin Wolff Incorporated pursuant to Placement Agency Agreement dated April 26, 2004, filed as Exhibit 10.1 to this Registration Statement

4.3*
Form of common stock purchase warrant issued to designees of Strasbourger Pearson Tulcin Wolff Incorporated pursuant to Placement Agency Agreement dated January 25, 2005, filed as Exhibit 10.2 to this Registration Statement

4.4*
Form of common stock purchase warrant issued to purchasers of the registrant’s subordinated convertible debentures pursuant to Convertible Debenture Purchase Agreements with the registrant, filed as Exhibit 10.5 to this Registration Statement

4.5*	Common Stock Purchase Warrant dated August 24, 2005 issued to Laurus Master Fund, Ltd.
4.6*	Form of common stock purchase warrant issued to persons designated by Vertical Capital Partners, Inc.
4.7a*	Form of subordinated convertible debenture issued to purchasers pursuant to Convertible Debenture Purchase Agreements with the registrant, filed as Exhibit 10.5 to this Registration Statement
4.7b	Letter Agreement dated April 16, 2006, to extend maturity date of subordinated convertible debentures.
4.8*	Secured Revolving Note dated August 24, 2005 issued by registrant and certain subsidiaries of registrant identified therein to Laurus Master Fund, Ltd.
4.9*	Secured Convertible Minimum Borrowing Note dated August 24, 2005 issued by registrant and certain subsidiaries of registrant identified therein to Laurus Master Fund, Ltd.
4.10*	Secured Convertible Term Note dated August 24, 2005 issued by registrant to Laurus Master Fund, Ltd.
4.11*	Promissory Note dated January 1, 2004 issued by Magnetech Industrial Services, Inc. to John A. Martell
4.12*	Conversion Option dated September 12, 2005 among John A. Martell, Magnetech Industrial Services, Inc. and the registrant
4.13*	Form of Registration Rights Agreement between the registrant and the purchasers scheduled therein, made pursuant to Stock Purchase Agreement, filed as Exhibit 10.4 to this Registration Statement
4.14*
Form of Registration Rights Agreement between the registrant and the purchasers scheduled therein, made pursuant to Subordinated Convertible Debenture Purchase Agreements, filed as Exhibit 10.5 to this Registration Statement

4.15*	Registration Rights Agreement dated August 24, 2005 between the registrant and Laurus Master Fund, Ltd.
5.1*	Opinion of Barnes & Thornburg LLP
10.1*	Placement Agency Agreement, dated April 26, 2004 between Magnetech Industrial Services, Inc. and Strasbourger Pearson Tulcin Wolff Incorporated
10.2*	Placement Agency Agreement dated January 25, 2005 between the registrant and Strasbourger Pearson Tulcin Wolff Incorporated
10.3*	Form of Convertible Redeemable Preferred Stock Purchase Agreement between Magnetech Industrial Services, Inc. and the purchasers scheduled therein
10.4*	Form of Stock Purchase Agreement between the registrant and the purchasers scheduled therein
10.5*	Form of Subordinated Convertible Debenture Purchase Agreement among the registrant, Strasbourger Pearson Tulcin Wolff, Inc. and the purchasers scheduled therein
10.6*	Escrow Agreement dated April 26, 2004 among the registrant, Wilmington Trust Company and Strasbourger Pearson Tulcin Wolff Incorporated

Exhibit Number	Description

10.7a*	Funds Escrow Agreement dated August 24, 2005 among the registrant, Loeb & Loeb LLP and Laurus Master Fund, Ltd.
10.7b*	Funds Escrow Disbursement Letter/Joint Instructions dated August 24, 2005
10.8*	Security Agreement dated as of March 3, 2005 between the registrant and Strasbourger Pearson Tulcin Wolff Incorporated, as agent for purchasers of subordinated convertible debentures
10.9a*	Security and Purchase Agreement dated August 24, 2005 among Laurus Master Fund, Ltd., the registrant and subsidiaries of the registrant identified therein
10.9b	Amendment to Security and Purchase Agreement, dated October 19, 2005 among Laurus Master Fund, Ltd., the registrant and subsidiaries of the registrant identified therein
10.9c	Amendment to Security and Purchase Agreement, dated January 31, 2006 among Laurus Master Fund, Ltd., the registrant and subsidiaries of the registrant identified therein
10.10*	Pledge Agreement dated August 24, 2005 among Laurus Master Fund, Ltd., the registrant and certain subsidiaries of the registrant identified therein
10.11*	Guaranty dated August 24, 2005 made by certain subsidiaries of the registrant identified therein in favor of Laurus Master Fund, Ltd.
10.12*
Amendment Agreement dated October 19, 2005 among Laurus Master Fund, Ltd., the registrant and subsidiaries of the registrant identified therein, amending the Security and Purchase Agreement and related agreements and instruments

10.13*
Form of Subordination Agreement made among John Martell, Patricia Minehardt and Strasbourger Pearson Tulcin Wolff, Inc., as agent for the holders of subordinated convertible debentures, in favor of Laurus Master Fund, Ltd.

10.14*	Lease, commencing August 3, 2001, between JAM Summer Properties, LLC and Magnetech Industrial Services, Inc.
10.15*	Lease, commencing May 5, 2003, between JAM Bev Properties, LLC and Magnetech Industrial Services, Inc.
10.16*	Lease, commencing May 5, 2003, between JAM Walnut Properties, LLC and Magnetech Industrial Services, Inc.
10.17*	Lease, commencing March 1, 2002, between JAM Hutson Properties, LLC and Magnetech Industrial Services, Inc.
10.18*@	2005 Stock Option Plan of the registrant
10.19*@	Form of Stock Option Agreement under 2005 Stock Option Plan
10.20*@	2005 Restricted Stock Purchase Plan of the registrant
10.21*@	Employment Agreement dated September 30, 2005 between the registrant and John A. Martell
10.22*@	Employment Agreement dated September 30, 2005 between the registrant and James M. Lewis
10.23*@	Employment Agreement dated September 30, 2005 between the registrant and Richard J. Mullin
10.24*@	Employment Agreement dated September 30, 2005 between Magnetech Industrial Services, Inc. and William Wisniewski
10.25*@	Employment Agreement dated September 30, 2005 between Martell Electric, LLC and Anthony Nicholson
10.26*@	Employment Agreement dated September 30, 2005 between HK Engine Components, LLC and Cullen Burdette
10.27*	Asset Purchase Agreement dated July 9, 2001 between Magnetech Industrial Services, Inc. and Meade Industrial Services, Inc.
10.28*	Asset Purchase Agreement dated August 9, 2000 between Magnetech Industrial Services, Inc., Trans Tech Electric, Inc. and Delta Star Electric, Inc.
10.29*	Asset Purchase Agreement dated February 2002 between Magnetech Industrial Services, Inc. and Glenn C. Pollack chapter 11 trustee for Grand Eagle, Inc. and its affiliates.
10.30*	Asset Purchase Agreement dated as of November 26, 2004 between Martell Electric, LLC and Thompson, Inc.
10.31*	Asset Purchase Agreement dated as of March 4, 2005 among HK Machined Parts, LLC, HK Weston Properties, LLC and Hatch & Kirk, Inc.
10.32*	Asset Purchase Agreement dated as of March 4, 2005 between HK Cast Products, LLC f/k/a HK Engineered Castings, LLC and HK Castings, Inc.

Exhibit Number	Description

14*	Code of Business Conduct and Ethics
21*	Subsidiaries of the registrant
23.1*	Consent of Barnes & Thornburg LLP (included in its opinion filed as Exhibit 5)
23.2	Consent of Asher & Company, LTD.
24.1*	Power of Attorney of John A. Martell
24.2*	Power of Attorney of Richard J. Mullin
24.3*	Power of Attorney of James M. Lewis
24.4*	Power of Attorney of William J. Schmuhl, Jr.
24.5*	Power of Attorney of Richard A. Tamborski

* Previously filed.
@ Denotes a management contract or compensatory plan.

(b) See Schedule I - Valuation and Qualifying Accounts, included in the consolidated financial statements of the registrant in Part I of this Registration Statement.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Bend, State of Indiana, on April 19, 2006.

MISCOR GROUP, LTD.

By:	/s/ John A. Martell
John A. Martell, Chairman, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities indicated on April 19, 2006.

Signature	Title

/s/ John A. Martell	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)
John A. Martell

/s/ Richard J. Mullin	Chief Financial Officer (Principal Financial and Accounting Officer)
Richard J. Mullin

/s/ William J. Schmuhl, Jr.	Director
William J. Schmuhl, Jr.

/s/ Richard A. Tamborski	Director
Richard A. Tamborski

EXHIBIT INDEX

Exhibit Number	Description

3.1*	Amended and Restated Articles of Incorporation of the registrant
3.2*	Amended and Restated Code of By-Laws of the registrant dated September 23, 2005
4.1*	Specimen certificate of common stock
4.2*
Warrant Agreement, form of Joinder Agreement and form of common stock purchase warrant issued to designees of Strasbourger Pearson Tulcin Wolff Incorporated pursuant to Placement Agency Agreement dated April 26, 2004, filed as Exhibit 10.1 to this Registration Statement

4.3*
Form of common stock purchase warrant issued to designees of Strasbourger Pearson Tulcin Wolff Incorporated pursuant to Placement Agency Agreement dated January 25, 2005, filed as Exhibit 10.2 to this Registration Statement

4.4*
Form of common stock purchase warrant issued to purchasers of the registrant’s subordinated convertible debentures pursuant to Convertible Debenture Purchase Agreements with the registrant, filed as Exhibit 10.5 to this Registration Statement

4.5*	Common Stock Purchase Warrant dated August 24, 2005 issued to Laurus Master Fund, Ltd.
4.6*	Form of common stock purchase warrant issued to persons designated by Vertical Capital Partners, Inc.
4.7a*	Form of subordinated convertible debenture issued to purchasers pursuant to Convertible Debenture Purchase Agreements with the registrant, filed as Exhibit 10.5 to this Registration Statement
4.7b	Letter Agreement dated April 16, 2006, to extend maturity date of subordinated convertible debentures.
4.8*	Secured Revolving Note dated August 24, 2005 issued to Laurus Master Fund, Ltd.
4.9*	Secured Convertible Minimum Borrowing Note dated August 24, 2005 issued to Laurus Master Fund, Ltd.
4.10*	Secured Convertible Term Note dated August 24, 2005 issued to Laurus Master Fund, Ltd.
4.11*	Promissory Note dated January 1, 2004 issued by Magnetech Industrial Services, Inc. to John A. Martell
4.12*	Conversion Option dated September 12, 2005 among John A. Martell, Magnetech Industrial Services, Inc. and the registrant
4.13*
Form of Registration Rights Agreement between the registrant and the purchasers scheduled therein, made pursuant to Stock Purchase Agreement with the registrant, filed as Exhibit 10.4 to this Registration Statement

4.14*
Form of Registration Rights Agreement between the registrant and the purchasers scheduled therein, made pursuant to Subordinated Convertible Debenture Purchase Agreements, filed as Exhibit 10.5 to this Registration Statement

4.15*	Registration Rights Agreement dated August 24, 2005 between the registrant and Laurus Master Fund, Ltd.
5.1*	Opinion of Barnes & Thornburg LLP
10.1*	Placement Agency Agreement, dated April 26, 2004 between Magnetech Industrial Services, Inc. and Strasbourger Pearson Tulcin Wolff Incorporated
10.2*	Placement Agency Agreement dated January 25, 2005 between the registrant and Strasbourger Pearson Tulcin Wolff Incorporated
10.3*	Form of Convertible Redeemable Preferred Stock Purchase Agreement between Magnetech Industrial Services, Inc. and the purchasers scheduled therein
10.4*	Form of Stock Purchase Agreement between the registrant and the purchasers scheduled therein
10.5*	Form of Subordinated Convertible Debenture Purchase Agreement among the registrant, Strasbourger Pearson Tulcin Wolff, Inc. and the purchasers scheduled therein
10.6*	Escrow Agreement dated April 26, 2004 among the registrant, Wilmington Trust Company and Strasbourger Pearson Tulcin Wolff Incorporated
10.7a*	Funds Escrow Agreement dated August 24, 2005 among the registrant, Loeb & Loeb LLP and Laurus Master Fund, Ltd.

Exhibit Number	Description

10.7b*	Funds Escrow Disbursement Letter/Joint Instructions dated August 24, 2005
10.8*	Security Agreement dated as of March 3, 2005 between the registrant and Strasbourger Pearson Tulcin Wolff Incorporated, as agent for purchasers of subordinated convertible debentures
10.9a*	Security and Purchase Agreement dated August 24, 2005 among Laurus Master Fund, Ltd., the registrant and subsidiaries of the registrant identified therein
10.9b	Amendment to Security and Purchase Agreement, dated October 19, 2005 among Laurus Master Fund, Ltd., the registrant and subsidiaries of the registrant identified therein
10.9c	Amendment to Security and Purchase Agreement, dated January 31, 2006 among Laurus Master Fund, Ltd., the registrant and subsidiaries of the registrant identified therein
10.10*	Pledge Agreement dated August 24, 2005 among Laurus Master Fund, Ltd., the registrant and certain subsidiaries of the registrant identified therein
10.11*	Guaranty dated August 24, 2005 made by certain subsidiaries of the registrant identified therein in favor of Laurus Master Fund, Ltd.
10.12*
Amendment Agreement dated October 19, 2005 among Laurus Master Fund, Ltd., the registrant and subsidiaries of the registrant identified therein, amending the Security and Purchase Agreement and related agreements and instruments

10.13*
Form of Subordination Agreement made among John Martell, Patricia Minehardt and Strasbourger Pearson Tulcin Wolff, Inc., as agent for the holders of subordinated convertible debentures, in favor of Laurus Master Fund, Ltd.

10.14*	Lease, commencing August 3, 2001, between JAM Summer Properties, LLC and Magnetech Industrial Services, Inc.
10.15*	Lease, commencing May 5, 2003, between JAM Bev Properties, LLC and Magnetech Industrial Services, Inc.
10.16*	Lease, commencing May 5, 2003, between JAM Walnut Properties, LLC and Magnetech Industrial Services, Inc.
10.17*	Lease, commencing March 1, 2002, between JAM Hutson Properties, LLC and Magnetech Industrial Services, Inc.
10.18*@	2005 Stock Option Plan of the registrant
10.19*@	Form of Stock Option Agreement under 2005 Stock Option Plan
10.20*@	2005 Restricted Stock Purchase Plan of the registrant
10.21*@	Employment Agreement dated September 30, 2005 between the registrant and John A. Martell
10.22*@	Employment Agreement dated September 30, 2005 between the registrant and James M. Lewis
10.23*@	Employment Agreement dated September 30, 2005 between the registrant and Richard J. Mullin
10.24*@	Employment Agreement dated September 30, 2005 between Magnetech Industrial Services, Inc. and William Wisniewski
10.25*@	Employment Agreement dated September 30, 2005 between Martell Electric, LLC and Anthony Nicholson
10.26*@	Employment Agreement dated September 30, 2005 between HK Engine Components, LLC and Cullen Burdette
10.27*	Asset Purchase Agreement dated July 9, 2001 between Magnetech Industrial Services, Inc. and Meade Industrial Services, Inc.
10.28*	Asset Purchase Agreement dated August 9, 2000 between Magnetech Industrial Services, Inc., Trans Tech Electric, Inc. and Delta Star Electric, Inc.
10.29*	Asset Purchase Agreement dated February 2002 between Magnetech Industrial Services, Inc. and Glenn C. Pollack chapter 11 trustee for Grand Eagle, Inc. and its affiliates.
10.30*	Asset Purchase Agreement dated as of November 26, 2004 between Martell Electric, LLC and Thompson, Inc.
10.31*	Asset Purchase Agreement dated as of March 4, 2005 among HK Machined Parts, LLC, HK Weston Properties, LLC and Hatch & Kirk, Inc.
10.32*	Asset Purchase Agreement dated as of March 4, 2005 between HK Cast Products, LLC f/k/a HK Engineered Castings, LLC and HK Castings, Inc.
14*	Code of Business Conduct and Ethics
21*	Subsidiaries of the registrant
23.1*	Consent of Barnes & Thornburg LLP (included in its opinion filed as Exhibit 5)

Exhibit Number	Description

23.2	Consent of Asher & Company, LTD.
24.1*	Power of Attorney of John A. Martell
24.2*	Power of Attorney of Richard J. Mullin
24.3*	Power of Attorney of James M. Lewis
24.4*	Power of Attorney of William J. Schmuhl, Jr.
24.5*	Power of Attorney of Richard A. Tamborski
_______________________
* Previously filed.
@ Denotes a management contract or compensatory plan